As filed with the Securities and Exchange Commission on March 17, 1999
                                                   Registration No. ____________


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM S-4

                             REGISTRATION STATEMENT
                                      under
                           THE SECURITIES ACT OF 1933


                             VALLEY NATIONAL BANCORP
             (Exact name of registrant as specified in its charter)


                                   New Jersey
         (State or other Jurisdiction of Incorporation of Organization)


                                      6711
            (Primary Standard Industrial Classification Code Number)


                                   22-2477875
                      (I.R.S. Employer Identification No.)

                                1455 Valley Road
                             Wayne, New Jersey 07470
                                  973-305-8800
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

        Gerald H. Lipkin, Chairman, President and Chief Executive Officer
                             Valley National Bancorp
                                1455 Valley Road
                             Wayne, New Jersey 07470
                                  973-305-8800
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)


Please send copies of all communications to:

     RONALD H. JANIS, ESQ.                    RICHARD S. MILLER, ESQ.
    MICHAEL W. ZELENTY, ESQ.             Williams, Caliri, Miller & Otley
  Pitney, Hardin, Kipp & Szuch                     1428 Route 23
        200 Campus Drive                      Wayne, New Jersey 07040
Florham Park, New Jersey  07932                   (973) 694-0800
         (973) 966-6300

                  Approximate date of commencement of proposed sale to the public: At the Effective Date of the Merger, as defined in the Agreement and Plan of Merger dated as of December 17, 1998 (the "Merger Agreement"), among Valley National Bancorp ("Valley"), Valley National Bank ("VNB"), Ramapo Financial Corporation ("Ramapo"), and Ramapo's subsidiary, The Ramapo Bank ("TRB") attached as Appendix A to the Proxy Statement-Prospectus.

                  If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. |_|

                  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. |_| ___________

                  If this form is a post-effective amendment filed pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. |_| __________



                         CALCULATION OF REGISTRATION FEE

==================================== ============== ========================= ============================ ================
 Title of each class of securities   Amount to be       Proposed maximum      Proposed maximum aggregate      Amount of
         to be registered             registered       offering price per          offering price**         registration
                                                             unit**                                            fee***
    Common Stock, no par value        3,855,933             $25.0735             $96,681,843                 $26,878
                                        Shares*
==================================== ============== ========================= ============================ ================


* The number of shares of Valley Common Stock issuable in the Merger in exchange for shares of Ramapo Common Stock, assuming the Exchange Ratio of 0.425 set forth in the Merger Agreement, and assuming that all currently outstanding options to acquire shares of Ramapo Common Stock are exercised prior to the Effective Time of the Merger. The Registrant also registers hereby such additional shares of its common stock as may be issuable in the Merger pursuant to the anti-dilution provisions of the Merger Agreement.

** Estimated solely for the purpose of calculating the registration fee for the filing of this registration Statement on Form S-4 (the "S-4") pursuant to Rule 457(f)(1) under the Securities Act based on the Exchange Ratio of 0.425 and on the average ($10.65625) of the high ($10.6875) and low ($10.625) prices reported on the Nasdaq Stock Market (National Market) ("Nasdaq") for Ramapo Common Stock as of March 12, 1999, a date within five business days prior to the filing of the S-4.

*** $18,719 of this amount was previously paid in connection with the filing of the Preliminary Proxy Materials in connection with the Merger on February 19, 1999.


                  The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to
Section 8(a), may determine.

                                  [RAMAPO LOGO]



                 MERGER PROPOSED -- YOUR VOTE IS VERY IMPORTANT




         The Board of Directors of Ramapo Financial Corporation has approved the merger of Ramapo into Valley National Bancorp.

         In the merger, Ramapo shareholders will receive 0.425 shares of Valley common stock for each share of Ramapo common stock. Cash will be paid instead of fractional shares. If any stock split, stock dividend or similar transaction occurs prior to the closing, the 0.425 exchange ratio will be adjusted appropriately.

         Valley common stock is listed on the New York Stock Exchange under the symbol "VLY". Based on March 16, 1999 closing prices, 0.425 shares of Valley common stock had a value of $10.84.

         Ramapo shareholders will not be taxed on the exchange of Ramapo stock for Valley stock.

         When the merger is completed, Ramapo shareholders will own, not including any options, about 3,402,210 shares, or 5.8% of Valley's common stock.

         The merger cannot be completed unless Ramapo's shareholders approve it. We have scheduled a special meeting so you can vote on the merger. The Ramapo Board of Directors unanimously recommends that you vote to approve the merger.

         The date, time and place of the meeting are as follows:

         Tuesday, April 27, 1999
         4:00 P.M.
         Ramapo Financial Corporation
         64 Mountain View Boulevard
         Wayne, New Jersey 07470

         Only shareholders of record as of March 15, 1999 are entitled to attend and vote at the meeting.

         Your vote is very important. Whether or not you plan to attend the meeting, please take the time to vote by completing and mailing the enclosed proxy card to us. If you sign, date and mail your proxy card without indicating how you want to vote your proxy will be counted as a vote in favor of the merger.


[Insert Signature]

Mortimer J. O'Shea
President and Chief Executive Officer
Ramapo Financial Corporation


Neither the Securities and Exchange Commission, nor any bank regulatory agency, nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


          This proxy statement-prospectus is dated March __, 1999, and is first being mailed to Ramapo shareholders on March __, 1999.

                                TABLE OF CONTENTS

                                               Page
SUMMARY                                           1
      What this Document is About                 1
      Voting on the Merger                        1
      The Companies                               1
      The Merger                                  1
SUMMARY FINANCIAL DATA OF VALLEY                  6
SUMMARY FINANCIAL DATA OF RAMAPO                  7
COMPARATIVE PER SHARE DATA                        8
SUMMARY PRO FORMA FINANCIAL
      INFORMATION                                10
INTRODUCTION                                     11
FORWARD LOOKING STATEMENTS                       11
CERTAIN INFORMATION ABOUT VALLEY                 12
      General                                    12
      Valley National Bank                       12
CERTAIN INFORMATION ABOUT RAMAPO                 13
      General                                    13
      The Ramapo Bank                            13
THE MEETING                                      13
      Date, Time and Place                       13
      Purpose                                    14
      Board Recommendation                       14
      Record Date; Required Vote                 14
      Voting Rights; Proxies                     14
      Solicitation of Proxies                    15
      Quorum                                     15
THE PROPOSED MERGER                              16
      General Description                        16
      Consideration; Exchange Ratio;
         Cash instead of Fractional Shares       16
      Conversion of Ramapo Options               17
      Background of and Reasons for the Merger   17
      Interests of Certain Persons in the Merger 19
      Opinion of Ramapo's Financial Advisor      20
      Resale Considerations Regarding
         Valley Common Stock                     23
      Conditions to the Merger                   24
      Conduct of Business Pending the Merger     24
      Stock Option to Valley for Ramapo Shares   25
      Representations, Warranties and Covenants  26
      Regulatory Approvals                       26
      Management and Operations
         After the Merger                        26
      Exchange of Certificates                   27
      Amendments                                 27
      Termination                                27
      Accounting Treatment of the Merger         28
      Federal Income Tax Consequences            29
      No Dissenters' Rights                      30
PRO FORMA FINANCIAL INFORMATION                  30
DESCRIPTION OF VALLEY COMMON
      STOCK                                      35
      General                                    35
      Dividend Rights                            35
      Voting Rights                              35
      Liquidation Rights                         35
      Assessment and Redemption                  35
      Other Matters                              36
COMPARISON OF THE RIGHTS OF
   SHAREHOLDERS OF VALLEY AND
   RAMAPO                                        36
      Voting Requirements                        36
      Cumulative Voting                          36
      Classified Board of Directors              37
      Dividends                                  37
      By-laws                                    37
      Limitations of Liability of Directors
         and Officers                            37
      Preferred Stock                            37
SHAREHOLDER PROPOSALS                            38
INFORMATION INCORPORATED BY
      REFERENCE                                  38
OTHER MATTERS                                    39
LEGAL OPINION                                    39
EXPERTS                                          39

APPENDIX A    Merger Agreement                  A-1
APPENDIX B    Stock Option Agreement            B-1
APPENDIX C    Danielson Fairness Opinion        C-1

                     HOW TO GET COPIES OF RELATED DOCUMENTS

         This document incorporates important business and financial information about Valley National Bancorp and Ramapo Financial Corporation that is not included in or delivered with this document. Ramapo shareholders may receive the information free of charge by writing or calling the persons listed below. For Valley documents, make your request to Alan D. Eskow, Corporate Secretary, Valley National Bancorp, 1455 Valley Road, Wayne, New Jersey 07470; telephone number (973) 305-8800. For Ramapo documents, make your request to Janet M.
Maloy, Corporate Secretary, Ramapo Financial Corporation, 64 Mountain View Boulevard, Wayne, New Jersey 07470; telephone number (973) 305-4102. We will respond to your request within one business day by sending the requested documents by first class mail or other equally prompt means. In order to ensure timely delivery of the documents in advance of the meeting, any request should be made by April 20, 1999.

                                     SUMMARY

This is a summary of certain information regarding the proposed merger and the shareholder meeting to vote on the merger. We urge you to carefully read the entire proxy statement-prospectus, including the appendixes, before deciding how to vote.

What this Document is About

         The Board of Directors of Ramapo Financial Corporation has approved the merger of Ramapo into Valley National Bancorp. The merger cannot be completed unless the shareholders of Ramapo approve it. The Ramapo Board has called a special meeting of Ramapo shareholders to vote on the merger. This document is the proxy statement used by the Ramapo Board to solicit proxies for the meeting. It is also the prospectus of Valley regarding the Valley common stock to be issued if the merger is completed.

Voting  on the Merger
Shares Entitled to Vote...    The Ramapo  Board has  selected  March 15, 1999 as
                              the  record  date  for  the  meeting.  Each of the
                              8,151,449    shares   of   Ramapo   common   stock
                              outstanding on the record date are entitled to vote at the meeting.

Vote Required to Approve
the Merger..................  The   affirmative   vote  of  a  majority  of  the
                              shareholders present in person or by proxy and entitled to vote is required to approve the merger.

The Companies

Valley....................    Valley,  a New  Jersey  corporation,  is the  bank
                              holding company for Valley  National Bank.  Valley
                              National  Bank is a  national  bank that  operates
                              over 100 branches  located in northern New Jersey.
                              At  December  31,  1998,  Valley had  consolidated
                              assets  of  $5.5   billion.   Valley's   principal
                              executive offices are located at 1455 Valley Road, Wayne, New Jersey 07470 and its telephone number is (973) 305-8800.

Ramapo......................  Ramapo,  a New  Jersey  corporation,  is the  bank holding company for The Ramapo Bank. The Ramapo Bank is a New Jersey-chartered commercial bank that operates eight branches located in northern New Jersey. At December 31, 1998, Ramapo had consolidated assets of $338 million. Ramapo's principal executive offices are located at 64 Mountain View Boulevard, Wayne, New Jersey 07470 and its telephone number is (973) 696-6100.

The Merger

General Description.......    Ramapo will merge with Valley,  with Valley as the
                              surviving entity. The merger will occur on a date selected by Valley, within ten business days after all material conditions to closing have been met or any other date on which Valley and Ramapo agree. Valley and Ramapo have tentatively selected
                              June 11, 1999 as the closing date. The terms of the proposed merger are set forth in a merger agreement signed by Ramapo and Valley and their bank subsidiaries. A copy of the merger agreement is attached as Appendix A to this document and is incorporated herein by reference. Consideration to Ramapo Shareholders; 0.425

Exchange Ratio..............  In the merger,  you will  receive  0.425 shares of
                              Valley common stock for each share of Ramapo common stock. If there is any stock split, stock dividend or similar transaction affecting Valley common stock prior to the closing, the 0.425 exchange ratio will be adjusted appropriately.

Cash Instead of Fractional
Shares......................  You will not receive  fractional  shares of Valley common stock in the merger. Instead you will receive, without interest, cash equal to the fractional share interest you otherwise would have received, multiplied by the value of Valley common stock. For this purpose, Valley stock will be valued at the average of its closing prices during a ten day trading period ending five days prior to the merger.

No Dissenters Rights........  You do not have dissenters' rights of appraisal in connection with the merger.


Tax-Free Nature of the
Merger.....................   Valley's counsel,  Pitney,  Hardin,  Kipp & Szuch,
                              has  delivered  its  opinion  that the merger will
                              qualify   as  a   tax-free   reorganization.   The
                              conversion of Ramapo stock into Valley stock will be tax-free for Valley, Ramapo and the Ramapo shareholders. Ramapo shareholders will recognize no taxable gain or loss until they sell the Valley common stock that they receive in the merger. The basis of the Valley common stock received by each Ramapo shareholder will be the basis of the Ramapo common stock converted in connection with the merger. The holding period of the Valley common stock will include the holding period of the Ramapo common stock converted.

                              We urge you to read the more complete description of the merger's tax consequences on page 29 and to consult your own tax advisors regarding the specific tax consequences of the merger to you under applicable tax laws.

Exchanging Your Stock
Certificates................  Promptly  after the merger  occurs,  the  exchange agent will send you letters of transmittal and instructions for exchanging your Ramapo stock certificates into Valley stock certificates. You should not send in your stock certificates until you receive instructions from the exchange agent.

Second Quarter 1999
Dividends...................  Valley  and  Ramapo   have   agreed  to  pay  cash
                              dividends  to Ramapo  shareholders  for the second
                              quarter of 1999  equivalent to the  dividends they
                              would  receive  as Valley  shareholders  after the
                              merger.  Thus, if Valley's second quarter dividend
                              record date falls  after the merger is  completed,
                              Ramapo will not pay second  quarter cash dividends
                              and  Ramapo   shareholders   who   become   Valley
                              shareholders in the merger will receive second quarter cash dividends from Valley. If Valley's second quarter dividend record date falls before the merger is completed, then Ramapo will pay second quarter cash dividends at a rate which is equivalent to Valley's cash dividends, and Ramapo shareholders who became Valley shareholders in the merger wil not receive any additional second quarter cash dividends from Valley.

Reselling the Stock You
Receive in the Merger.......  The shares of Valley  common stock to be issued in the merger will be registered under the Securities Act of 1933. Except as noted in this paragraph, and in more detail in the section "Resale Considerations Regarding Valley Common Stock" on pages 23-24, you may freely transfer those shares after you receive them. Ramapo has identified its directors, executive officers and others who may be deemed its "affiliates." Those persons have entered into agreements restricting their ability to transfer the shares they will get in the merger.

Conversion of Ramapo Stock
Options.....................  In the  merger,  holders of  options  to  purchase
                              Ramapo common stock will receive options to purchase Valley common stock. The new options will have the same terms and conditions as the old options, except that the number of shares and the exercise price will be adjusted to reflect the
                              0.425 exchange ratio.

Reasons for the Merger.....   As  part  of  Ramapo's  strategic  review,   which
                              included working with a consultant, Ramapo's Board
                              determined   that  the   interests   of   Ramapo's
                              shareholders, and specifically the return on their investment, would be best served by a merger with a larger institution at this time. Valley entered into the merger agreement as part of Valley's ongoing strategy of growth through acquisitions.

Opinion of Ramapo's
Financial Advisor...........  Danielson  Associates,  Inc. is Ramapo's financial advisor on the merger. As of the date of this proxy statement, Danielson considers the merger to be fair to Ramapo shareholders from a financial point of view. A copy of Danielson's opinion, is included as Appendix C to this document. For information on how Danielson arrived at its opinion, see pages 20-23.

Differences in
Share-holders' Rights.......  In  the   merger,   you   will   become  a  Valley
                              shareholder. Your rights as a Ramapo shareholder are currently governed by New Jersey corporate law and Ramapo's certificate of incorporation and by-laws. The rights of Valley shareholders are governed by New Jersey corporate law and Valley's certificate of incorporation and by-laws. The rights of Ramapo and Valley shareholders differ with respect to voting requirements and various other matters. See pages 36-37.

Conditions to the Merger....  Completion of the merger is contingent on a number of conditions, including:

                              * Approval of the merger by Ramapo shareholders at
                                the meeting;

                              * Receipt of  bank  regulatory  approvals;

                              * Receipt  of an  updated  opinion from Valley's
                                counsel regarding the tax-free nature of the merger; this condition will not be waived without resoliciting the vote of Ramapo shareholders;

                              * Receipt of a letter from Valley's independent
                                public accountants regarding qualification of the merger for pooling-of-interests accounting; and

                              * Receipt of the  fairness  opinion of  Danielson,
                                which  is  Appendix C to this document.

OCC Approval................  Completion of the merger requires  approval by the
                              Office of the Comptroller of the Currency. OCC approval does not constitute an endorsement of the merger or a determination that the terms of the merger are fair to Ramapo shareholders. Valley and Ramapo have applied for OCC approval, and expect to receive it. However, we can not assure you that it will be granted, or that it will be granted on a timely basis without conditions unacceptable to Valley.

Terminating    the    Merger
Agreement...................  Ramapo can terminate  the merger  agreement if the average closing price of Valley common stock during a ten trading day period ending five days before the merger is less than $23.50. Valley can terminate the merger agreement if Ramapo's net operating income falls below specified target levels during any fiscal quarter after September 30, 1998. Either Ramapo or Valley can terminate the merger agreement if the merger has not been completed by September 30, 1999. For a more complete description of these and other termination rights available to Ramapo and Valley, see pages 27-28.

Amending the Merger
Agreement...................  Valley and  Ramapo may amend the merger  agreement any time before the merger is completed. However, an amendment to decrease the exchange ratio and certain other types of amendments cannot be made following adoption of the merger agreement by Ramapo shareholders without obtaining their approval.

Pooling Accounting
Treatment of the Merger.....  Valley  expects  to  account  for the  merger as a
                              pooling-of-interests  for  financial   reporting
                              purposes. One of the conditions to Valley's and Ramapo's obligations to close the merger is that Valley receives a letter from its independent public accountants regarding qualification of the merger for pooling accounting treatment.

Ramapo has Agreed Not to
Solicit Alternative
Transactions................  In the merger agreement,  Ramapo has agreed not to encourage, negotiate with, or provide any information to any person other than Valley concerning an acquisition transaction involving Ramapo or The Ramapo Bank. However, Ramapo may take certain of these actions if its Board of Directors determines that it should do so. This determination by the Board must be made after the Board consults with counsel, and must be based on the Board's fiduciary duties. This restriction, along with the option described in the following paragraph, may deter other potential acquirors of control of Ramapo.

Ramapo has Granted Valley a
Stock Option................  As a condition to Valley  entering into the merger agreement, Valley required that Ramapo grant Valley a stock option that was designed to deter other companies from attempting to acquire control of Ramapo. The option gives Valley the right to purchase for $7.50 per share up to 1,608,159 shares of Ramapo common stock, representing 19.9% of the outstanding Ramapo shares when the option was granted. The option is exercisable only if certain specific triggering events occur and the merger does not occur. Valley has no right to vote the shares covered by the option prior to its exercise.

                              Valley could recognize a gain if it exercises the option and resells the shares it acquires for more than the exercise price. The option may deter other potential acquirors of Ramapo, since it would probably increase the cost of acquiring all the shares of Ramapo common stock. Valley's exercise of the option could also make pooling-of-interests accounting treatment unavailable to another potential acquiror. The agreement granting the option is set forth as Appendix B to this document.

Financial Interests of
Ramapo's Directors and
Officers in the Merger......  The  merger  agreement  provides  that  Valley and
                              Valley National Bank will each appoint Richard S. Miller to its Board of Directors upon completion of the merger. Mr. Miller is currently a director of Ramapo and The Ramapo Bank.

                              The merger agreement also provides that Valley will indemnify the directors and officers of Ramapo against certain liabilities for a six-year period following completion of the merger.

                              At the March 15, 1999 record date, directors and executive officers of Ramapo and their affiliates of Ramapo owned 374,049 shares or 4.59% of the Ramapo common stock.

                              For additional information on the benefits of the merger to Ramapo management, see pages 19-20.

                        SUMMARY FINANCIAL DATA OF VALLEY


         We summarize below certain historical consolidated financial data for Valley. The data presented for the years 1994 through 1998, and as of the end of those years, comes from Valley's audited consolidated financial statements. Valley's audited consolidated financial statements as of December 31, 1998 and 1997, and for each of the years in the three-year period ended December 31, 1998, are incorporated by reference in this document. See pages 38-39.

         The "per common share data" below has been restated to give retroactive effect to stock splits and stock dividends.



                                                          At or For Years Ended December 31,
                                        -----------------------------------------------------------------------
                                           1998            1997           1996          1995           1994
                                         ----------     -----------    -----------    ----------    -----------
                                                    (Dollars in thousands, except per share data)
INCOME STATEMENT DATA:
Interest income                         $   389,656    $    387,084   $    368,626   $    358,484    $   329,916
Interest expense                            160,104         165,885        162,791        160,276        130,002
                                        ------------   -------------  -------------  -------------   ------------
Net interest income                         229,552         221,199        205,835        198,208        199,914
Provision for possible loan losses           12,370          12,650          3,556          3,321          6,300
                                        ------------   -------------  -------------  -------------   ------------
Net interest income after
provision                                   217,182         208,549        202,279        194,887        193,614
  For possible loan losses
Non-interest income                          43,073          43,012         30,236         24,721         27,666
Non-interest expense                        134,757         129,218        124,532        109,674        109,513
                                        ------------   -------------  -------------  -------------   ------------
Income before income taxes                  125,498         122,343        107,983        109,934        111,767
Income taxes                                 28,150          35,397         36,479         42,030         41,804
                                        ============   =============  =============  =============   ============
Net income                              $    97,348    $     86,946   $     71,504   $     67,904    $    69,963
                                        ============   =============  =============  =============   ============

 PER COMMON SHARE DATA:
 Earnings per share:
   Basic                                $      1.77    $       1.58   $       1.33   $       1.24     $     1.27
   Diluted                                     1.75            1.57           1.33           1.24           1.26
 Book value                                   10.06            9.23           8.16           7.94           7.05
 Dividends                                     0.97            0.85           0.76           0.72           0.69

 RATIOS:
 Return on average assets                      1.82%           1.63%          1.37%          1.34%          1.42%
 Return on average equity                     18.47           17.93          15.74          15.99          17.96

 FINANCIAL CONDITION DATA:
 Total assets                           $ 5,541,207    $  5,360,698   $  5,359,628   $  5,217,900     $4,996,980
 Investment securities held to              237,410         166,615        260,074        329,131        968,471
maturity
 Investment securities available            927,481       1,090,638      1,070,565      1,243,540        751,036
for sale
 Trading account securities                   1,592              --             --             --             --
 Loans (net of unearned income)           3,977,850       3,803,434      3,618,462      3,165,417      2,949,451
 Allowance for possible loan losses          49,868          48,542         47,811         45,580         47,448
 Deposits                                 4,674,689       4,602,321      4,746,012      4,645,955      4,409,250
 Shareholders' equity                       555,787         509,303        467,295        449,737        395,154



                        SUMMARY FINANCIAL DATA OF RAMAPO

         On this page, we summarize certain selected historical consolidated financial data for Ramapo. The data presented for the years 1994 through 1998, and as of the end of those years, comes from Ramapo's audited consolidated financial statements. Ramapo's audited consolidated financial statements as of December 31, 1998 and 1997, and for each of the years in the three-year period ended December 31, 1998, are incorporated by reference in this document. See pages 38-39.



                                                          At or For Years Ended December 31,
                                        -----------------------------------------------------------------------
                                           1998            1997           1996          1995           1994
                                         ----------     -----------    -----------    ----------    -----------
                                                    (Dollars in thousands, except per share data)
INCOME STATEMENT DATA:
Interest income                          $  21,637    $     19,734   $     18,218   $    18,343   $     14,919
Interest expense                             7,554           6,297          5,804         6,106          4,958
                                        -----------   -------------  -------------  ------------  -------------
Net interest income                         14,083          13,437         12,414        12,237          9,961
Provision for possible loan losses             275             480            400           500          1,221
                                        -----------   -------------  -------------  ------------  -------------
Net interest income after
provision                                   13,808          12,957         12,014        11,737          8,740
  for possible loan losses
Non-interest income                          2,301           2,182          2,374         2,447          3,322
Non-interest expense                         9,956          10,028         10,054        12,148         13,324
                                        -----------   -------------  -------------  ------------  -------------
Income (loss) before income
  taxes (benefit)                            6,153           5,111          4,334         2,036         (1,262)
Income taxes (benefit)                       2,230           1,906          1,278        (4,212)          (285)
                                        ===========   =============  =============  ============  =============
Net income (loss)                       $    3,923    $      3,205   $      3,056   $     6,248   $       (977)
                                        ===========   =============  =============  ============  =============

 PER COMMON SHARE DATA:
 Earnings (loss) per share:
   Basic                                $     0.48    $       0.40   $       0.38   $      0.76   $      (0.38)
   Diluted                                    0.46            0.38           0.37          0.75          (0.38)
 Book value                                   4.19            3.86           3.59          3.28           2.47
 Dividends                                    0.15            0.12           0.04            --             --

 RATIOS:
 Return on average assets                     1.25%           1.17%          1.23%         2.56%         (0.42)%
 Return on average equity                    12.06           10.66          11.09         27.85          (9.04)

 FINANCIAL CONDITION DATA:
 Total assets                           $  337,762    $    285,727   $    271,524   $   246,516   $    238,216
 Investment securities held to              49,480          40,438         26,395        20,030          3,485
maturity
 Investment securities available            95,707          48,556         41,648        39,328         17,763
for sale
 Loans (net of unearned income)            169,799         169,106        165,070       160,580        164,345
 Allowance for possible loan losses          4,773           4,628          5,115         4,853          6,501
 Deposits                                  295,460         249,760        239,889       217,062        211,864
 Shareholders' equity                       34,022          31,297         29,036        27,249         21,755



                           COMPARATIVE PER SHARE DATA


         On this page, we set forth the earnings per share, period-end book value per share and cash dividends per share for the common stock of Valley and Ramapo for the periods noted. The data is set forth on an historical and pro forma basis, as well as pro forma equivalent per share data for Ramapo. Ramapo pro forma equivalent per share data is computed by multiplying the pro forma combined per share data (giving effect to the merger) by the 0.425 exchange ratio used in the merger. The historical per share data were derived from the financial statements of Valley and Ramapo that are incorporated by reference herein. The pro forma combined share data were derived after giving effect to the merger as if it occurred at the beginning of the period presented using the pooling-of-interests method of accounting.

         The historical per share data for Valley has been restated to retroactively reflect the effect of stock dividends and stock splits. See "Pro Forma Financial Information" on pages 30-34; "Summary Financial Data of Valley" on page 6; and "Summary Financial Data of Ramapo" on page 7.



                                                                                                Pro Forma
                                                                                  Pro Forma     Equivalent
                                                                                   Combined        per
                                                     Historical    Historical       Valley        Ramapo
                                                       Valley        Ramapo        and Ramapo     Share
            Year Ended December 31, 1998
            Earnings Per Share
                     Basic........................  $    1.77     $    0.48     $    1.73      $    0.74
                     Diluted......................       1.75          0.46          1.71           0.73
            Book Value Per Share..................      10.06          4.19         10.05           4.27
            Cash Dividends Per Share..............       0.97          0.15          0.97           0.41

            Year Ended December 31, 1997
            Earnings Per Share
                     Basic........................  $    1.58     $    0.40     $    1.55      $    0.66
                     Diluted......................       1.57          0.38          1.53           0.65
            Book Value Per Share..................       9.23          3.86          9.22           3.92
            Cash Dividends Per Share .............       0.85          0.12          0.85           0.36

            Year Ended December 31, 1996
            Earnings Per Share
                     Basic........................  $    1.33     $    0.38     $    1.31      $    0.56
                     Diluted......................       1.33          0.37          1.30           0.55
            Book Value Per Share..................       8.16          3.59          8.18           3.48
            Cash Dividends Per Share..............       0.76          0.04          0.76           0.32



         The first table below presents, for the periods indicated, the high and low closing prices per share of Valley common stock and Ramapo common stock. The closing prices of Valley common stock have been restated to give retroactive effect to stock dividends and stock splits. The second table presents information concerning the last closing price of Valley common stock and of Ramapo common stock on December 16, 1998, the last business day before the merger was announced, and on March 16, 1999, a date shortly before the date of this proxy statement-prospectus. The second table also presents the equivalent value of Valley common stock per Ramapo share which is computed by multiplying the last closing price of Valley common stock on the dates indicated by the
0.425 exchange ratio. Valley common stock is listed on the New York Stock Exchange and Ramapo common stock is traded on the Nasdaq National Market System. We urge you to obtain current market quotations for Valley common stock and Ramapo common stock. Because the exchange ratio is fixed and trading prices fluctuate, Ramapo shareholders are not assured of receiving any specific market value of Valley common stock. The price of Valley common stock when the merger becomes effective may be higher or lower than its price when the merger agreement was signed, when this proxy statement was mailed or when Ramapo shareholders meet to vote on the merger.



                                                  Closing Sale                               Closing Sale
                                                 Price Per Share                            Price Per Share
                                                    of Valley                                  of Ramapo
                                                  Common Stock                               Common Stock

                                            High                 Low                    High               Low
1997:
First Quarter......................     $    21.14           $    19.33             $     6.31         $      5.00
Second Quarter.....................          22.41                20.38                   6.50                5.63
Third Quarter......................          25.34                21.91                   8.06                6.19
Fourth Quarter.....................          32.20                25.05                   9.64                7.75

1998:
First Quarter......................     $    33.70           $    28.20             $     8.88         $      7.63
Second Quarter.....................          34.09                29.00                   8.25                7.13
Third Quarter......................          35.50                26.13                   8.38                6.13
Fourth Quarter.....................          29.94                25.13                  11.13                4.75

1999:
First Quarter
(through March 16, 1999)...........     $    29.31            $   25.13             $    11.69         $     10.25


                                                                                                  Equivalent
                                       Closing Sale                 Closing Sale                Value of Valley
                                     Price Per Share               Price Per Share             Common Stock Per
                                        of Valley                     of Ramapo                 Share of Ramapo
                                       Common Stock                 Common Stock                 Common Stock
Date

December 16, 1998....................     $28.44                      $  7.75                       $12.09
March 16, 1999.......................      25.50                        10.56                        10.84



                     SUMMARY PRO FORMA FINANCIAL INFORMATION

         The following tables present certain unaudited combined condensed financial information derived from the unaudited pro forma financial information for the periods and at the dates indicated. The pro forma combined information gives effect to the proposed merger accounted for as a pooling of interests, as if the merger had been consummated for statement of income purposes on the first day of the applicable periods and for balance sheet purposes on December 31, 1998. See "Pro Forma Financial Information" on pages 30-34. The Summary Pro Forma Financial Information is based on the historical financial statements of Valley and Ramapo incorporated by reference herein. See pages 38-39. The Summary Pro Forma Financial Information assumes a 0.425 exchange ratio. Valley's historical earnings per share have been restated to give retroactive effect to stock dividends and splits.

         The Summary Pro Forma Financial Information should be read in conjunction with the Pro Forma Financial Information and the related notes thereto on pages 30-34 and the consolidated financial statements and related notes incorporated by reference in this document. The Summary Pro Forma Financial Information does not necessarily indicate the results of operations which would have been achieved had the merger been consummated as of the beginning of the periods for which the data are presented and should not be construed as being representative of future periods.



                                                                     At or For Years Ended December 31,
                                                                ----------------------------------------------
                                                                      1998           1997          1996
                                                                   -----------     ----------    ----------
                                                                (Dollars in thousands, except per share data)
Income Statement Data:
Net interest income...........................................     $  243,635     $  234,636    $  218,249
Provision for possible loan losses............................         12,645         13,130         3,956
Net interest income after provision for possible loan losses..        230,990        221,506       214,293
Income before income taxes....................................        131,651        127,454       112,317
Net income....................................................        101,271         90,151        74,560
Earnings per common share:
         Basic................................................           1.73           1.55          1.31
         Diluted..............................................           1.71           1.53          1.30


Financial Condition Data:
Total assets..................................................     $5,878,969
Total deposits................................................      4,970,149
Total shareholders' equity....................................        589,809
Book value per common share...................................          10.05



                                  INTRODUCTION

         The Board of Directors of Ramapo Financial Corporation and Valley National Bancorp have approved an Agreement and Plan of Merger, dated as of December 17, 1998, among Valley, Valley's subsidiary, Valley National Bank, Ramapo and Ramapo's subsidiary, The Ramapo Bank. The merger agreement provides for Ramapo to be merged with Valley, with Valley as the surviving corporation. The merger cannot be completed unless the shareholders of Ramapo approve it.

         This document serves two purposes. It is the proxy statement being used by the Ramapo Board to solicit proxies for use at a special Ramapo shareholders' meeting called by the Board to seek approval of the merger agreement. It is also the prospectus of Valley regarding the Valley common stock to be issued if the merger is completed. Thus, we sometimes refer to this document as the proxy statement-prospectus.

         This document describes the merger agreement in detail. A copy of the merger agreement is attached as Appendix A to this document and is incorporated herein by reference. We urge you to read this entire document and the appendixes carefully.

         All information and statements contained or incorporated by reference in this document about Ramapo were supplied by Ramapo and all information and statements about Valley were supplied by Valley.

         No person has been authorized to give any information or to make any representation other than what is included in this document. If any information or representation is given or made, it must not be relied upon as having been authorized.


                           FORWARD LOOKING STATEMENTS

         This document contains and incorporates by reference certain forward looking statements regarding the financial condition, results of operations and business of Valley and Ramapo. These statements are not historical facts and include expressions about Valley's and/or Ramapo's

            *  confidence,

            *  strategies and expressions about earnings,

            *  new and existing programs and products,

            *  relationships,

            *  opportunities,

            *  technology and

            *  market conditions.

You may identify these statements by looking for

            *  forward-looking   terminology,   like   "expect,"   "believe"  or
               "anticipate," or

            *  expressions of confidence like "strong" or "on-going," or

            *  similar statements or variations of those terms.

         These forward-looking statements involve certain risks and uncertainties. Actual results may differ materially from the results the forward looking statements contemplate because of, among others, the following possibilities:

            *  Valley  does  not  realize   expected  cost  savings  or  revenue
               enhancements from the merger as anticipated;

            * deposit attrition, customer loss or revenue loss following the merger is greater than expected;

            * competitive pressure in the banking and financial services industry increases significantly;

            *  changes occur in the interest rate environment;

            * Valley's or Ramapo's Year 2000 compliance program does not effectively address Year 2000 computer problems; and

            * general economic conditions, either nationally or in the state of New Jersey, are less favorable than expected.

Neither   Valley  nor  Ramapo   assumes  any   obligation   for   updating   its
forward-looking statements at any time.


                        CERTAIN INFORMATION ABOUT VALLEY

General

         Valley, a New Jersey corporation, was organized in 1983 as a holding company for Valley National Bank. Valley indirectly owns additional subsidiaries through Valley National Bank. Valley is registered as a bank holding company with the Board of Governors of the Federal Reserve System under the Bank Holding Company Act.

         As of December 31, 1998, Valley had:

            *  consolidated assets   $5.5 billion

            *  deposits              $4.7 billion

            *  shareholders' equity  $555.8 million

            *  loans                 $4.0 billion

         Valley's principal executive offices and telephone number are:

              1455 Valley Road
              Wayne, New Jersey 07470
              (973) 305-8800

Valley National Bank

         Valley National Bank, a wholly owned subsidiary of Valley, is a national banking association chartered in 1927 under the laws of the United States. Valley National Bank is a member of the Federal Reserve System and the FDIC insures its deposits. Valley National Bank maintains its principal office in Wayne, New Jersey and operates over 100 branches in northern New Jersey.

         Valley National Bank provides a full range of commercial and retail bank services, including:

             * accepting demand, savings and time deposits

             * extension of credit, including
                  consumer loans
                  real estate loans
                  Small Business Administration loans
                  other commercial credits

             * full personal and corporate trust services, including
                  pension services
                  fiduciary services

         Valley National Bank has several wholly owned subsidiaries, including:

            * a mortgage servicing company which services loans for others as well as the bank

            *  an  investment   company  which  holds,   maintains  and  manages
               investments for the bank

            *  a subsidiary which owns and services auto loans

            * an Edge Act Corporation that owns a finance company located in Toronto, Canada.


                        CERTAIN INFORMATION ABOUT RAMAPO

General

         Ramapo, a New Jersey corporation, was organized in 1970. Its principal subsidiary is The Ramapo Bank. Ramapo indirectly owns additional subsidiaries through The Ramapo Bank. These include an investment company, and several real estate holding corporations. Ramapo is registered as a bank holding company with the Board of Governors of the Federal Reserve System under the Bank Holding Company Act.

         At December 31, 1998 Ramapo had:

             * consolidated assets   $337.8 million

             * deposits              $295.5 million

             * shareholders' equity  $ 34.0 million

             * loans                 $170.0 million

         Ramapo's principal executive offices and telephone number are:

              64 Mountain View Boulevard
              Wayne, New Jersey 07470
              (973) 696-6100


The Ramapo Bank

         The Ramapo Bank, a wholly owned subsidiary of Ramapo, is a commercial bank chartered under the laws of the State of New Jersey in 1967. The Ramapo Bank's deposits are insured by the FDIC. Its principal office is in Wayne, New Jersey, and it operates eight branch offices in Passaic, Essex and Morris Counties in New Jersey. The Ramapo Bank provides a full range of commercial and retail banking services.


                                   THE MEETING

Date, Time and Place

         This document solicits, on behalf of the Ramapo Board, proxies to be voted at a special meeting of Ramapo shareholders and at any adjournments or postponements thereof. The meeting is scheduled for:

              Tuesday, April 27, 1999
              4:00 P.M.
              Ramapo Financial Corporation
              64 Mountain View Boulevard
              Wayne, New Jersey 07470


Purpose

         At the meeting, Ramapo shareholders will consider and vote on:

         *  approval and adoption of the merger agreement
         *  any other matters that may properly be brought before the meeting.

Board Recommendation

         The Ramapo Board of Directors has unanimously approved the merger agreement and unanimously recommends a vote FOR approval and adoption of the merger agreement.


Record Date; Required Vote

         The Ramapo Board has fixed the close of business on March 15, 1999 as the record date for the meeting. Only holders of record of Ramapo common stock at that time are entitled to get notice of the meeting and to vote at the meeting. On the record date, there were 8,151,449 shares of Ramapo common stock outstanding. Each of those shares will be entitled to one vote on each matter properly submitted to the meeting.

         The merger cannot be completed without Ramapo shareholder approval. The affirmative vote of a majority of those shareholders present in person or by proxy and entitled to vote is required to approve the merger agreement.

         On the March 15, 1999 record date, the directors and executive officers of Ramapo as a group beneficially owned 374,049 shares of Ramapo common stock, representing 4.59% of the issued and outstanding shares. These figures are calculated without counting shares that could be acquired by exercising stock options since the shares underlying those options cannot be voted at the meeting. In connection with the execution of the merger agreement, the directors of Ramapo and The Ramapo Bank agreed to vote all the shares they beneficially own FOR the merger agreement.

         The matters to be considered at the meeting are of great importance to the shareholders of Ramapo. Accordingly, we urge you to read and carefully consider the information presented in this proxy statement-prospectus, and to complete, date, sign and promptly return the enclosed proxy in the enclosed postage paid envelope.

Voting Rights; Proxies

         If you properly execute a proxy card and send it to Ramapo in a timely manner, your proxy will be voted in accordance with the instructions you indicate on the proxy card, unless you revoke your proxy prior to the vote. If you send us a proxy card that does not instruct us how to vote, your shares will be voted FOR approval and adoption of the merger agreement.

         The Ramapo Board is not aware of any matters that will come before the meeting other than the vote on the merger. If any other matters come before the meeting, the persons named on the enclosed proxy card will have the discretion to vote on those matters using their best judgment, unless you specifically withhold that authorization when you complete your proxy card.

         You may revoke any proxy that you give at any time before it is used to cast your vote. Simply showing up at the meeting will not automatically revoke your proxy. To revoke a proxy, you must either file a written notice of revocation with the Ramapo Corporate Secretary, or deliver a properly executed proxy with a later date to the Ramapo Corporate Secretary. The Ramapo Corporate Secretary will be in attendance at the meeting and, prior thereto, can be reached at the following address:

              Janet M. Maloy
              Corporate Secretary
              Ramapo Financial Corporation
              64 Mountain View Boulevard
              Wayne, New Jersey 07470

         The election inspectors appointed for the meeting, who will determine whether or not a quorum is present, will tabulate votes cast by proxy or in person at the meeting. Abstentions and "broker non-votes" will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Abstentions occur when proxies are marked as abstentions, or when shareholders appear in person but abstain from voting. "Broker non-votes" occur when a broker indicates on a proxy that it does not have discretionary authority regarding certain shares.

Solicitation of Proxies

         In addition to using the mails, the directors, officers and employees of Ramapo may solicit proxies for the meeting from shareholders in person or by telephone. These directors, officers and employees will not be specifically compensated for their services. Ramapo expects to retain Corporate Investor Communications, Inc., a proxy-soliciting firm, to assist it in soliciting proxies. Ramapo anticipates that it will pay to Corporate Investor
Communications fees and reimburse its out-of-pocket expenses, with the total amount not exceeding $5,000. Ramapo will also make arrangements with brokerage firms and other custodians, nominees and fiduciaries to send proxy materials to their principals and will reimburse those parties for their expenses in doing so. Ramapo will bear all costs of soliciting proxies for the meeting.

Quorum

         The presence, in person or by proxy, of at least a majority of the Ramapo common stock issued and outstanding and entitled to be voted at the meeting is necessary to constitute a quorum.

                               THE PROPOSED MERGER

         A copy of the merger agreement is attached as Appendix A to this proxy statement-prospectus and is incorporated by reference herein. Descriptions of the merger and the merger agreement are qualified in their entirety by reference to the merger agreement.

General Description

         The merger agreement provides for the merger of Ramapo with and into Valley, with Valley as the surviving entity. A closing under the merger agreement is to occur within ten business days after all material conditions to closing, including receipt of regulatory approvals and the expiration of regulatory waiting periods, have been met. The merger agreement provides that Valley will set the exact closing date in a notice delivered to Ramapo. The merger agreement also provides that Valley and Ramapo may agree on a different closing date. The parties have tentatively selected June 11, 1999 as the closing date, and they currently anticipate closing on or about that date. The merger will become effective at the time specified in a certificate of merger which Valley and Ramapo will prepare and which Valley will file with the New Jersey Secretary of State following the closing. Valley and Ramapo anticipate that the merger will become effective on the opening of business on the first business day after the closing date. Immediately after the merger is effective, Valley will merge The Ramapo Bank with Valley National Bank, with Valley National Bank as the surviving entity. The exact closing date and effective time are dependent upon satisfaction of numerous conditions, some of which are not under Valley's or Ramapo's control.

Consideration; Exchange Ratio; Cash instead of Fractional Shares

         When the merger becomes effective, except as noted below, each outstanding share of Ramapo common stock will be converted into the right to receive 0.425 shares of Valley common stock. The 0.425 exchange ratio is subject to adjustment to take into account any stock split, stock dividend or similar transaction with respect to Valley common stock between the date of the merger agreement and the effective time of the merger. Certain shares of Ramapo common stock held by Ramapo or by Valley or its subsidiaries will be cancelled in the merger and will not be converted into Valley common stock.

         Instead of fractional shares of Valley common stock, Ramapo shareholders will receive, without interest, a cash payment equal to the fractional share interest to which they would otherwise be entitled multiplied by the value of Valley common stock. For this purpose, Valley common stock will be valued at the average of its closing prices for the ten consecutive trading days ending with and including the fifth day before the merger is completed. This valuation measure is subject to an anti-dilution adjustment in the event of stock split, stock dividend or similar transaction with respect to Valley common stock between the date of the merger agreement and the time the merger becomes effective. All shares of Valley common stock to be issued to a Ramapo shareholder will be combined to make as many whole shares as possible before calculating that shareholder's fractional share interest.

         The price of Valley common stock at the time the merger becomes effective may be higher or lower than the price

            *  when the merger agreement was signed,

            *  when this proxy statement was mailed,

            *  when the Ramapo shareholders meet to vote on the merger or

            * when Ramapo shareholders receive Valley stock certificates from the exchange agent following the merger.

We urge you to obtain current market quotations for the Valley common stock and the Ramapo common stock.

Conversion of Ramapo Options

         Options to acquire Ramapo common stock have been issued pursuant to:

            * the Ramapo Financial Corporation 1995 Stock Option Plan for Non-Employee Directors,

            * the Ramapo Financial Corporation 1995 Employee Stock Option Plan, and

            * the Ramapo Financial Corporation Non-Statutory Stock Option Agreement of Mortimer J. O'Shea dated March 17, 1994.

         The merger agreement provides that each of these options which is outstanding when the merger becomes effective will be converted into an option to purchase Valley common stock. The terms of the new option will be determined as follows:

            * the right to purchase shares of Ramapo common stock pursuant to the old option will be converted in the new option into the right to purchase that same number of shares of Valley common stock multiplied by the exchange ratio,

            * the option exercise price per share of Valley common stock will be the previous option exercise price per share of Ramapo common stock divided by the exchange ratio, and

            * in all other material respects the new option will be subject to the same terms and conditions as governed the old option on which it was based, including the length of time within which the option may be exercised.

         Valley has reserved for issuance the number of shares of Valley common stock necessary to satisfy Valley's obligations under the converted options. Valley has agreed to register those shares pursuant to the Securities Act as soon as practicable after the merger becomes effective. As of March 10, 1999, there were options outstanding for 921,334 shares of Ramapo common stock which would be converted in the merger as described above.

Background of and Reasons for the Merger

         Background of the Merger

         In early summer 1998 the Ramapo Board was conducting ongoing strategic planning activities. At that time, the Board retained the services of Danielson Associates, a financial advisory and bank consulting firm. Danielson Associates and its principal, Arnold Danielson, had previously consulted with The Ramapo Bank during the capital stress period in the early 1990s and had been instrumental in the bank's raising additional capital at that time, and its recovery thereafter. With Danielson, the Board explored Ramapo's various strategic alternatives. These included:

            * internal growth through branching and the possible chartering of new affiliated banks;

            *  external   growth   through  the   exploration   of   acquisition
               opportunities;

            *  exploring the possibility of a so called "merger of equals"; and

            * considering a sale to, or merger with, a larger financial institution.


         Danielson recommended, and the Board concurred, that the Ramapo shareholders' long range best interest would be served by selecting and pursuing one or more of the affirmative alternatives presented. This recommendation was based, in part, on:

            * the current competitive structure of the financial services industry,

            *  Ramapo's size, and

            *  Ramapo's future growth and earnings prospects.


         The Board continued studying Ramapo's strategic alternatives into the fall of 1998, although the Board did not actively pursue any single strategy. The Board's consideration of the Danielson recommendations was limited to a great extent due to the stock market retreat and the general decline of bank acquisition activity in the late summer of 1998.

         With the recovery of the stock market and merger activity in the late fall of 1998, the Ramapo Board redirected its interest to selecting and actively pursuing a positive strategy.

         The Board asked Danielson Associates to update its analysis of Ramapo. Danielson Associates concluded that, of the alternatives discussed earlier, the sale or merger of Ramapo was the most preferred alternative, and was in the best interest of Ramapo's shareholders. The Board concurred with this recommendation. The Board authorized Danielson to contact the potential merger partners identified by the Board, provide them with relevant financial data on a confidential basis, and invite them to submit a written proposal to merge with or acquire Ramapo. Of the six potential merger partners identified, three chose to submit written proposals. It was the Board's best business judgment that the Valley proposal was the most favorable to Ramapo's shareholders. The Board reached this determination after considering the proposed exchange ratio and other factors, including:

            *  Valley's geographic location,

            * Valley's operating record, including its many years of profitable operation,

            *  Valley's banking philosophy and customer relationships,

            *  Valley's dividend payment record and

            * the fact that Valley's stock was traded on the New York Stock Exchange.

         In addition, the Board considered Danielson's opinion that Valley's stock was positive in terms of future value appreciation. After negotiations of the details, a definitive agreement was entered into on December 17, 1998, subject to shareholder approval.

         Ramapo's Reasons for the Merger

         It is the Ramapo Board's opinion that the interests of Ramapo's shareholders, and specifically the return on their investment, will best be served by a merger with a larger institution at this time. The Board has consulted with Ramapo's independent financial consultant, Danielson Associates, which concurs with this view. The Valley proposal was the most attractive merger proposal that the Ramapo Board received. The Board believes that delay in pursuing the merger strategy could jeopardize the potential sales price which Ramapo could receive in any transaction.

         Recommendations of the Ramapo Board of Directors

         The Ramapo Board believes that the merger is fair to, and in the best interests of, Ramapo and its shareholders. Accordingly, the Board unanimously approved the merger agreement and merger and recommends that Ramapo shareholders vote FOR the approval and adoption of the merger agreement and merger.

         Valley's Reasons for the Merger

         Valley has an ongoing strategy of growth through acquisitions. When Valley was invited to make an offer to acquire Ramapo, Valley made its offer consistent with this strategy. Valley believes that the merger with Ramapo will strengthen Valley's franchise in northern New Jersey.

Interests of Certain Persons in the Merger

         In considering the recommendation of the Ramapo Board regarding the merger, Ramapo shareholders should know that certain directors and officers of Ramapo have interests in the merger in addition to their interests as shareholders of Ramapo. All those additional interests are described below, to the extent they are material and are known to Ramapo. The Ramapo Board was aware of these interests and considered them, among other matters, in approving the merger agreement:

         Board Membership. The merger agreement provides that Valley and Valley National Bank will each appoint Richard S. Miller to its Board of Directors when the merger becomes effective. Mr. Miller is currently a director of Ramapo and The Ramapo Bank.

         Employment and Change in Control Agreements. Mr. Mortimer J. O'Shea is currently the President and CEO and Mr. Erwin D. Knauer is currently the Senior Vice President of Ramapo. Each of Mr. O'Shea and Mr. Knauer has a contract with Ramapo that provides for him to receive two years base salary as severance pay upon a change in control where he does not continue in the employ of the surviving corporation in a comparable position. Valley and Mr. O'Shea have agreed that in addition to paying the severance payment provided for under his existing contract, Valley will retain Mr. O'Shea as a full time consultant for up to 90 days after the merger is completed, and he will agree not to compete with Valley in an area near Valley's main office for a two-year period following his consulting term. In return, Valley will pay Mr. O'Shea a weekly retainer equivalent to his current salary of $4,470 per week during the 90 day period in which he provides the consulting services. Valley and Mr. Knauer have reached an agreement that he may either accept employment with Valley or rely upon and be paid in accordance with the terms of his existing contract with Ramapo should he not accept employment with Valley. If he does not accept employment with Valley, Mr. Knauer may additionally agree not to compete with Valley in an area near Valley's main office for two years after his employment ends. If he so agrees, he will be paid under his existing change in control contract with Ramapo and also be paid $163,350 for his covenant not to compete, subject to reduction to the extent necessary to avoid triggering excise taxes under Section 280G of the Internal Revenue Code.

         Mr. Paul Fitzgerald is currently a senior vice president of Ramapo's banking subsidiary, The Ramapo Bank. Mr. Fitzgerald currently has a contract with Ramapo that provides for him to receive one year's base salary as severance pay upon a change in control where he does not continue in the employ of the surviving corporation in a comparable position. As an alternative, Valley has offered Mr. Fitzgerald an employment agreement that would provide for Mr.
Fitzgerald to be employed by Valley for a two-year term at comparable compensation with an agreement by him not to compete with Valley in an area near Valley's main office for two years after the termination of his employment.

         Mr. Walter Wojcik, Treasurer of Ramapo, does not currently have a change in control agreement with Ramapo. Valley has offered Mr. Wojcik a two-year employment agreement at his present compensation on the same basic terms and conditions as those offered Mr. Fitzgerald and described above.

         Valley has also offered employment agreements to certain other officers of Ramapo's subsidiary, The Ramapo Bank, at their current compensation levels.

         Stock Benefits. When the merger becomes effective, each outstanding Ramapo Option will be converted into an option to purchase Valley common stock. All outstanding, non-vested options will vest upon the approval of the merger by Ramapo's shareholders. See "Conversion of Ramapo Options" on page 17.

         Indemnification; Directors and Officers. The merger agreement requires Valley to indemnify each director and officer of Ramapo and The Ramapo Bank to the fullest extent permitted under applicable law and its Certificate of Incorporation and By-laws, for a period of six years after the merger is completed. The merger agreement also requires Valley and Valley National Bank to advance expenses in connection with the indemnification to the fullest extent permitted under applicable law and its Certificate of Incorporation and By-laws.

         Share Ownership. As of the March 15, 1999 record date for the meeting, the directors of Ramapo and The Ramapo Bank beneficially owned in the aggregate approximately 4.55% of the issued and outstanding shares of Ramapo common stock. In connection with the execution of the merger agreement, the directors of Ramapo and The Ramapo Bank agreed to vote all the shares they beneficially own in favor of the merger agreement. As of the record date, executive officers of Ramapo who are not also directors beneficially owned in the aggregate 0.4% of the issued and outstanding shares of Ramapo common stock.

Opinion of Ramapo's Financial Advisor

         Ramapo retained Danielson Associates, Inc. to advise the Ramapo Board of Directors on the fairness to its shareholders of the financial terms of the offer to acquire Ramapo. Danielson Associates is regularly engaged in the valuation of banks, bank holding companies, and thrifts in the connection with mergers, acquisitions, and other securities transactions; and has knowledge of, and experience with, the New Jersey banking markets and banking organizations operating in those markets. Ramapo selected Danielson Associates because of Danielson Associate's knowledge of, expertise with, and reputation in the financial services industry.

         In this capacity, Danielson Associates reviewed the merger agreement with respect to the pricing and other terms and conditions of the Merger, but the decision to accept the offer was ultimately made by the Board of Directors of Ramapo. Danielson Associates rendered its oral opinion to the Ramapo Board, which it subsequently confirmed in writing, that as of the date of the opinion, the financial terms of Valley's offer were fair to Ramapo and its shareholders. No limitations were imposed by the Ramapo Board upon Danielson Associates with respect to the investigation made or procedures followed by it in arriving at its opinion.

         In arriving at its opinion, Danielson Associates:

            * Reviewed certain business and financial information relating to Ramapo and Valley, including annual reports for the fiscal year ended December 31, 1997 and call report data from 1990 to 1997 and quarterly reports for 1998;

            * Discussed the past and current operations, financial condition and prospects of Ramapo with its senior executives;

            * Analyzed the pro forma impact of the merger on Valley's earnings per share, capitalization, and financial ratios;

            * Reviewed the reported prices and trading activity for Valley common stock and compared it to similar bank holding companies;

            * Reviewed and compared the financial terms, to the extent publicly available, with comparable transactions;

            *  Reviewed the merger agreement and certain related documents; and

            *  Considered other factors that it deemed appropriate.

         Danielson Associates did not obtain any independent appraisal of assets or liabilities of Ramapo or Valley or their subsidiaries. Danielson Associates did not independently verify the information provided by Ramapo or Valley and assumed the accuracy and completeness of all such information.

         In arriving at its opinion, Danielson Associates performed a variety of financial analyses. Danielson Associates believes that its analyses must be considered as a whole. Consideration of portions of the analyses and the factors considered therein, without considering all the factors and analyses, could create an incomplete view of the analyses and the process underlying Danielson Associates' opinion. The preparation of a fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis and summary description.

         In its analyses, Danielson Associates made certain assumptions with respect to industry performance, business and economic conditions, and other matters, many of which were beyond Ramapo's or Valley's control. Any estimates contained in Danielson Associates analyses are not necessarily indicative of the future results of value, which may be significantly more or less favorable than such estimates. Estimates of the value of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold.

         The following is a summary of selected analyses considered by Danielson Associates in connection with its opinion letter.

Pro Forma Merger Analyses

         Danielson Associates analyzed the changes in the amount of earnings and book value represented by the receipt of about $107.5 million for all of the outstanding shares of Ramapo common stock and Ramapo options and warrants, which will be paid in Valley common stock. The analysis evaluated, among other things, possible dilution in earnings and capital per share for Valley common stock.

Comparable Companies

         Danielson Associates compared certain financial factors for Valley, with the medians for selected banks and bank holding companies that Danielson Associates deemed to be comparable to Valley. The selected institutions included:

            *  Mercantile Bankshares Corp.,

            *  Keystone Financial, Inc.,

            *  Wilmington Trust,

            *  Riggs National Corporation,

            *  UST Corp.,

            *  Fulton Financial Corporation,

            *  Commerce Bancorp, Inc.,

            *  Susquehanna Bancshares, Inc.,

            *  Trust Company of New Jersey, and

            *  TrustCo Bank Corp. of New York.

The results were as follows:



                                                                                                Median of
                  Factor Considered                                Valley                    Comparable Banks
December 17, 1998 stock price as a multiple of
earnings for the four quarters ended September 30, 1998            16.6x                           18.6x

December 17, 1998 stock price as a percentage of book
value at September 30, 1998                                         304%                           261%

Dividend yield, based on dividends paid for the
four quarters ended September 30, 1998 and
stock price as of December 17, 1998                                 3.31%                          2.70%

Capital as a percentage of assets as of September 30,
1998                                                               10.00%                          9.01%

Nonperforming  assets (including real estate owned,
non-accrual loans, loans 90 days past due and
restructured loans) as a percentage of total assets
as of September 30, 1998                                           0.48%                          0.67%

Return on average assets for the four quarters ended
September 30, 1998                                                 1.85%                          1.41%

Return on average equity for the four quarters ended
September 30, 1998                                                19.45%                         14.92%


         Danielson Associates also compared other income, expense, and balance sheet information of such companies with similar information about Valley.

Comparable Transaction Analysis

         Danielson Associates compared the consideration to be paid in the merger to the latest twelve months earnings and equity capital of Ramapo with earnings and capital multiples paid in acquisitions of New Jersey banks through the opinion date. Of these, the most applicable recent transactions included:

            * Commerce Bancorp's acquisitions of Prestige Financial Corp. and Community First Banking Company

            *  Lakeland Bancorp's acquisition of High Point Financial Corp.

            *  Richmond  County  Financial  Corp.'s   acquisition  of  Ironbound
               Bancorp

            *  Sovereign Bancorp's acquisition of Carnegie Bancorp.


The comparison yielded the following results:



                                                                                                Median of
                 Factor Considered                               Ramapo                  Comparable Transactions
Consideration paid in the transactions as a
percentage of latest available reported book value                322%                            293%

Consideration paid in the transactions as a
multiple of latest available reported earnings for
trailing four quarters                                           30.1x                            26.7x


Other Analysis

         In addition to performing the analyses summarized above, Danielson Associates also considered:

         * The general market for bank and thrift mergers,

         * The historical financial performance of Ramapo and Valley,

         * The deposit market shares of both banks, and

         * The general economic conditions and prospects of those banks.

         No company or transaction used in this composite analysis is identical to Ramapo or Valley. Accordingly, an analysis of the results of the foregoing is not mathematical. Rather, it involves complex consideration and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values of the company or companies to which they are being compared.

         The summary set forth above does not purport to be a complete description of the analyses and procedures performed by Danielson Associates in the course of arriving at its opinion.

         In payment for its services as the financial advisor to Ramapo, Danielson Associates is to be paid an estimated fee of about $625,000.

         The full text of the updated opinion of Danielson Associates dated the date of this proxy statement-prospectus, which sets forth assumptions made and matters considered, is attached hereto as Appendix C to this proxy statement-prospectus. Ramapo shareholders are urged to read this opinion in its entirety. Danielson Associates' opinion is directed only to the consideration to be received by Ramapo shareholders in the Merger and does not constitute a recommendation to any Ramapo shareholder as to how such shareholder should vote at the Shareholders Meeting.

Resale Considerations Regarding Valley Common Stock

         The shares of Valley common stock that will be issued if the merger is consummated have been registered under the Securities Act of 1933. These registered shares will be freely transferable, except for shares received by persons, including directors and executive officers of Ramapo, who may be deemed to be "affiliates" of Ramapo under Rule 145 promulgated under the Securities Act. An "affiliate" of an issuer is defined generally as a person who "controls" the issuer. Directors, executive officers and 10% shareholders may be deemed to control the issuer. Affiliates may not sell their shares of Valley common stock acquired pursuant to the merger, except pursuant to an effective registration statement under the Securities Act covering the Valley common stock or in compliance with Rule 145 or another applicable exemption from the registration requirements of the Securities Act.

         Persons who may be deemed to be "affiliates" of Ramapo have delivered letters to Valley in which they have agreed to certain restrictions on their ability to transfer, whether by sale or otherwise, any Ramapo common stock owned by them and any Valley common stock they acquire in the merger. Valley required these restrictions in order to comply with the accounting rules governing a pooling-of-interests, and to comply with Rule 145 under the Securities Act. The persons who may be deemed affiliates have agreed not to transfer the shares during a period which begins 30 days before the merger is completed and ends when Valley publishes financial results covering at least 30 days of post-merger combined operations of Valley and Ramapo. Those persons have also agreed not to transfer their Ramapo common stock prior to that restricted period without giving Valley advance notice and an opportunity to object if the transfer would interfere with pooling-of-interests accounting for the merger. Those persons have also agreed to refrain from transferring Valley common stock acquired by them in the merger, except in compliance with certain restrictions imposed by Rule 145. Certificates representing the shares of Valley common stock issued to those persons pursuant to the merger will bear a legend reflecting that the shares are restricted in accordance with the letter signed by the person and may not be transferred except in compliance with those restrictions.

         Persons who may be deemed "affiliates" of Valley have also delivered letters to Valley in which they have agreed not to transfer Valley common stock beneficially owned by them in violation of the pooling accounting restrictions.

Conditions to the Merger

         The obligation of each party to consummate the merger is subject to satisfaction or waiver of certain conditions, including:

            *  approval of the merger agreement by the shareholders of Ramapo;

            * receipt of all necessary consents, approvals and authorizations from federal and state government authorities;

            * absence of any litigation that would restrain or prohibit the consummation of the merger, or that has significant potential to be resolved in a way that would deprive the terminating party of the material benefits of the merger;

            *  receipt  of  a  letter  from  Valley's  independent   accountants
               regarding qualification of the merger for pooling of interests accounting treatment; and

            * receipt of an opinion of Pitney, Hardin, Kipp & Szuch regarding the tax-free nature of the merger. If this condition is waived, i.e., if the merger is not necessarily tax-free but Valley and Ramapo wish to consummate it anyway, Ramapo will resolicit its shareholders' vote on the merger.

         The obligation of Valley to consummate the merger is also conditioned on, among other things:

            *  continued   accuracy,   in   all   material   respects,   of  the
               representations and warranties of Ramapo contained in the merger agreement; and

            *  performance  by  Ramapo,  in  all  material   respects,   of  its
               obligations under the merger agreement.

         The obligation of Ramapo to consummate the merger is also conditioned on, among other things:

            *  continued   accuracy,   in   all   material   respects,   of  the
               representations and warranties of Valley contained in the merger agreement;

            *  performance  by  Valley,  in  all  material   respects,   of  its
               obligations under the merger agreement; and

            * receipt by Ramapo of the fairness opinion letter of Danielson Associates, Inc. which is attached as Appendix C to this proxy statement prospectus.

Conduct of Business Pending the Merger

         The merger agreement requires Ramapo to conduct its business until the merger takes place only in the ordinary course of business and consistent with prudent banking practices, except as permitted under the merger agreement or with the written consent of Valley. Under the merger agreement, Ramapo has agreed not to take certain actions without the prior written consent of Valley or unless permitted by the merger agreement, including, among other things, the following:

            * change any provision of its Certificate of Incorporation, By-laws or similar governing documents;

            * issue new stock, grant an option, or declare, set aside or pay any dividend other than Ramapo's regular quarterly cash dividends of $0.04 per share; Valley and Ramapo have agreed to pay cash dividends to Ramapo shareholders for the second quarter of 1999 equivalent to the dividends they would receive as Valley shareholders after the merger. Thus, if Valley's second quarter dividend record date falls after the merger is completed, Ramapo will not pay second quarter cash dividends and Ramapo shareholders who become Valley shareholders in the merger will receive second quarter cash dividends from Valley. If Valley's second quarter dividend record date falls before the merger is completed, then Ramapo will pay second quarter cash dividends at a rate which is equivalent to Valley's cash dividends, and Ramapo shareholders who became Valley shareholders in the merger will not receive any additional second quarter cash dividends from Valley.


            * grant anyone severance or termination pay, or enter into or amend any employment agreement;

            * adopt any new employee benefit plan, or award any increase in compensation or benefits;

            * file any applications or make any contracts regarding branching or site location or relocation;

            * agree to acquire any business or entity (other than to foreclose on collateral for a defaulted loan);

            * make any material change in its accounting methods or practices not required by generally accepted accounting principles, also known as "GAAP"; and

            * take any action that would cause any of its representations or warranties in the merger agreement to be materially untrue or incorrect when the merger takes effect.

         Under the merger agreement, Ramapo cannot encourage or solicit or hold discussions or negotiations with, or provide any information to, any person, entity or group, other than Valley, concerning any (1) merger, (2) sale of stock, (3) sale of substantial assets or liabilities outside the ordinary course of business or (4) similar transactions. However, Ramapo may enter into discussions or negotiations or provide any information in connection with an unsolicited possible transaction of this sort if the Ramapo Board, after consulting with counsel, determines in the exercise of its fiduciary responsibilities that it should take those actions. Ramapo has agreed to promptly communicate to Valley the terms of any proposal it may receive with respect to any acquisition transaction. This restriction, along with the option described in the following section, may deter other potential acquirors of control of Ramapo.

Stock Option to Valley for Ramapo Shares

         As a condition to Valley entering into the merger agreement, Valley required that Ramapo grant Valley an option that was designed to deter other companies from attempting to acquire control of Ramapo. The option gives Valley the right to purchase for $7.50 per share up to 1,608,159 shares of Ramapo common stock, representing 19.9% of the outstanding Ramapo shares when the option was granted. The option is exercisable only if certain specific triggering events occur and the merger does not occur. Valley has no right to vote the shares covered by the option prior to its exercise.

         Valley could recognize a gain if it exercises the option and resells the shares it acquires for more than the exercise price. The existence of the option may deter other potential acquirors of control of Ramapo, since it would probably increase the cost of acquiring all the shares of Ramapo common stock. Valley's exercise of the option could also make pooling-of-interests accounting treatment unavailable to a subsequent acquiror. The agreement granting the option is set forth as Appendix B to this document.

Representations, Warranties and Covenants

         The merger agreement contains customary mutual representations and warranties, as well as covenants, relating to, among other things:

            *  corporate organization and similar corporate matters,

            *  authorization,   execution  and   enforceability  of  the  merger
               agreement,

            * the accuracy of information contained in each party's filings with the SEC,

            * the accuracy of information supplied by each party in creating this document,

            *  compliance with applicable laws,

            *  the absence of material litigation,

            *  certain bank regulatory matters,

            * the absence of certain material changes or events since September 30, 1998,

            *  the adequacy of loan loss reserves, and

            * each party's preparations to have its data processing systems be Year 2000 compliant.

Regulatory Approvals

         Consummation of the Valley-Ramapo merger and the merger of The Ramapo Bank into Valley National Bank requires the approval of the Office of the Comptroller of the Currency. OCC approval does not constitute an endorsement of the merger or a determination by the OCC that the terms of the merger are fair to the shareholders of Ramapo or Valley. Valley filed an application for OCC approval on February 12, 1999. Valley also corresponded with the Federal Reserve Board on February 12, 1999 and received confirmation on March 5, 1999 that the merger does not require a formal application for approval of the Federal Reserve Board. While Valley and Ramapo anticipate receiving OCC approval, we can give no assurance that it will be granted, or that it will be granted on a timely basis without conditions unacceptable to Valley or Ramapo.

Management and Operations After the Merger

         As a result of the merger, Ramapo will be merged with and into Valley, with Valley as the surviving entity. Immediately following the merger, The Ramapo Bank will be merged with and into Valley National Bank, with Valley National Bank as the surviving entity. Valley National Bank will continue to operate as a wholly-owned subsidiary of Valley.

         At the time the merger becomes effective, Richard S. Miller, currently age 64, will become a director of both Valley and Valley National Bank. Mr. Miller is currently a director of both Ramapo and The Ramapo Bank. He is the senior member of the law firm of Williams, Caliri, Miller & Otley located in Wayne, New Jersey. His legal practice is concentrated in the representation of financial institutions and business interests.

Exchange of Certificates

         When the merger takes effect, no one will any longer have any rights as a Ramapo shareholder. Certificates that represented shares of Ramapo common stock automatically will represent the shares of Valley common stock into which the merger converts those shares of Ramapo common stock.

         Promptly after the merger takes effect, Valley will have its exchange agent send written instructions and a letter of transmittal to each holder of Ramapo common stock, indicating how to exchange Ramapo stock certificates for the Valley stock certificates. Ramapo shareholders should not send in their stock certificates until they receive instructions from the exchange agent.

         Each share of Valley common stock issued in exchange for Ramapo common stock will be deemed to have been issued at the time the merger becomes effective. Thus, Ramapo shareholders who receive Valley common stock in the merger will be entitled to receive any dividend or other distribution which may be payable to holders of record of Valley common stock as of any date on or after the time the merger becomes effective. However, no dividend or other distribution will actually be paid with respect to any shares of Valley common stock until the certificates formerly representing shares of Ramapo common stock have been surrendered. At that time any accrued dividends and other distributions on those shares of Valley common stock will be paid without interest. See "Consideration; Exchange Ratio; Cash instead of Fractional Shares" on page 16.

         Ramapo shareholders, promptly after they surrender their Ramapo stock certificates to the exchange agent, will receive a certificate representing the full number of shares of Valley common stock into which their shares of Ramapo common stock have been converted. At the time the new stock certificate is issued, a check for the amount of the fractional share interest, if any, will also be issued to the former Ramapo shareholder.

Amendments

         Valley and Ramapo may amend the merger agreement by mutual written consent at any time before the merger is completed. However, the merger agreement provides that certain types of amendments, such as an amendment to decrease the exchange ratio, cannot be made following adoption of the merger agreement by the Ramapo shareholders without their approval.

Termination

         Valley and Ramapo may terminate the merger agreement by mutual written consent at any time.

         Either Valley or Ramapo may terminate the merger agreement for certain reasons, including the following:

            *  the merger has not been completed by September 30, 1999,

            * the Ramapo shareholders fail to approve the merger agreement at the meeting, or

            * a regulatory approval needed to complete the merger has been denied or withdrawn.

         Valley may terminate the merger agreement if:

            * there has been a material adverse change in Ramapo's business, operations, assets or financial condition,

            * Ramapo's net operating income, excluding security gains and losses (after tax but excluding merger-related expenses), for any full fiscal quarter after September 30, 1998 is less than $750,000,

            *  Ramapo materially breaches the merger agreement, or

            * a regulatory approval needed to complete the merger is given with conditions which materially impair the value of Ramapo to Valley.

         Ramapo may terminate the merger agreement if:

            * there has been a material adverse change in Valley's business, operations, assets or financial condition, or

            *  Valley materially breaches the merger agreement.

         Ramapo may also terminate the merger agreement if the average of the closing prices of Valley common stock for the ten consecutive trading days ending with and including the fifth day before the merger closes is less than $23.50. Your vote is being solicited at a time, and the Ramapo shareholder meeting will probably occur at a time, when it is impossible to determine whether this termination right will exist.

         The Ramapo Board has not made a determination as to whether it would exercise its right to terminate the merger agreement if the Valley's average common stock price is below $23.50 during the measurement period. In considering whether to exercise its termination right in such a situation, the Ramapo Board would, consistent with its fiduciary duties, take into account all relevant facts and circumstances that exist at the time and would consult with its financial advisor and legal counsel. Approval of the merger agreement by the Ramapo shareholders at the meeting will confer on the Ramapo Board the power, consistent with its fiduciary duties, to elect to consummate the merger in such event and without any further action by, or resolicitation of, the shareholders of Ramapo.

         If the merger agreement is terminated, each party will bear its own expenses and will retain all rights and remedies it may have at law or equity under the merger agreement.

Accounting Treatment of the Merger

         Valley expects to account for the merger under the pooling-of-interests method of accounting in accordance with generally accepted accounting principles. Each party's obligation to consummate the merger is conditioned upon Valley's receiving a letter from its independent public accountants that the merger qualifies for such accounting treatment. In the merger agreement, Valley has agreed to take the necessary actions to cure appropriate tainted treasury shares so that the merger meets the treasury stock condition for pooling-of-interests accounting.

         Under pooling-of-interests accounting principles, as of the time the merger becomes effective, the assets and liabilities of Ramapo would be added to those of Valley at their recorded book values and the stockholders' equity accounts of Valley and Ramapo would be combined on Valley's consolidated balance sheet. Under the pooling of interests method of accounting, Valley's consolidated financial statements will be retroactively adjusted after the merger to combine the statements of condition and results of operations for periods prior to the consummation of the merger. The pro forma financial information contained in this proxy statement has been prepared using the pooling-of-interests accounting basis to account for the merger. See "Pro Forma Financial Information" beginning on page 30.

         Both the pooling-of-interests and purchase methods of accounting are acceptable methods of recording business combinations. However, they are not alternative choices in accounting for the same transaction. If all the criteria for recording a transaction as a pooling are met, the transaction must be so recorded. The method of accounting for a business combination can have a significant effect on the reported earnings and financial condition of a company.

Federal Income Tax Consequences

         The   following  is  a  discussion  of  certain   federal   income  tax
consequences of the merger. The discussion may not apply to special situations, such as those of any Ramapo shareholders

            * who received Valley common stock upon the exercise of employee stock options or otherwise as compensation,

            * that hold Ramapo common stock as part of a "straddle" or "conversion transaction," or

            * that are insurance companies, securities dealers, financial institutions or foreign persons.

         This discussion does not address any aspects of state, local or foreign taxation. It is based upon laws, regulations, rulings and decisions now in effect and on proposed regulations. All of these are subject to change by legislation, administrative action or judicial decision, and the changes could have retroactive effects. No ruling has been or will be requested from the Internal Revenue Service on any tax matter relating to the tax consequences of the merger.

         As an exhibit to the Registration Statement of which this proxy statement is a part, Pitney, Hardin, Kipp & Szuch, counsel to Valley, have advised Valley and Ramapo in an opinion dated the date of this proxy statement that:

            * the merger will be treated for federal income tax purposes as a reorganization qualifying under the provisions of Section 368 of the Internal Revenue Code of 1986, as amended.

            *  Ramapo will not recognize any gain or loss.

            * Ramapo shareholders will not recognize any gain or loss for federal income tax purposes upon the exchange in the merger of shares of Ramapo common stock solely for Valley common stock, except with respect to cash received instead of a fractional share interest in Valley common stock.

            * The basis of Valley common stock received in the merger by Ramapo shareholders, including the basis of any fractional share interest in Valley common stock, will be the same as the basis of the shares of Ramapo common stock surrendered in exchange therefor.

            * The holding period of Valley common stock will include the holding period during which the shares of Ramapo common stock surrendered in exchange therefor were held by the Ramapo shareholder, provided those shares of Ramapo common stock were held as capital assets.

            * Cash received by a holder of Ramapo common stock instead of a fractional share interest in Valley common stock will be treated as received in exchange for such fractional share interest. If the fractional share would have constituted a capital asset in hands of that holder, the holder generally should recognize a capital gain or loss equal to the amount of cash received, less the portion of the adjusted tax basis in Ramapo common stock allocable to the fractional share interest.

         Consummation of the merger is conditioned, among other things, on receipt by each of Valley and Ramapo of an opinion of Pitney, Hardin, Kipp & Szuch, dated the closing date of the merger, to the same effect. If this condition is waived, i.e., if the merger is not necessarily tax-free but Valley and Ramapo wish to consummate it anyway, Ramapo will resolicit its shareholders' vote on the merger.

         The opinions of Pitney, Hardin, Kipp & Szuch summarized above are or will be based, among other things, on representations contained in certificates of officers of Ramapo and Valley.

         Certain tax consequences of the merger may vary depending upon the particular circumstances of each holder of Ramapo common stock, and other factors. Therefore, you are urged to consult your own tax advisor to determine the particular tax consequences to you of the merger, including the application and effect of state and local income and other tax laws.

No Dissenters' Rights

         Under applicable New Jersey law, Ramapo shareholders do not have dissenters' rights of appraisal in connection with the merger.

                         PRO FORMA FINANCIAL INFORMATION


         The following unaudited pro forma combined financial information presents pro forma combined condensed statement of condition of Valley and Ramapo at December 31, 1998, giving effect to the merger as if it had been consummated at such date. Under the pooling of interests method of accounting Valley's consolidated financial statements will be retroactively adjusted after the merger to combine the statements of condition and results of operations for periods prior to the consummation of the merger. Valley's and Ramapo's historical financial data have been combined to illustrate the pro forma combined statements of condition and results of operations for the periods presented. Also presented are the pro forma combined condensed statements of income for the years ended December 31, 1998, 1997 and 1996 giving effect to the merger as if it were consummated on January 1 of each year. The unaudited pro forma financial information is based on the historical financial statements of Valley and Ramapo after giving effect to the merger under the pooling-of-interests method of accounting and based upon the assumptions and adjustments contained in the accompanying notes to pro forma combined condensed financial information.

         The unaudited pro forma financial information has been prepared by Valley's management based upon the historical financial statements and related notes thereto of Valley and Ramapo incorporated herein by reference. The unaudited pro forma financial information should be read in conjunction with such historical financial statements and notes. The pro forma financial information does not give effect to any anticipated cost savings or merger-related expenses and restructuring charges in connection with the merger. The pro forma combined condensed statements of income are not necessarily indicative of operating results which would have been achieved had the merger been consummated as of the beginning of the periods for which such data are presented and should not be construed as being representative of future periods.



Pro Forma Combined Condensed Statement of Condition
December 31, 1998
(Unaudited)


                                                                                               Valley and
                                                      Valley       Ramapo        Pro Forma       Ramapo
                                                    Historical   Historical   Adjustments(1)    Combined
                                                    -----------  -----------  ---------------- ------------
                                                                        (Dollars in thousands)
ASSETS
Cash and due from banks                             $  175,794      $  10,127  $        --    $  185,921
Federal funds sold                                      102,000         6,100           --       108,100
Investment securities held to maturity                  237,410        49,480           --       286,890
Investment securities available for sale                927,481        95,707           --     1,023,188
Trading account securities                                1,592            --           --         1,592
Loans                                                 3,977,850       169,799           --     4,147,649
Allowance for possible loan losses                      (49,868)       (4,773)                   (54,641)
Other assets                                            168,948        11,322           --       180,270
                                                    ============  ============ ============  ============
  Total assets                                      $ 5,541,207     $ 337,762  $        --    $5,878,969
                                                    ============  ============ ============  ============

LIABILITIES
Deposits                                            $ 4,674,689     $ 295,460  $        --    $4,970,149
Borrowings                                              266,030         4,536           --       270,566
Other liabilities                                        44,701         3,744           --        48,445
                                                    ------------  ------------ ------------  ------------
  Total liabilities                                   4,985,420       303,740           --     5,289,160
                                                    ------------  ------------ ------------  ------------

SHAREHOLDERS' EQUITY
Common stock                                             24,424         8,114       (6,459)       26,079
Surplus                                                 311,611        13,267        6,459       331,337
Retained earnings                                       223,185        12,694           --       235,879
Accumulated other comprehensive income (loss)             4,084           (53)          --         4,031
Treasury stock                                           (6,186)           --           --        (6,186)
Unallocated common stock held by the ESOP                (1,331)           --           --        (1,331)
                                                    ------------  ------------ ------------  ------------
Total shareholders' equity                              555,787        34,022           --       589,809
                                                    ------------  ------------ ------------  ------------
Total liabilities and shareholders' equity          $ 5,541,207     $ 337,762  $        --    $5,878,969
                                                    ============  ============ ============  ============




(1) Pro forma adjustment to common stock and surplus represents the difference between the stated value of Valley common stock and the par value of Ramapo common stock.



Pro Forma Combined Condensed Statement of Income
For the Year Ended December 31, 1998
(Unaudited)

                                                                                                          Valley and
                                                        Valley           Ramapo            Pro Forma        Ramapo
                                                      Historical         Historical        Adjustments     Combined
                                                      ------------       ----------      ---------------  ------------
                                                              (Dollars in thousands, except per share data)

Interest income                                     $     389,656      $    21,637     $        --      $     411,293
Interest expense                                          160,104            7,554              --            167,658
                                                    --------------     ------------    ------------     --------------
Net interest income                                       229,552           14,083              --            243,635
Provision for possible loan losses                         12,370              275              --             12,645
                                                    --------------     ------------    ------------     --------------
Net interest income after provision
  for possible loan losses                                217,182           13,808              --            230,990
Non-interest income                                        43,073            2,301              --             45,374
Non-interest expense                                      134,757            9,956              --            144,713
                                                    --------------     ------------    ------------     --------------
Income before income taxes                                125,498            6,153              --            131,651
Income taxes                                               28,150            2,230              --             30,380
                                                    --------------     ------------    ------------     --------------
Net income                                          $      97,348      $     3,923     $        --      $     101,271
                                                    ==============     ============    ============     ==============

Earnings per share (1):
     Basic                                          $        1.77      $      0.48     $        --      $        1.73
     Diluted                                                 1.75             0.46              --               1.71
Weighted average number of shares outstanding:
     Basic                                             54,987,473        8,119,839              --         58,438,405
     Diluted                                           55,607,255        8,509,765              --         59,223,905



(1) The historical earnings per share of Valley have been restated to give retroactive effect to stock dividends and stock splits.



Pro Forma Combined Condensed Statement of Income
For the Year Ended December 31, 1997
(Unaudited)


                                                                                                         Valley and
                                                       Valley           Ramapo            Pro Forma        Ramapo
                                                     Historical         Historical       Adjustments      Combined
                                                    -------------       ----------     ---------------- -------------
                                                             (Dollars in thousands, except per share data)
Interest income                                     $    387,084      $    19,734        $     --          $ 406,818
Interest expense                                         165,885            6,297              --            172,182
                                                   --------------     ------------    ------------     --------------
Net interest income                                      221,199           13,437              --            234,636
Provision for possible loan losses                        12,650              480              --             13,130
                                                   --------------     ------------    ------------     --------------
Net interest income after provision
  for possible loan losses                               208,549           12,957              --            221,506
Non-interest income                                       43,012            2,182              --             45,194
Non-interest expense                                     129,218           10,028              --            139,246
                                                   --------------     ------------    ------------     --------------
Income before income taxes                               122,343            5,111              --            127,454
Income taxes                                              35,397            1,906              --             37,303
                                                   --------------     ------------    ------------     --------------
Net income                                          $     86,946      $     3,205              --             90,151
                                                   ==============     ============    ============     ==============

Earnings per share (1):
     Basic                                          $       1.58      $      0.40         $    --         $     1.55
     Diluted                                                1.57             0.38              --               1.53
Weighted average number of shares outstanding:
     Basic                                            54,906,154        8,100,055              --         58,348,677
     Diluted                                          55,294,894        8,409,877              --         58,869,092




(1) The historical earnings per share of Valley have been restated to give retroactive effect to stock dividends and stock splits.


Pro Forma Combined Condensed Statement of Income
For the Year Ended December 31, 1996
(Unaudited)


                                                                                                         Valley and
                                                       Valley           Ramapo            Pro Forma        Ramapo
                                                     Historical         Historical       Adjustments      Combined
                                                    -------------       ----------     ---------------- -------------
                                                             (Dollars in thousands, except per share data)
Interest income                                      $   368,626      $    18,218    $         --      $     386,844
Interest expense                                         162,791            5,804              --            168,595
                                                   --------------     ------------    ------------     --------------
Net interest income                                      205,835           12,414              --            218,249
Provision for possible loan losses                         3,556              400              --              3,956
                                                   --------------     ------------    ------------     --------------
Net interest income after provision
  for possible loan losses                               202,279           12,014              --            214,293
Non-interest income                                       30,236            2,374              --             32,610
Non-interest expense                                     124,532           10,054              --            134,586
                                                   --------------     ------------    ------------     --------------
Income before income taxes                               107,983            4,334              --            112,317
Income taxes                                              36,479            1,278              --             37,757
                                                   --------------     ------------    ------------     --------------
Net income                                           $    71,504      $     3,056     $        --       $     74,560
                                                   ==============     ============    ============     ==============

Earnings per share (1):
     Basic                                           $      1.33      $      0.38     $        --        $      1.31
     Diluted                                                1.33             0.37              --               1.30
Weighted average number of shares outstanding:
     Basic                                            53,074,424        8,096,961              --         56,515,632
     Diluted                                          53,459,884        8,198,056              --         56,944,058




(1) The historical earnings per share of Valley have been restated to give retroactive effect to stock dividends and stock splits.

                       DESCRIPTION OF VALLEY COMMON STOCK

         The authorized capital stock of Valley consists of 98,437,500 shares of common stock, of which 55,266,325 shares were issued and outstanding as of December 31, 1998.

General

         Valley is a New Jersey general business corporation governed by the New Jersey Business Corporation Act and a registered bank holding company under the Bank Holding Company Act. The following description of Valley common stock describes certain general terms of Valley common stock.

Dividend Rights

         Holders of Valley common stock are entitled to dividends when, as and if declared by the Board of Directors of Valley out of funds legally available for the payment of dividends. The only statutory limitation is that such dividends may not be paid when Valley is insolvent. Funds for the payment of dividends by Valley must come primarily from the earnings of Valley's bank subsidiary. Thus, as a practical matter, any restrictions on the ability of Valley National Bank to pay dividends will act as restrictions on the amount of funds available for payment of dividends by Valley.

         As a national banking association, Valley National Bank is subject to limitations on the amount of dividends it may pay to Valley, Valley National Bank's only shareholder. Prior OCC approval is required to the extent the total dividends to be declared by Valley National Bank in any calendar year exceeds net profits for that year combined with the bank's retained net profits from the preceding two calendar years, less any transfers to capital surplus. Under this limitation, Valley National Bank could declare dividends in 1999 without prior approval of the OCC of up to $46.5 million plus an amount equal to Valley National Bank's net profits for 1999 to the date of such dividend declaration.

         Valley is also subject to the certain Federal Reserve Board policies that may, in certain circumstances, limit its ability to pay dividends. These policies require, among other things, that a bank holding company maintain a minimum capital base. The Federal Reserve Board would most likely seek to prohibit any dividend payment that would reduce a holding company's capital below these minimum amounts.

Voting Rights

         At meetings of shareholders, holders of Valley common stock are entitled to one vote per share. The quorum for shareholders' meetings is a majority of the outstanding shares. Generally, actions and authorizations to be taken or given by shareholders require the approval of a majority of the votes cast by holders of Valley common stock at a meeting at which a quorum is present.

Liquidation Rights

         In the event of liquidation, dissolution or winding up of Valley, holders of Valley common stock are entitled to share equally and ratably in assets available for distribution after payment of debts and liabilities.

Assessment and Redemption

         All outstanding shares of Valley common stock are fully paid and nonassessable. Valley common stock is not redeemable at the option of the issuer or the holders thereof.

Other Matters

         American Stock Transfer and Trust Company is presently both the transfer agent and the registrar for Valley common stock. Valley common stock is traded on the New York Stock Exchange, and is registered with the SEC under
Section 12(b) of the Exchange Act.


         COMPARISON OF THE RIGHTS OF SHAREHOLDERS OF VALLEY AND RAMAPO

         At the time the merger becomes effective, each Ramapo shareholder will become a shareholder of Valley. Each of Valley and Ramapo is a business corporation incorporated in New Jersey under the New Jersey Business Corporation Act. The following is a comparison of certain provisions of the respective certificates of incorporation and by-laws of each of Ramapo and Valley, and a description of certain provisions of the Business Corporation Act applicable to Valley and Ramapo. This summary does not purport to be complete and is qualified in its entirety by reference to the Business Corporation Act, which may change from time to time, and the respective certificates of incorporation and by-laws of Valley and Ramapo, which also may be changed.

Voting Requirements

         Under the Business Corporation Act, unless a greater vote is specified in the certificate of incorporation, the affirmative vote of a majority of the votes cast by shareholders entitled to vote on the matter is required to approve:

            *  an amendment to the certificate of incorporation,

            *  the voluntary dissolution of the corporation,

            * the sale or other disposition of all or substantially all of the corporation's assets outside the ordinary course of business, or

            * the merger or consolidation of the corporation with another corporation.

         Neither Valley nor Ramapo's Certificate of Incorporation presently contains provisions specifying a greater vote in those circumstances.

         The New Jersey Shareholders Protection Act limits certain transactions involving an "interested shareholder" and a "resident domestic corporation." An interested shareholder is one that beneficially owns 10% or more of the voting power of the resident domestic corporation. The Shareholders Protection Act prohibits certain business combinations between an interested shareholder and a resident domestic corporation for five years following the interested shareholder acquiring its stock, unless the corporation's board of directors approved the business combination prior to the interested shareholder's stock acquisition date. After the five-year period expires, the prohibition on certain business combinations continues unless the combination is approved by the affirmative vote of two-thirds of the voting stock not beneficially owned by the interested shareholder, the combination is approved by the board prior to the interested shareholder's stock acquisition date or certain fair price provisions are satisfied. The Shareholders Protection Act applies to both Valley and Ramapo.

Cumulative Voting

         Under the Business Corporation Act, shareholders of a New Jersey corporation do not have cumulative voting rights in the election of directors unless the certificate of incorporation so provides. Neither Valley's nor Ramapo's Certificate of Incorporation presently provides for cumulative voting.

Classified Board of Directors

         The Business Corporation Act permits a New Jersey corporation to provide for a classified board in its certificate of incorporation. The Certificate of Incorporation of Valley does not provide for a classified Board of Directors. Valley's entire Board of Directors is elected each year.

         Ramapo's Certificate of Incorporation provides for three classes of directors with each class comprising approximately one-third of the members of the Board. Directors are elected for three year terms, with one class being elected each year.

Dividends

         The Business Corporation Act generally provides that a New Jersey corporation may declare and pay dividends on its outstanding stock so long as the corporation is not insolvent and would not become insolvent as a consequence of the dividend payment. Valley's Certificate of Incorporation does not presently contain any restriction on Valley's ability to pay dividends. Funds for the payment of dividends by Valley must come primarily from the earnings of Valley's bank subsidiary. Thus, as a practical matter, any restrictions on the ability of Valley National Bank to pay dividends act as restrictions on the amount of funds available for the payment of dividends by Valley. Similarly, Ramapo's Certificate of Incorporation does not restrict Ramapo's ability to pay dividends, but funds for Ramapo's dividends come primarily from the earnings of The Ramapo Bank. Therefore, any restrictions on the ability of The Ramapo Bank to pay dividends act as restrictions on the amount of funds available for the payment of dividends payable by Ramapo.

By-laws

         Under the Business Corporation Act, the board of directors of a New Jersey corporation has the power to adopt, amend, or repeal the corporation's by-laws, unless such powers are reserved in the certificate of incorporation to the shareholders. Neither Valley's nor Ramapo's Certificate of Incorporation presently reserve such powers to shareholders.

Limitations of Liability of Directors and Officers

         Under the Business Corporation Act, a New Jersey corporation may include in its certificate of incorporation a provision that would eliminate or limit directors' or officers' liability to the corporation or to its shareholders, for monetary damage for breaches of their fiduciary duty of care. However, a director or officer cannot be relieved from liability or otherwise indemnified for any breach of duty based upon an act or omission:

            * in breach of the person's duty of loyalty to the corporation or its shareholders,

            *  not in good faith or involving a knowing violation of law, or

            * resulting in the person's receipt of an improper personal benefit.

         Valley's Certificate of Incorporation contains provisions that limit its directors' and officers' liability to the full extent permitted by New Jersey law. Ramapo's Certificate of Incorporation contains no such provisions.

Preferred Stock

         Ramapo's Certificate of Incorporation contains so-called "blank check preferred stock" provisions -- provisions whereby the Ramapo Board of Directors can issue new shares of authorized but unissued preferred stock without shareholder approval. Ramapo does not currently have any preferred stock issued or outstanding. Valley's Certificate of Incorporation does not authorize the issuance of preferred stock.

                              SHAREHOLDER PROPOSALS

         The New Jersey Business Corporation Act requires that the notice of shareholders' meeting, for either a regular or special meeting, specify the purpose or purposes of the meeting. Thus, shareholder proposals must be referred to in Ramapo's notice of shareholders' meeting for such proposal to be validly considered at an annual meeting of Ramapo.

         Ramapo will hold its 1999 annual meeting only if the merger is not completed. Any Ramapo shareholder who wishes to have a proposal included in Ramapo's notice of shareholders' meeting, proxy statement and proxy card for its 1999 annual meeting must submit the proposal to Ramapo by the applicable deadline. The deadline was November 20, 1998, subject to change as noted below.

         If Ramapo changes its 1999 annual meeting date to a date more than 30 days from the date of its 1998 annual meeting, then the deadline referred to in the preceding paragraph will be changed to a reasonable time before Ramapo begins to print and mail its proxy materials. If Ramapo changes the date of the 1999 Annual meeting in a manner which alters the deadline, Ramapo will so state under Item 5 of the first quarterly report on Form 10-Q it files with the SEC after the date change.

                      INFORMATION INCORPORATED BY REFERENCE

         The following documents filed by Valley (Commission File No. 0-11179) with the SEC are hereby incorporated in this proxy statement-prospectus:

               Annual Report on Form 10-K for the year ended December 31, 1998

               The description of Valley common stock set forth in Valley's Registration Statement on Form 8-A filed by Valley pursuant to Section 12 of the Exchange Act, and any amendment or report filed for the purpose of updating such description

         The following documents filed by Ramapo (Commission File No. 0-7806) with the SEC are hereby incorporated in this proxy statement-prospectus:

               Annual Report on Form 10-K for the year ended December 31, 1998

               The description of Ramapo common stock set forth in Ramapo's Registration Statement on Form 8-A filed by Ramapo pursuant to Section 12 of the Exchange Act, and any amendment or report filed for the purpose of updating such description

         All documents filed by Valley or Ramapo pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this document but before the earlier of (1) the date of the Ramapo meeting, or (2) the termination of the merger agreement, are hereby incorporated by reference into this document and shall be deemed a part of this document from the date they are filed.

         Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this proxy statement-prospectus to the extent that a statement contained herein or in any subsequently filed document which is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this proxy statement-prospectus.

         The public may read and copy any documents Valley or Ramapo file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, DC 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy and information statements, and other information about Valley and Ramapo at http://www.sec.gov.


                                  OTHER MATTERS

         As of the date of this proxy statement, the Ramapo Board of Directors knows of no other matters to be presented for action by the shareholders at the meeting. If any other matters are properly presented, however, it is the intention of the persons named in the enclosed proxy to vote in accordance with their best judgment on such matters.


                                  LEGAL OPINION

         Pitney, Hardin, Kipp & Szuch, counsel to Valley, will pass upon certain legal matters relating to the issuance of the shares of Valley common stock offered hereby and certain tax consequences of the merger.


                                     EXPERTS

         The consolidated financial statements of Valley as of December 31, 1998 and 1997 and for each of the years in the three-year period ended December 31, 1998 have been incorporated by reference herein and in the Registration Statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

         The consolidated financial statements of Ramapo as of December 31, 1998 and 1997 and for each of the years in the three-year period ended December 31, 1998 have been incorporated by reference in this proxy statement-prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

         Representatives of Arthur Andersen LLP will be present at the meeting. They will be given an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders present at the meeting.

                                                                      Appendix A


                          AGREEMENT AND PLAN OF MERGER

                  THIS AGREEMENT AND PLAN OF MERGER, dated as of December 17, 1998 ("Agreement"), is among Valley National Bancorp, a New Jersey corporation and registered bank holding company ("Valley"), Valley National Bank, a national banking association ("VNB"), Ramapo Financial Corporation, a New Jersey corporation and registered bank holding company ("Ramapo") and The Ramapo Bank, a state-chartered commercial bank (the "Bank").

                                    RECITALS

                  Valley desires to acquire Ramapo and Ramapo's Board of Directors has determined, based upon the terms and conditions hereinafter set forth, that the acquisition is in the best interests of Ramapo and its stockholders. The acquisition will be accomplished by merging Ramapo into Valley with Valley as the surviving corporation and, at the same time, merging the Bank into VNB with VNB as the surviving bank, and Ramapo stockholders receiving the consideration hereinafter set forth. The Boards of Directors of Ramapo, Valley, the Bank and VNB have duly adopted and approved this Agreement and the Board of Directors of Ramapo has directed that it be submitted to its stockholders for approval.

                  As a condition precedent to entering into this Agreement, Valley has required that Ramapo grant it an option to purchase authorized but unissued shares of Ramapo common stock and, as a consequence, Valley and Ramapo have entered into a Stock Option Agreement, dated the date hereof (the "Valley Stock Option").

                  NOW, THEREFORE, intending to be legally bound, the parties hereto agree as follows:

                                    ARTICLE I

                                   THE MERGER

                  1.1. The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as hereafter defined), Ramapo shall be merged with and into Valley (the "Merger") in accordance with the New Jersey Business Corporation Act ("NJBCA") and Valley shall be the surviving corporation (the "Surviving Corporation"). Immediately following the Effective Time, the Bank shall be merged with and into VNB as provided in Section 1.7 hereof.

                  1.2. Effect of the Merger. At the Effective Time, the Surviving Corporation shall be considered the same business and corporate entity as each of Ramapo and Valley and thereafter all the property, rights, privileges, powers and franchises of each of Ramapo and Valley shall vest in the Surviving Corporation and the Surviving Corporation shall be subject to and be deemed to have assumed all of the debts, liabilities, obligations and duties of each of Ramapo and Valley and shall have succeeded to all of each of their relationships, fiduciary or otherwise, as fully and to the same extent as if such property, rights, privileges, powers, franchises, debts, obligations, duties and relationships had been originally acquired, incurred or entered into by the Surviving Corporation.

                  1.3. Certificate of Incorporation. The certificate of incorporation of Valley as it exists immediately prior to the Effective Time shall not be amended by the Merger, but shall continue as the certificate of incorporation of the Surviving Corporation until otherwise amended as provided by law.

                  1.4. Bylaws. The bylaws of Valley as they exist immediately prior to the Effective Date shall continue as the by-laws of the Surviving Corporation until otherwise amended as provided by law.

                  1.5. Directors and Officers. The directors and officers of Valley as of the Effective Time shall continue as the directors and officers of the Surviving Corporation, with the addition provided for in Section 5.20 hereof.

                  1.6 Closing Date, Closing and Effective Time. Unless a different date, time and/or place are agreed to by the parties hereto, the closing of the Merger (the "Closing") shall take place at 10:00 a.m., at the offices of Valley, 1445 Valley Road, Wayne, New Jersey, on a date (the "Closing Date") which shall be within ten business days following the receipt of all necessary regulatory and governmental approvals and consents and the expiration of all statutory waiting periods in respect thereof and the satisfaction or waiver of all of the conditions to the consummation of the Merger specified in
Article VI hereof (other than the delivery of certificates, opinions and other instruments and documents to be delivered at the Closing), with the exact date determined by Valley upon written notice to Ramapo. The Merger shall become effective (and be consummated) upon the effective time specified by Valley and Ramapo in the certificate of merger (the "Certificate of Merger"), which shall be prepared by Valley, shall be in form and substance satisfactory to Valley and Ramapo, and shall be filed with the Secretary of State of the State of New Jersey. The parties currently anticipate that the Certificate of Merger shall specify as the effective time the opening of business on the first business day following the Closing Date. If no effective time is specified in the Certificate of Merger, the Merger shall become effective (and be consummated) upon the filing of the Certificate of Merger.


                  1.7. The Bank Merger. Immediately following the Effective Time, the Bank shall be merged with and into VNB (the "Bank Merger") in accordance with the provisions of the National Bank Act, New Jersey Banking Act of 1948, as amended (the "NJ Banking Act") and/or the regulations of the New Jersey Department of Banking and Insurance ("Department"), and VNB shall be the surviving bank (the "Surviving Bank"). Upon the consummation of the Bank Merger, the separate existence of the Bank shall cease and the Surviving Bank shall be considered the same business and corporate entity as each of the Bank and VNB and all of the property, rights, privileges, powers and franchises of each of the Bank and VNB shall vest in the Surviving Bank and the Surviving Bank shall be deemed to have assumed all of the debts, liabilities, obligations and duties of each of the Bank and VNB and shall have succeeded to all of each of their relationships, fiduciary or otherwise, as fully and to the same extent as if such property, rights, privileges, powers, franchises, debts, obligations, duties and relationships had been originally acquired, incurred or entered into by the Surviving Bank. Upon the consummation of the Bank Merger, the articles of association and bylaws of VNB shall become the articles of association and bylaws of the Surviving Bank, the officers and employees of VNB and the officers and employees of the Bank shall be the officers and employees of the Surviving Bank with such additions as officers as the Board of Directors of VNB shall determine, and the directors of VNB shall be the directors of the Surviving Bank. In connection with the execution of this Agreement, the Bank and VNB shall execute and deliver a separate merger agreement (the "Bank Merger Agreement") in substantially the form of Exhibit A, annexed hereto, for delivery to the Office of the Comptroller of the Currency ("OCC") and the Department for approval of the Bank Merger.

                                   ARTICLE II
                  CONVERSION OF RAMAPO COMMON STOCK AND OPTIONS

                  Each share of common stock, $1.00 par value, of Ramapo ("Ramapo Common Stock"), issued and outstanding immediately prior to the
Effective Time, and each option to purchase shares of Ramapo Common Stock validly issued pursuant to any of the Ramapo Financial Corporation 1995 Stock-Option Plan for Non-employee Directors (the "Ramapo Non-Employee Director Option Plan") or the Ramapo Financial Corporation 1995 Employee Stock Option Plan (the "Ramapo Employee Option Plan") or the Ramapo Financial Corporation Non-statutory Stock Option Agreement of Mortimer J. O'Shea, dated March 17, 1994 (the "O'Shea Non-statutory Plan") and outstanding immediately prior to the Effective Time (each a "Ramapo Option" and collectively, the "Ramapo Options") shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted or cancelled at the Effective Time in accordance with this
Article II.

                  2.1 Conversion of Ramapo Common Stock; Exchange Ratio; Cash in Lieu of Fractional Shares. Each share of Ramapo Common Stock issued and outstanding immediately prior to the Effective Time, other than shares to be cancelled pursuant to Section 2.4 hereof, shall be converted into the right to receive 0.425 (the "Exchange Ratio") shares of Common Stock, no par value, of Valley ("Valley Common Stock"), subject to adjustment as set forth in Section
2.6 below. No fractional shares of Valley Common Stock will be issued, and in lieu thereof, each holder of Ramapo Common Stock who would otherwise be entitled to a fractional interest will receive an amount in cash determined by multiplying such fractional interest by the Average Pre-Closing Price of Valley Common Stock. "Average Pre-Closing Price of Valley Common Stock" means the average of the Closing Prices of Valley Common Stock for the ten consecutive full trading days in which such shares are quoted on the New York Stock Exchange (the "NYSE") ending with (and including) the Determination Date. "Closing Price" of Valley Common Stock means the daily closing sales price of such stock as reported on the NYSE (as reported in The Wall Street Journal or, if not reported thereby, another authoritative source as chosen by Valley). "Determination Date" means the date five days prior to the Closing.

                  2.2.     Exchange of Shares.

                  (a) Ramapo and Valley hereby appoint Valley National Bank, Trust Department as the exchange agent (the "Exchange Agent") for purposes of effecting the conversion of Ramapo Common Stock and Ramapo Options. As soon as practicable after the Effective Time, the Exchange Agent shall mail to each holder of record (a "Record Holder") of a Certificate or Certificates which, immediately prior to the Effective Time represented outstanding shares of Ramapo Common Stock (the "Certificates"), a mutually agreed upon letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent), and instructions for use in effecting the surrender of the Certificates in exchange for Valley Common Stock (and cash in lieu of fractional shares) as provided in Section 2.1 hereof.

                  (b) Upon surrender of Certificates for exchange and cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, the Record Holder shall be entitled to promptly receive in exchange for such Certificates the consideration as provided in Section 2.1 hereof and the Certificates so surrendered shall be canceled. The Exchange Agent shall not be obligated to deliver or cause to be delivered to any Record Holder the consideration to which such Record Holder would otherwise be entitled until such Record Holder surrenders the Certificates for exchange or, in default thereof, an appropriate Affidavit of Loss and Indemnity Agreement and/or a bond as may be reasonably required in each case by Valley. Notwithstanding the time of surrender of the Certificates, Record Holders shall be deemed stockholders of Valley for all purposes from the Effective Time, except that Valley shall withhold the payment of dividends from any Record Holder until such Record Holder effects the exchange of Certificates for Valley Common Stock. (Such Record Holder shall receive such withheld dividends, without interest, upon effecting the share exchange.)

                  (c) After the Effective Time, there shall be no transfers on the stock transfer books of Ramapo of the shares of Ramapo Common Stock which were outstanding immediately prior to the Effective Time and, if any Certificates representing such shares are presented for transfer, they shall be canceled and exchanged for the consideration as provided in Section 2.1 hereof.

                  (d) If payment of the consideration pursuant to Section 2.1 hereof is to be made in a name other than that in which the Certificates surrendered in exchange therefor is registered, it shall be a condition of such payment that the Certificates so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such payment shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the payment to a person other than that of the registered holder of the Certificates surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

                  (e) With respect to each outstanding Ramapo Option the Exchange Agent shall, after the Effective Time, distribute to the Optionee an amendment to the option grant evidencing the conversion of the grant to an option to purchase Valley Common Stock in accordance with Section 2.7 hereof.

                  2.3. No Dissenters' Rights. Consistent with the provisions of the NJBCA, no stockholder of Ramapo shall have appraisal rights with respect to the Merger.

                  2.4. Cancelled Shares. Each share of Ramapo Common Stock (i) which is held by Ramapo as treasury stock or (ii) which is held by the Bank or any other direct or indirect subsidiary of the Bank (except as trustee or in a fiduciary capacity) or (iii) which is held by Valley, shall be canceled and retired at the Effective Time.

                  2.5. Valley Shares. The shares of Valley Common Stock outstanding at the Effective Time shall not be affected by the Merger, but along with the additional shares of Valley Common Stock to be issued as provided in
Section 2.1 hereof, shall become the outstanding common stock of the Surviving Corporation.

                  2.6 Anti-Dilution Adjustments. The Exchange Ratio and the Average Pre-Closing Price of Valley Common Stock shall be appropriately adjusted for any stock split, stock dividend, stock combination, reclassification or similar transaction ("Capital Change") effected by Valley with respect to Valley Common Stock between the date hereof and the Effective Time.

                  2.7. Ramapo Stock Options. At the Effective Time, each outstanding Ramapo Option granted to an eligible individual (an "Optionee") under any of the Ramapo Non-Employee Director Option Plan or the Ramapo Employee Option Plan or the O'Shea Non-statutory Plan shall be converted into an option to purchase Valley Common Stock (a "Stock Option"), wherein (x) the right to purchase shares of Ramapo Common Stock pursuant to the Ramapo Option shall be converted into the right to purchase that same number of shares of Valley Common Stock multiplied by the Exchange Ratio, (y) the option exercise price per share of Valley Common Stock shall be the previous option exercise price per share of Ramapo Common Stock divided by the Exchange Ratio and (z) in all other material respects the option shall be subject to the same terms and conditions as governed the Ramapo Option on which it was based, including the length of time within which the option may be exercised and for any options which are "incentive stock options" (as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), the adjustments shall be and are intended to be effected in a manner which is consistent with Section 424(a) of the Code. Shares of Valley Common Stock issuable upon exercise of Stock Options shall be covered by an effective registration statement on Form S-8, and Valley shall file a registration statement on Form S-8 covering such shares as soon as practicable after the Effective Time.


                                   ARTICLE III
                    REPRESENTATIONS AND WARRANTIES OF RAMAPO

                  References herein to "Ramapo Disclosure Schedule" shall mean all of the disclosure schedules required by this Article III, dated as of the date hereof and referenced to the specific sections and subsections of Article III of this Agreement, which have been delivered on the date hereof by Ramapo to Valley or will be delivered within 15 days of the date hereof pursuant to
Section 5.11(a) by Ramapo to Valley. Ramapo hereby represents and warrants to Valley as follows:

                  3.1.     Corporate Organization.

                  (a) Ramapo is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey. Ramapo has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a material adverse effect on the business, operations, assets or financial condition of Ramapo on a consolidated basis. Ramapo is registered as a bank holding company under the BHCA.

                  (b) All of the Subsidiaries of Ramapo are listed in the Ramapo Disclosure Schedule. The term "Subsidiary", when used in this Agreement with respect to Ramapo, means any corporation, joint venture, association, partnership, trust or other entity in which Ramapo has, directly or indirectly at least a 50% interest or acts as a general partner. Each Subsidiary of Ramapo is duly organized, validly existing and in good standing under the laws of its state of incorporation. The Bank is a state-chartered commercial bank whose deposits are insured by Bank Insurance Fund ("BIF") of the Federal Deposit Insurance Corporation ("FDIC") to the fullest extent permitted by law. Each Subsidiary of Ramapo has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a material adverse effect on the business, operations, assets or financial condition of Ramapo and its Subsidiaries on a consolidated basis. The Ramapo Disclosure Schedule sets forth true and complete copies of the Certificates of Incorporation or Charter, as the case may be, and Bylaws of Ramapo and each Ramapo Subsidiary as in effect on the date hereof. Except as set forth in the Ramapo Disclosure Schedule, Ramapo does not own or control, directly or indirectly, any equity interest in any corporation, company, association, partnership, joint venture or other entity and owns no real estate, except (i) residential real estate acquired through foreclosure or deed in lieu of foreclosure in each individual instance with a fair market value less than $500,000 and (ii) real estate used for its banking premises.

                  3.2.     Capitalization.

                  The authorized capital stock of Ramapo consists of 15,000,000 shares of Ramapo Common Stock and 1,000,000 shares of stock, no par value per share ("Ramapo No Par Stock") which may be divided into classes and into series within any class or classes as determined by the Board of Directors. As of the date hereof, there were 8,081,199 shares of Ramapo Common Stock issued and outstanding, and no shares issued and held in the treasury, and no shares of Ramapo No Par Stock outstanding. As of the date hereof, there were 966,884 shares of Ramapo Common Stock issuable upon exercise of outstanding Ramapo Options (the "Option Shares") granted to, directors and officers of Ramapo or the Bank pursuant to the Ramapo Non-Employee Director Option Plan or the Ramapo Employee Option Plan or the O'Shea Non-statutory Plan. The Ramapo Disclosure Schedule sets forth (i) all options which may be exercised for issuance of Ramapo Common Stock and the terms upon which the options may be exercised, and
(ii) true and complete copies of each of the Ramapo Non-Employee Director Option Plan and the Ramapo Employee Option Plan and the O'Shea Non-statutory Plan and a specimen of each form of agreement pursuant to which any outstanding stock option was granted, including a list of each outstanding stock option issued pursuant thereto. All issued and outstanding shares of Ramapo Common Stock, and all issued and outstanding shares of capital stock of each Ramapo Subsidiary, have been duly authorized and validly issued, are fully paid, and nonassessable. The authorized capital stock of the Bank consists of 2,000,000 shares of common stock, $2.00 par value. All of the outstanding shares of capital stock of each Ramapo Subsidiary are owned by Ramapo and are free and clear of any liens, encumbrances, charges, restrictions or rights of third parties. Except for the Ramapo Options and the Valley Stock Option, neither Ramapo nor any Ramapo Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the transfer, purchase or issuance of any shares of capital stock of Ramapo or any Ramapo Subsidiary or any securities representing the right to purchase or otherwise receive any shares of such capital stock or any securities convertible into or representing the right to purchase or subscribe for any such shares, and there are no agreements or understandings with respect to voting of any such shares.

                  3.3.     Authority; No Violation.

                  (a) Subject to the approval of this Agreement and the transactions contemplated hereby by the stockholders of Ramapo, and subject to the parties obtaining all necessary regulatory approvals, Ramapo and the Bank have full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby in accordance with the terms hereof. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of each of Ramapo and the Bank. The execution and delivery of the Bank Merger Agreement has been duly and validly approved by the Board of Directors of the Bank. Except for the approvals described in paragraph
(b) below, no other corporate proceedings on the part of Ramapo or the Bank are necessary to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Ramapo and the Bank, and constitutes valid and binding obligations of Ramapo and the Bank, enforceable against Ramapo and the Bank in accordance with its terms.

                  (b) Neither the execution and delivery of this Agreement by Ramapo and the Bank, nor the consummation by Ramapo and the Bank of the transactions contemplated hereby in accordance with the terms hereof, or compliance by Ramapo and the Bank with any of the terms or provisions hereof, will (i) violate any provision of Ramapo's or the Bank's Certificates of Incorporation or Bylaws, (ii) assuming that the consents and approvals set forth below are duly obtained, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Ramapo or the Bank or any of their respective properties or assets, or (iii) except as set forth in the Ramapo Disclosure Schedule, violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in the creation of any lien, security interest, charge or other encumbrance upon any of the respective properties or assets of Ramapo or the Bank under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Ramapo or the Bank is a party, or by which either or both of them or any of their respective properties or assets may be bound or affected except, with respect to (ii) and
(iii) above, such as individually and in the aggregate will not have a material adverse effect on the business, operations, assets or financial condition of Ramapo and its Subsidiaries on a consolidated basis, and which will not prevent or delay the consummation of the transactions contemplated hereby. Except for consents and approvals of or filings or registrations with or notices to the OCC, the Department, the Board of Governors of the Federal Reserve System ("FRB"), the Securities and Exchange Commission ("SEC"), applicable state securities bureaus or commissions, the New Jersey Secretary of State and the stockholders of Ramapo, no consents or approvals of or filings or registrations with or notices to any third party or any public body or authority are necessary on behalf of Ramapo or the Bank in connection with (x) the execution and delivery by Ramapo and the Bank of this Agreement and (y) the consummation by Ramapo and the Bank of the transactions contemplated hereby and (z) the execution and delivery by the Bank of the Bank Merger Agreement and the consummation by the Bank of the transactions contemplated thereby.

                  3.4.     Financial Statements.

                  (a) The Ramapo Disclosure Schedule sets forth copies of the consolidated statements of condition of Ramapo as of December 31, 1995, 1996 and 1997, and the related consolidated statements of income, stockholders' equity and cash flows for the periods ended December 31 in each of the three years 1995 through 1997, in each case accompanied by the audit report of Arthur Andersen LLP, independent public accountants with respect to Ramapo, and the unaudited consolidated statements of condition of Ramapo as of September 30, 1998 and related unaudited consolidated statements of income, changes in stockholders' equity and cash flows for the nine months then ended as reported in Ramapo's Quarterly Report on Form 10-Q, filed with the SEC under the Securities and Exchange Act of 1934, as amended (the "1934 Act") (collectively, the "Ramapo Financial Statements"). The Ramapo Financial Statements (including the related notes) have been prepared in accordance with generally accepted accounting principles ("GAAP") consistently applied during the periods involved, and fairly present the consolidated financial condition of Ramapo as of the respective dates set forth therein, and the related consolidated statements of income, stockholders' equity and cash flows fairly present the results of the consolidated operations, stockholders' equity and cash flows of Ramapo for the respective periods set forth therein.

                  (b) The books and records of Ramapo and its Subsidiaries have been and are being maintained in material compliance with applicable legal and accounting requirements, and reflect only actual transactions.

                  (c) Except as and to the extent reflected, disclosed or reserved against in the Ramapo Financial Statements (including the notes thereto), as of September 30, 1998 neither Ramapo nor any of its Subsidiaries had any material liabilities, whether absolute, accrued, contingent or otherwise material to the business, operations, assets or financial condition of Ramapo or any of its Subsidiaries. Since September 30, 1998 and to the date hereof, neither Ramapo nor any of its Subsidiaries have incurred any material liabilities except in the ordinary course of business and consistent with prudent banking practice, except as specifically contemplated by this Agreement.

                  3.5. Brokerage Fees; Financial Advisor. Other than Danielson Associates, Inc. ("Danielson"), neither Ramapo nor any of its Subsidiaries nor any of their respective directors or officers has employed any broker or finder or incurred any liability for any broker's or finder's fees or commissions in connection with any of the transactions contemplated by this Agreement. Copies of Ramapo's agreements with Danielson are set forth in the Ramapo Disclosure Schedule. Danielson has delivered to Ramapo its written opinion with respect to the fairness, from a financial point of view, of the Exchange Ratio to the shareholders of Ramapo in the Merger. There are no fees (other than time charges billed at usual and customary rates) payable to any consultants, including lawyers and accountants, in connection with this transaction or which would be triggered by consummation of this transaction or the termination of the services of such consultants by Ramapo or any of its Subsidiaries other than fees which will be payable by Ramapo to Danielson.

                  3.6.     Absence of Certain Changes or Events.

                  (a) There has not been any material adverse change in the business, operations, assets or financial condition of Ramapo and its Subsidiaries on a consolidated basis since September 30, 1998 and, except for the direct or indirect costs of the Merger, to Ramapo's knowledge, no facts or conditions exist which Ramapo believes will cause or is likely to cause such a material adverse change in the future.

                  (b) Except as set forth in the Ramapo Disclosure Schedule, neither Ramapo nor any of its Subsidiaries has taken or permitted any of the actions set forth in Section 5.2 hereof between September 30, 1998 and the date hereof and Ramapo and the Ramapo Subsidiaries have conducted their business only in the ordinary course, consistent with past practice.

                  3.7. Legal Proceedings. Except as disclosed in the Ramapo Disclosure Schedule, neither Ramapo nor any of its Subsidiaries is a party to any, and there are no pending or, to Ramapo's knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental investigations of any nature against Ramapo or any of its Subsidiaries. Except as disclosed in the Ramapo Disclosure Schedule, neither Ramapo nor any of its Subsidiaries is a party to any order, judgment or decree entered against Ramapo or any Ramapo Subsidiary in any lawsuit or proceeding.

                  3.8.     Taxes and Tax Returns.

                  (a) To the knowledge of Ramapo, Ramapo and each Ramapo Subsidiary have duly filed (and until the Effective Time will so file) all returns, declarations, reports, information returns and statements ("Returns") required to be filed by them in respect of any federal, state and local taxes (including withholding taxes, penalties or other payments required) and each has duly paid (and until the Effective Time will so pay) all such taxes due and payable, other than taxes or other charges which are being contested in good faith (and disclosed to Valley in writing). Ramapo and each Ramapo Subsidiary have established (and until the Effective Time will establish) on their books and records reserves for the payment of all federal, state and local taxes not yet due and payable, but incurred in respect of Ramapo or any Ramapo Subsidiary through such date, which reserves are, to the knowledge of Ramapo, adequate for such purposes. Except as set forth in the Ramapo Disclosure Schedule, the federal income tax returns of Ramapo and its Subsidiaries have been examined by the Internal Revenue Service (the "IRS") (or are closed to examination due to the expiration of the applicable statute of limitations) and no deficiencies were asserted as a result of such examinations which have not been resolved and paid in full. Except as set forth in the Ramapo Disclosure Schedule, the applicable state income tax returns of Ramapo and its Subsidiaries have been examined by the applicable authorities (or are closed to examination due to the expiration of the statute of limitations) and no deficiencies were asserted as a result of such examinations which have not been resolved and paid in full. To the knowledge of Ramapo, there are no audits or other administrative or court proceedings presently pending nor any other disputes pending, or claims asserted for, taxes or assessments upon Ramapo or any of its Subsidiaries, nor has Ramapo or any of its Subsidiaries given any currently outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any taxes or Returns.

                  (b) Except as set forth in the Ramapo Disclosure Schedule, neither Ramapo nor any of its Subsidiaries (i) has requested any extension of time within which to file any tax Return which Return has not since been filed,
(ii) is a party to any agreement providing for the allocation or sharing of taxes, (iii) is required to include in income any adjustment pursuant to Section 481(a) of the Code, by reason of a voluntary change in accounting method initiated by Ramapo or any Ramapo Subsidiary (nor does Ramapo have any knowledge that the IRS has proposed any such adjustment or change of accounting method) or
(iv) has filed a consent pursuant to Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply.

                  3.9.     Employee Benefit Plans.

                  (a) Except as disclosed in the Ramapo Disclosure Schedule, neither Ramapo nor any of its Subsidiaries maintains or contributes to any "employee pension benefit plan", within the meaning of Section 3(2)(A) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (the "Ramapo Pension Plans"), "employee welfare benefit plan", within the meaning of
Section 3(1) of ERISA (the "Ramapo Welfare Plans"), stock option plan, stock purchase plan, deferred compensation plan, severance plan, bonus plan, employment agreement or other similar plan, program or arrangement. Neither Ramapo nor any of its Subsidiaries has, since September 2, 1974, contributed to any "Multiemployer Plan", within the meaning of Sections 3(37) and 4001(a)(3) of ERISA.

                  (b) Ramapo has delivered to Valley in the Ramapo Disclosure Schedule a complete and accurate copy of each of the following with respect to each of the Ramapo Pension Plans and Ramapo Welfare Plans: (i) plan document, summary plan description, and summary of material modifications (if not available, a detailed description of the foregoing); (ii) trust agreement or insurance contract, if any; (iii) most recent IRS determination letter, if any;
(iv) most recent actuarial report, if any; and (v) most recent annual report on Form 5500.

                  (c) The present value of all accrued benefits both vested and non-vested under each of the Ramapo Pension Plans subject to Title IV of ERISA, based upon the actuarial assumptions used for purposes of the most recent actuarial valuation prepared by such Ramapo Pension Plan's actuary, did not exceed the then current value of the assets of such plans allocable to such accrued benefits. To the best of Ramapo's knowledge, the actuarial assumptions then utilized for such plans were reasonable and appropriate as of the last valuation date and reflect then current market conditions.

                  (d) During the last six years, the Pension Benefit Guaranty Corporation (the "PBGC") has not asserted any claim for liability against Ramapo or any of its Subsidiaries which has not been paid in full.

                  (e) All premiums (and interest charges and penalties for late payment, if applicable) due to the PBGC with respect to each Ramapo Pension Plan have been paid. All contributions required to be made to each Ramapo Pension Plan under the terms thereof, ERISA or other applicable law have been timely made, and all amounts properly accrued to date as liabilities of Ramapo and its Subsidiaries which have not been paid have been properly recorded on the books of Ramapo and its Subsidiaries.

                  (f) Except as disclosed on the Ramapo Disclosure Schedule, each of the Ramapo Pension Plans, the Ramapo Welfare Plans and each other plan and arrangement identified on the Ramapo Disclosure Schedule has been operated in compliance in all material respects with the provisions of ERISA, the Code, all regulations, rulings and announcements promulgated or issued thereunder, and all other applicable governmental laws and regulations. Furthermore, the IRS has issued a favorable determination letter, which takes into account the Tax Reform Act of 1986 and subsequent legislation, with respect to each of the Ramapo Pension Plans and Ramapo is not aware of any fact or circumstance which would disqualify any such plan, that could not be retroactively corrected (in accordance with the procedures of the IRS).

                  (g) To the knowledge of Ramapo, within the past two plan years no non-exempt prohibited transaction, within the meaning of Section 4975 of the Code or Section 406 of ERISA, has occurred with respect to any of the Ramapo Welfare Plans or Ramapo Pension Plans.

                  (h) No Ramapo Pension Plan or any trust created thereunder has been terminated, nor have there been any "reportable events", within the meaning of Section 4034(b) of ERISA, with respect to any of the Ramapo Pension Plans.

                  (i) To the knowledge of Ramapo, no "accumulated funding deficiency", within the meaning of Section 412 of the Code, has been incurred with respect to any of the Ramapo Pension Plans.

                  (j) There are no pending, or, to the knowledge of Ramapo, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Ramapo Pension Plans or the Ramapo Welfare Plans, any trusts related thereto or any other plan or arrangement identified in the Ramapo Disclosure Schedule.

                  (k) No Ramapo Pension or Welfare Plan provides medical or death benefits (whether or not insured) beyond an employee's retirement or other termination of service, other than (i) coverage mandated by law, or (ii) death benefits under any Ramapo Pension Plan.

                  (l) Except with respect to customary health, life and disability benefits or as disclosed in the Ramapo Disclosure Schedule, there are no unfunded benefits obligations which are not accounted for by reserves shown on the Ramapo Financial Statements and established under GAAP, or otherwise noted on such financial statements.

                  (m) With respect to each Ramapo Pension and Welfare Plan that is funded wholly or partially through an insurance policy, there will be no liability of Ramapo or any Ramapo Subsidiary as of the Effective Time under any such insurance policy or ancillary agreement with respect to such insurance policy in the nature of a retroactive rate adjustment, loss sharing arrangement or other actual or contingent liability arising wholly or partially out of events occurring prior to the Effective Time.

                  (n) Except as hereafter agreed to by Valley in writing or as disclosed on the Ramapo Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee of Ramapo or any Ramapo Subsidiary to severance pay, unemployment compensation or any similar payment, or (ii) accelerate the time of payment, accelerate the vesting, or increase the amount, of any compensation or benefits due to any current employee or former employee under any Ramapo Pension Plan or Ramapo Welfare Plan.

                  3.10.    Reports.

                  (a) The Ramapo Disclosure Schedule lists, and as to item (i) below Ramapo has previously delivered or made available to Valley a complete copy of, each (i) final registration statement, prospectus, annual, quarterly or special report and definitive proxy statement filed by Ramapo since January 1, 1995 pursuant to the Securities Act of 1933, as amended ("1933 Act"), or the 1934 Act and (ii) communication (other than general advertising materials, press releases and dividend checks) mailed by Ramapo to its shareholders as a class since January 1, 1995.

                  (b) Since June 1, 1996, (i) Ramapo has filed all reports that it was required to file with the SEC under the 1934 Act, and (ii) Ramapo and the Bank each has duly filed all material forms, reports and documents which they were required to file with each agency charged with regulating any aspect of their business, in each case in form which was correct in all material respects, and, subject to permission from such regulatory authorities, Ramapo promptly will deliver or make available to Valley accurate and complete copies of such reports. As of their respective dates, each such form, report, or document referred to in either of clauses (i) or (ii) above, and each final registration statement, prospectus, annual, quarterly or special report, definitive proxy statement or communication referred to in either of clauses (i) or (ii) of paragraph (a) above, complied in all material respects with all applicable statutes, rules and regulations and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading; provided that information contained in any such document as of a later date shall be deemed to modify information as of an earlier date. The Ramapo Disclosure Schedule lists the dates of all examinations of Ramapo or the Bank conducted by either the Department or the FDIC since January 1, 1996 and the dates of any responses thereto submitted by Ramapo or the Bank.

                  3.11. Ramapo and Bank Information. The information relating to Ramapo and the Bank to be contained in the Proxy Statement/Prospectus (as defined in Section 5.6(a) hereof) to be delivered to stockholders of Ramapo in connection with the solicitation of their approval of this Agreement and the transactions contemplated hereby, as of the date the Proxy Statement/Prospectus is mailed to stockholders of Ramapo, and up to and including the date of the meeting of stockholders to which such Proxy Statement/Prospectus relates, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

                  3.12.    Compliance with Applicable Law.

                  (a) General. Except as set forth in the Ramapo Disclosure Schedule, each of Ramapo and the Ramapo Subsidiaries holds all licenses, franchises, permits and authorizations necessary for the lawful conduct of its business under and pursuant to each, and has complied with and is not in default in any respect under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any federal, state or local governmental authority relating to Ramapo or any of its Subsidiaries (other than where such defaults or non-compliances will not, alone or in the aggregate, result in a material adverse effect on the business, operations, assets or financial condition of Ramapo and its Subsidiaries on a consolidated basis) and Ramapo has not received notice of violation of, and does not know of any violations of, any of the above.

                  (b) CRA. Without limiting the foregoing, to its knowledge the Bank has complied in all material respects with the Community Reinvestment Act ("CRA") and Ramapo has no reason to believe that any person or group would object to the consummation of this Merger due to the CRA performance of or rating of the Bank. Except as listed on the Ramapo Disclosure Schedule to the knowledge of the Bank, no person or group has adversely commented upon the Bank's CRA performance.

                  3.13.    Certain Contracts.

                  (a) Except as disclosed in the Ramapo Disclosure Schedule under this Section or Section 3.5, (i) neither Ramapo nor any Ramapo Subsidiary is a party to or bound by any contract or understanding (whether written or oral) with respect to the employment or termination of any present or former officers, employees, directors or consultants and (ii) the consummation of the transactions contemplated by this Agreement will not (either alone or upon the occurrence of any additional acts or events) result in any payment (whether of severance pay or otherwise) becoming due from Ramapo or any Ramapo Subsidiary to any officer, employee, director or consultant thereof. The Ramapo Disclosure Schedule sets forth true and correct copies of all employment agreements or termination agreements with officers, employees, directors, or consultants to which Ramapo or any Ramapo Subsidiary is a party.

                  (b) Except as disclosed in the Ramapo Disclosure Schedule, (i) as of the date of this Agreement, neither Ramapo nor any Ramapo Subsidiary is a party to or bound by any commitment, agreement or other instrument which contemplates the payment by Ramapo or any Ramapo Subsidiary of amounts in excess of $100,000, or which has a term extending beyond June 1, 1999 and cannot be terminated by Ramapo or its subsidiary without consent of the other party thereto, (ii) no commitment, agreement or other instrument to which Ramapo or any Ramapo Subsidiary is a party or by which any of them is bound limits the freedom of Ramapo or any Ramapo Subsidiary to compete in any line of business or with any person, and (iii) neither Ramapo nor any Ramapo Subsidiary is a party to any collective bargaining agreement.

                  (c) Except as disclosed in the Ramapo Disclosure Schedule, neither Ramapo nor any Ramapo Subsidiary nor, to the knowledge of Ramapo, any other party thereto, is in default in any material respect under any material lease, contract, mortgage, promissory note, deed of trust, loan or other commitment or arrangement.

                  3.14.    Properties and Insurance.

                  (a) Ramapo and its Subsidiaries have good, and as to owned real property marketable, title to all material assets and properties, whether real or personal, tangible or intangible, reflected in Ramapo's consolidated balance sheet as of September 30, 1998, or owned and acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value in the ordinary course of business since September 30, 1998), subject to no encumbrances, liens, mortgages, security interests or pledges, except (i) those items that secure liabilities that are reflected in such balance sheet or the notes thereto or incurred in the ordinary course of business after the date of such balance sheet, (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith, (iii) such encumbrances, liens, mortgages, security interests, pledges and title imperfections that are not in the aggregate material to the business, operations, assets, and financial condition of Ramapo and its Subsidiaries taken as a whole and (iv) with respect to owned real property, title imperfections noted in title reports delivered to Valley prior to the date hereof. Ramapo and its Subsidiaries as lessees have the right under valid and subsisting leases to occupy, use, possess and control all property leased by them in all material respects as presently occupied, used, possessed and controlled by them.

                  (b) The Ramapo Disclosure Schedule lists all policies of insurance covering business operations and all insurable properties and assets of Ramapo and its Subsidiaries showing all risks insured against, in each case under valid, binding and enforceable policies or bonds, with such amounts and such deductibles as are specified. As of the date hereof, neither Ramapo nor any of its Subsidiaries has received any notice of cancellation or notice of a material amendment of any such insurance policy or bond or is in default under such policy or bond, no coverage thereunder is being disputed and all material claims thereunder have been filed in a timely fashion.

                  3.15. Minute Books. The minute books of Ramapo and its Subsidiaries contain records that are accurate in all material respects of all meetings and other corporate action held of their respective stockholders and Boards of Directors (including committees of their respective Boards of Directors).

                  3.16. Environmental Matters. Except as set forth in the Ramapo Disclosure Schedule:

                  (a) Neither Ramapo nor any Ramapo Subsidiary has received any written notice, citation, claim, assessment, proposed assessment or demand for abatement alleging that Ramapo or such Ramapo Subsidiary (either directly or as a trustee or fiduciary, or as a successor-in-interest in connection with the enforcement of remedies to realize the value of properties serving as collateral for outstanding loans) is responsible for the correction or cleanup of any condition resulting from the violation of any law, ordinance or other governmental regulation regarding environmental matters, which correction or cleanup would be material to the business, operations, assets or financial condition of Ramapo and the Ramapo Subsidiaries taken as a whole. Ramapo has no knowledge that any toxic or hazardous substances or materials have been emitted, generated, disposed of or stored on any real property owned or leased by Ramapo or any Ramapo Subsidiary, as OREO or otherwise, or owned or controlled by Ramapo or any Ramapo Subsidiary as a trustee or fiduciary (collectively, "Properties"), in any manner that violates or, after the lapse of time will violate, any presently existing federal, state or local law or regulation governing or pertaining to such substances and materials.

                  (b) Ramapo has no knowledge that any of the Properties has been operated in any manner in the three years prior to the date of this Agreement that violated any applicable federal, state or local law or regulation governing or pertaining to toxic or hazardous substances and materials, the violation of which would have a material adverse effect on the business, operations, assets or financial condition of Ramapo and the Ramapo Subsidiaries taken as a whole.

                  (c) To the knowledge of Ramapo, except as set forth in the Ramapo Disclosure Schedule, there are no underground storage tanks on, in or under any of the Properties and no underground storage tanks have been closed or removed from any of the Properties while the property was owned, operated or controlled by Ramapo or any Ramapo Subsidiary.

                  3.17. Reserves. As of the date hereof, the reserve for loan and lease losses in the Ramapo Financial Statements is adequate based upon past loan loss experiences and potential losses in the current portfolio to cover all known or anticipated loan losses.

                  3.18. No Excess Parachute Payments. No officer, director, employee or agent (or former officer, director, employee or agent) of Ramapo or any Ramapo Subsidiary is entitled now, or will or may be entitled to as a consequence of this Agreement, the Merger or the Bank Merger, to any payment or benefit from Ramapo, a Ramapo Subsidiary, Valley or VNB which if paid or provided would constitute an "excess parachute payment", as defined in Section 280G of the Code or regulations promulgated thereunder.

                  3.19. Year 2000 Compliance. Ramapo and the Ramapo Subsidiaries have taken all reasonable steps necessary to address the software, accounting and record keeping issues raised in order for the data processing systems used in the business conducted by Ramapo and the Ramapo Subsidiaries to be substantially Year 2000 compliant on or before the end of 1999 and, except as set forth in the Ramapo Disclosure Schedule, Ramapo does not expect the future cost of addressing such issues to be material. Neither Ramapo nor any Ramapo Subsidiary has received a rating of less than satisfactory from any bank regulatory agency with respect to Year 2000 compliance.

                  3.20. Agreements with Bank Regulators. Neither Ramapo nor any Ramapo Subsidiary is a party to any agreement or memorandum of understanding with, or a party to any commitment letter, board resolution submitted to a regulatory authority or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, any court, governmental authority or other regulatory or administrative agency or commission, domestic or foreign ("Governmental Entity") which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies or its management, except for those the existence of which has been disclosed in writing to Valley by Ramapo prior to the date of this Agreement, nor has Ramapo been advised by any Governmental Entity that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter or similar submission, except as disclosed in writing to Valley by Ramapo prior to the date of this Agreement. Neither Ramapo nor any Ramapo Subsidiary is required by Section 32 of the Federal Deposit Insurance Act to give prior notice to a Federal banking agency of the proposed addition of an individual to its board of directors or the employment of an individual as a senior executive officer, except as disclosed in writing to Valley by Ramapo prior to the date of this Agreement.

                  3.21.  Disclosure.  No representation or warranty contained in
Article III of this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein not misleading.


                                   ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF VALLEY

                  References herein to the "Valley Disclosure Schedule" shall mean all of the disclosure schedules required by this Article IV, dated as of the date hereof and referenced to the specific sections and subsections of
Article IV of this Agreement, which have been delivered on the date hereof by Valley to Ramapo. Valley hereby represents and warrants to Ramapo as follows:

                  4.1.     Corporate Organization.

                  (a) Valley is a corporation duly organized and validly existing and in good standing under the laws of the State of New Jersey. Valley has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a material adverse effect on the business, operations, assets or financial condition of Valley or its Subsidiaries (defined below). Valley is registered as a bank holding company under the BHCA.

                  (b) All of the Subsidiaries of Valley are listed in the Valley Disclosure Schedule. The term "Subsidiary" when used in this Agreement with reference to Valley, means any corporation, joint venture, association, partnership, trust or other entity in which Valley has, directly or indirectly, at least a 50% interest or acts as a general partner. Each Subsidiary of Valley is duly organized and validly existing and in good standing under the laws of the jurisdiction of its incorporation. VNB is a national bank whose deposits are insured by the BIF of the FDIC to the fullest extent permitted by law. Each Subsidiary of Valley has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a material adverse effect on the business, operations, assets or financial condition of Valley and its Subsidiaries.

                  4.2. Capitalization. The authorized capital stock of Valley consists solely of 98,437,500 shares of Valley Common Stock. As of November 30, 1998, there were 55,201,357 shares of Valley Common Stock issued and outstanding net of treasury stock, and 303,545 treasury shares. Since November 30, 1998, to and including the date of this Agreement, no additional shares of Valley Common Stock have been issued except in connection with exercises of options granted under the Long-Term Stock Incentive Plan of Valley (the "Valley Option Plan") or grants under the Valley Option Plan or grants or options under any option or stock plan assumed by Valley in connection with any other acquisition (the "Acquired Stock Plans"). As of November 30, 1998, except for: (a) 2,352,250 shares of Valley Common Stock issuable upon exercise of outstanding stock options and stock appreciation rights granted pursuant to the Valley Option Plan or the Acquired Stock Plans, and (b) 14,924 shares of Valley Common Stock issuable upon exercise of outstanding stock options granted to a consultant for Valley, there were no shares of Valley Common Stock issuable upon the exercise of outstanding stock options or otherwise. All issued and outstanding shares of Valley Common Stock, and all issued and outstanding shares of capital stock of Valley's Subsidiaries, have been duly authorized and validly issued, are fully paid, nonassessable and free of preemptive rights, and are free and clear of all liens, encumbrances, charges, restrictions or rights of third parties. All of the outstanding shares of capital stock of Valley's Subsidiaries are owned by Valley free and clear of any liens, encumbrances, charges, restrictions or rights of third parties. Except for the options and stock appreciation rights referred to above under the Valley Option Plan, neither Valley nor any of Valley's Subsidiaries has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the transfer, purchase or issuance of any shares of capital stock of Valley or Valley's Subsidiaries or any securities representing the right to otherwise receive any shares of such capital stock or any securities convertible into or representing the right to purchase or subscribe for any such shares, and there are no agreements or understandings with respect to voting of any such shares.

                  4.3.     Authority; No Violation.

                  (a) Valley and VNB have full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby in accordance with the terms hereof. Valley has a sufficient number of authorized but unissued shares of Valley Common Stock to pay the consideration for the Merger set forth in Article II of this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of each of Valley and VNB. The execution and delivery of the Bank Merger Agreement has been duly and validly approved by the Board of Directors of VNB. No other corporate proceedings on the part of Valley and VNB are necessary to consummate the transactions contemplated hereby (except for the approval by Valley of the Bank Merger Agreement). This Agreement has been duly and validly executed and delivered by Valley and VNB and constitutes a valid and binding obligation of Valley and VNB, enforceable against Valley and VNB in accordance with its terms.

                  (b) Neither the execution or delivery of this Agreement nor the consummation by Valley and VNB of the transactions contemplated hereby in accordance with the terms hereof, will (i) violate any provision of the Certificate of Incorporation or Bylaws of Valley or the Articles of Association or Bylaws of VNB, (ii) assuming that the consents and approvals set forth below are duly obtained, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Valley or VNB or any of their respective properties or assets, or (iii) violate, conflict with, result in a breach of any provision of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of Valley or VNB under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Valley or VNB is a party, or by which Valley or VNB or any of their properties or assets may be bound or affected, except, with respect to (ii) and (iii) above, such as in the aggregate will not have a material adverse effect on the business, operations, assets or financial condition of Valley and Valley's Subsidiaries on a consolidated basis, or the ability of Valley and VNB to consummate the transactions contemplated hereby. Except for consents and approvals of or filings or registrations with or notices to the OCC, the Department, the FRB, the New Jersey Secretary of State, the SEC, or applicable state securities bureaus or commissions, no consents or approvals of or filings or registrations with or notices to any third party or any public body or authority are necessary on behalf of Valley or VNB in connection with (a) the execution and delivery by Valley or VNB of this Agreement, (b) the consummation by Valley of the Merger and the other transactions contemplated hereby and (c) the execution and delivery by VNB of the Bank Merger Agreement and the consummation by VNB of the Bank Merger and other transactions contemplated thereby. To Valley's knowledge, no fact or condition exists which Valley has reason to believe will prevent it or VNB from obtaining the aforementioned consents and approvals.

                  4.4.     Financial Statements.

                  (a) Valley has previously delivered to Ramapo copies of the consolidated statements of financial condition of Valley as of December 31, 1995, 1996 and 1997, the related consolidated statements of income, changes in stockholders' equity and of cash flows for the periods ended December 31 in each of the three fiscal years 1995 through 1997, in each case accompanied by the audit report of KPMG Peat Marwick LLP, independent public accountants with respect to Valley, and the unaudited consolidated statements of condition of Valley as of September 30, 1998 and the related unaudited consolidated statements of income, changes in stockholders' equity and cash flows for the nine months then ended as reported in Valley's Quarterly Report on Form 10-Q, filed with the SEC under the 1934 Act (collectively, the "Valley Financial Statements"). The Valley Financial Statements (including the related notes), have been prepared in accordance with GAAP consistently applied during the periods involved, and fairly present the consolidated financial position of Valley as of the respective dates set forth therein, and the related consolidated statements of income, changes in stockholders' equity and of cash flows (including the related notes, where applicable) fairly present the results of the consolidated operations and changes in stockholders' equity and of cash flows of Valley for the respective fiscal periods set forth therein.

                  (b) The books and records of Valley and its subsidiaries have been and are being maintained in material compliance with applicable legal and accounting requirements, and reflect only actual transactions.

                  (c) Except as and to the extent reflected, disclosed or reserved against in the Valley Financial Statements (including the notes thereto), as of September 30, 1998 neither Valley nor any of its Subsidiaries had or has, as the case may be, any material obligation or liability, whether absolute, accrued, contingent or otherwise, material to the business, operations, assets or financial condition of Valley or any of its Subsidiaries. Since September 30, 1998, neither Valley nor any of its Subsidiaries have incurred any material liabilities, except in the ordinary course of business and consistent with prudent banking practice.

                  4.5. Brokerage Fees. Except for fees to be paid to MG Advisors, Inc., neither Valley nor VNB nor any of their respective directors or officers has employed any broker or finder or incurred any liability for any broker's or finder's fees or commissions in connection with any of the transactions contemplated by this Agreement.

                  4.6. Absence of Certain Changes or Events. There has not been any material adverse change in the business, operations, assets or financial condition of Valley and Valley's Subsidiaries on a consolidated basis since September 30, 1998 and to Valley's knowledge, no fact or condition exists which Valley believes will cause or is likely to cause such a material adverse change in the future.

                  4.7. Valley Information. The information relating to Valley and its Subsidiaries, this Agreement and the transactions contemplated hereby in the Registration Statement and Proxy Statement/Prospectus (as defined in Section 5.6(a) hereof), as of the date of the mailing of the Proxy Statement/Prospectus, and up to and including the date of the meeting of stockholders of Ramapo to which such Proxy Statement/Prospectus relates, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

                  4.8. Capital Adequacy. As of the date of this Agreement Valley has, and at the Effective Time, after taking into effect the Merger and the transactions contemplated hereunder, Valley will have, sufficient capital to satisfy all applicable regulatory capital requirements.

                  4.9. Valley Common Stock. At the Effective Time, the Valley Common Stock to be issued pursuant to the terms of Section 2.1, when so issued, shall be duly authorized, validly issued, fully paid, and non-assessable, free of preemptive rights and free and clear of all liens, encumbrances or restrictions created by or through Valley, with no personal liability attaching to the ownership thereof.

                  4.10. Legal Proceedings. Except as disclosed in the Valley Disclosure Schedule, neither Valley nor its Subsidiaries is a party to any, and there are no pending or, to Valley's knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental investigations of any nature against Valley or any of its Subsidiaries which, if decided adversely to Valley, or any of its Subsidiaries, would have a material adverse effect on the business, operations, assets or financial condition of Valley and its Subsidiaries on a consolidated basis. Except as disclosed in the Valley Disclosure Schedule, neither Valley nor any of Valley's Subsidiaries is a party to any order, judgment or decree entered against Valley or any such Subsidiary in any lawsuit or proceeding which would have a material adverse effect on the business, operations, assets or financial condition of Valley and its Subsidiaries on a consolidated basis.

                  4.11. Taxes and Tax Returns. To the knowledge of Valley, Valley and its Subsidiaries have duly filed (and until the Effective Time will so file) all Returns required to be filed by them in respect of any federal, state and local taxes (including withholding taxes, penalties or other payments required) and have duly paid (and until the Effective Time will so pay) all such taxes due and payable, other than taxes or other charges which are being contested in good faith. Valley and its Subsidiaries have established (and until the Effective Time will establish) on their books and records reserves for the payment of all federal, state and local taxes not yet due and payable, but incurred in respect of Valley and its Subsidiaries through such date, which reserves are, to the knowledge of Valley, adequate for such purposes. No deficiencies exist or have been asserted based upon the federal income tax returns of Valley and VNB.

                  4.12.    Employee Benefit Plans.

                  (a) Valley and its Subsidiaries maintain or contribute to certain "employee pension benefit plans" (the "Valley Pension Plans"), as such term is defined in Section 3 of ERISA, and "employee welfare benefit plans" (the "Valley Welfare Plans"), as such term is defined in Section 3 of ERISA. Since September 2, 1974, neither Valley nor its Subsidiaries have contributed to any "Multiemployer Plan", as such term is defined in Section 3(37) of ERISA.

                  (b) Except as set forth in Valley Disclosure Schedule, to the knowledge of Valley, each of the Valley Pension Plans and each of the Valley Welfare Plans has been operated in compliance in all material respects with the provisions of ERISA, the Code, all regulations, rulings and announcements promulgated or issued thereunder, and all other applicable governmental laws and regulations.

                  (c) To the knowledge of Valley, no "accumulated funding deficiency" within the meaning of Section 412 of the Code has been incurred with respect to any of the Valley Pension Plans.

                  (d) Except with respect to customary health, life and disability benefits or as disclosed on the Valley Disclosure Schedule, there are no unfunded benefit obligations which are not accounted for by reserves shown on the financial statements of Valley and established under GAAP or otherwise noted on such financial statements.

                  4.13.    Reports.

                  (a) Each communication mailed by Valley to its stockholders since January 1, 1996, and each annual, quarterly or special report, proxy statement or communication, as of its date, complied in all material respects with all applicable statutes, rules and regulations enforced or promulgated by the applicable regulatory agency and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading; provided that disclosures as of a later date shall be deemed to modify disclosures as of an earlier date.

                  (b) Valley and VNB have, since January 1, 1996, duly filed with the OCC and, where applicable, the FDIC, and the FRB in correct form in all material respects the monthly, quarterly and annual reports required to be filed under applicable laws and regulations, and Valley, upon written request from Ramapo, promptly will deliver or make available to Ramapo accurate and complete copies of such reports. The Valley Disclosure Schedule lists the dates of all examinations of Valley or VNB conducted by either the OCC, the FRB or the FDIC since January 1, 1996.

                  4.14. Compliance with Applicable Law. Valley and its Subsidiaries hold all material licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to each, and has complied with and is not in default in any respect under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any federal, state or local governmental authority relating to Valley and its Subsidiaries (other than where such default or non-compliance will not result in a material adverse effect on the business, operations, assets or financial condition of Valley and its Subsidiaries on a consolidated basis) and Valley has not received notice of violations of, and does not know of any violations of, any of the above. Without limiting the foregoing, to its knowledge VNB has complied in all material respects with the CRA and Valley has no reason to believe that any person or group would object to the consummation of the Merger due to the CRA performance or rating of VNB. To the knowledge of Valley, except as listed on the Valley Disclosure Schedule, no person or group has adversely commented upon VNB's CRA performance.

                  4.15.    Properties and Insurance.

                  (a) Valley and its Subsidiaries have good and, as to owned real property, marketable title to all material assets and properties, whether real or personal, tangible or intangible, reflected in Valley's consolidated balance sheet as of September 30, 1998, or owned and acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value in the ordinary course of business since September 30, 1998), subject to no encumbrances, liens, mortgages, security interests or pledges, except (i) those items that secure liabilities that are reflected in such balance sheet or the notes thereto or incurred in the ordinary course of business after the date of such balance sheet, (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith, (iii) such encumbrances, liens, mortgages, security interests, pledges and title imperfections that are not in the aggregate material to the business, operations, assets, and financial condition of Valley and its subsidiaries taken as a whole and (iv) with respect to owned real property, title imperfections noted in title reports delivered to Ramapo prior to the date hereof. Valley and its Subsidiaries as lessees have the right under valid and subsisting leases to occupy, use, possess and control all property leased by them in all material respects as presently occupied, used, possessed and controlled by them.

                  (b) The business operations and all insurable properties and assets of Valley and its Subsidiaries are insured for their benefit against all risks which, in the reasonable judgment of the management of Valley should be insured against, in each case under valid, binding and enforceable policies or bonds, with such deductibles and against such risks and losses as are in the opinion of the management of Valley adequate for the business engaged in by Valley and its Subsidiaries. As of the date hereof, neither Valley nor any of its Subsidiaries has received any notice of cancellation or notice of a material amendment of any such insurance policy or bond or is in default under such policy or bond, no coverage thereunder is being disputed and all material claims thereunder have been filed in a timely fashion.

                  4.16. Minute Books. The minute books of Valley and its Subsidiaries contain records that are accurate in all material respects of all meetings and other corporate action held of their respective stockholders and Boards of Directors (including committees of their respective Boards of Directors).

                  4.17. Environmental Matters. Except as disclosed in the Valley Disclosure Schedule, neither Valley nor any of its Subsidiaries has received any written notice, citation, claim, assessment, proposed assessment or demand for abatement alleging that Valley or any of its Subsidiaries (either directly or as a successor-in-interest in connection with the enforcement of remedies to realize the value of properties serving as collateral for outstanding loans) is responsible for the correction or clean-up of any condition material to the business, operations, assets or financial condition of Valley or its Subsidiaries. Except as disclosed in the Valley Disclosure Schedule, Valley has no knowledge that any toxic or hazardous substances or materials have been emitted, generated, disposed of or stored on any property owned or leased by Valley or any of its Subsidiaries in any manner that violates or, after the lapse of time may violate, any presently existing federal, state or local law or regulation governing or pertaining to such substances and materials, the violation of which would have a material adverse effect on the business, operations, assets or financial condition of Valley and its Subsidiaries on a consolidated basis.

                  4.18. Reserves. As of the date hereof, the reserve for loan and lease losses in the Valley Financial Statements is, to Valley's knowledge, adequate based upon past loan loss experiences and potential losses in the current portfolio to cover all known or anticipated loan losses.

                  4.19. Year 2000 Compliance. Valley and the Valley Subsidiaries have taken all reasonable steps necessary to address the software, accounting and record keeping issues raised in order for the data processing systems used in the business conducted by Valley and the Valley Subsidiaries to be substantially Year 2000 compliant on or before the end of 1999 and Valley does not expect the future cost of addressing such issues to be material. Neither Valley nor any Valley Subsidiary has received a rating of less than satisfactory from any bank regulatory agency with respect to Year 2000 compliance.

                  4.20. Agreements with Bank Regulators. Neither VNB nor any Valley Subsidiary is a party to any agreement or memorandum of understanding with, or a party to any commitment letter, board resolution submitted to a regulatory authority or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, any Governmental Entity which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies or its management, nor has Valley been advised by any Governmental Entity that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter or similar submission, except as disclosed in writing to Ramapo by Valley prior to the date of this Agreement. Neither VNB nor any Valley Subsidiary is required by Section 32 of the Federal Deposit Insurance Act to give prior notice to a Federal banking agency of the proposed addition of an individual to its board of directors or the employment of an individual as a senior executive officer, except as disclosed in writing to Ramapo by Valley prior to the date of this Agreement.

                  4.21. Disclosures.  No representation or warranty contained in
Article IV of this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein not misleading.

                                    ARTICLE V

                            COVENANTS OF THE PARTIES

                  5.1. Conduct of the Business of Ramapo. During the period from the date of this Agreement to the Effective Time, Ramapo shall, and shall cause each of its Subsidiaries to, conduct its respective business and engage in transactions permitted hereunder only in the ordinary course and consistent with prudent banking practice, except with the prior written consent of Valley, which consent will not be unreasonably withheld. Ramapo also shall use its best efforts to (i) preserve its business organization and that of each Ramapo Subsidiary intact, (ii) keep available to itself the present services of its employees and those of its Subsidiaries, provided that neither Ramapo nor any of its Subsidiaries shall be required to take any unreasonable or extraordinary act or any action which would conflict with any other term of this Agreement, and
(iii) preserve for itself and Valley the goodwill of its customers and those of its Subsidiaries and others with whom business relationships exist.

                  5.2. Negative Covenants and Dividend Covenants.

                  (a) Ramapo agrees that from the date hereof to the Effective Time, except as otherwise approved by Valley in writing or as permitted or required by this Agreement, it will not, nor will it permit any of its Subsidiaries to:

                  (i) change any provision of its Certificate of Incorporation or Bylaws or any similar governing documents;

                  (ii) except for the issuance of Ramapo Common Stock pursuant to the present terms of the outstanding Ramapo Options and the Valley Stock Option and as disclosed in the Ramapo Disclosure Schedule, change the number of shares of its authorized or issued common or No Par Stock or issue or grant any option, warrant, call, commitment, subscription, right to purchase or agreement of any character relating to the authorized or issued capital stock of Ramapo or any Ramapo Subsidiary or any securities convertible into shares of such stock, or split, combine or reclassify any shares of its capital stock, or redeem or otherwise acquire any shares of such capital stock, or declare, set aside or pay any dividend, or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, other than its regular quarterly dividend of $0.04;

                  (iii) grant any severance or termination pay (other than pursuant to policies of Ramapo in effect on the date hereof and disclosed in the Ramapo Disclosure Schedule or as agreed to by Valley in writing) to, or enter into or amend any employment agreement with, any of its directors, officers or employees, adopt any new employee benefit plan or arrangement of any type or amend any such existing benefit plan or arrangement; or award any increase in compensation or benefits to its directors, officers or employees;

                  (iv) sell or dispose of any substantial amount of assets or incur any significant liabilities other than in the ordinary course of business consistent with past practices and policies;

                  (v) make any capital expenditures in excess of $100,000 other than pursuant to binding commitments existing on the date hereof and expenditures necessary to maintain existing assets in good repair and expenditures described in business plans or budgets previously furnished to Valley;

                  (vi) file any applications or make any contract with respect to branching or site location or relocation;

                  (vii) agree to acquire in any manner whatsoever (other than to foreclose on collateral for a defaulted loan) any business or entity;

                  (viii) make any material change in its accounting methods or practices, other than changes required in accordance with GAAP;

                  (ix) take any action that would result in any of the representations and warranties contained in Article III of this Agreement not being true and correct in any material respect at the Effective Time; or

                  (x)      agree to do any of the foregoing.

                  (b) Valley agrees that from the date hereof to the Effective Time, except as otherwise approved by Ramapo in writing or as permitted or required by this Agreement, it will not, nor will it permit any of its Subsidiaries to:

                  (i) take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect;

                  (ii) take or cause to be taken any action which would disqualify the Merger as a tax free reorganization under Section 368 of the Code;

                  (iii) consolidate with or merge with any other person or entity in which Valley is not the surviving entity, or convey, transfer or lease its properties and assets substantially as an entirety to any person or entity unless such person or entity shall expressly assume the obligations of Valley under this Agreement; or

                  (iv) authorize or enter into any agreement or commitment to do any of the foregoing.

                  5.3. No Solicitation. So long as this Agreement remains in effect, Ramapo and the Bank shall not, directly or indirectly, encourage or solicit or hold discussions or negotiations with, or provide any information to, any person, entity or group (other than Valley) concerning any merger or sale of shares of capital stock or sale of substantial assets or liabilities not in the ordinary course of business, or similar transactions involving Ramapo or the Bank (an "Acquisition Transaction"). Notwithstanding the foregoing, Ramapo may enter into discussions or negotiations or provide information in connection with an unsolicited possible Acquisition Transaction if the Board of Directors of Ramapo, after consulting with counsel, determines in the exercise of its fiduciary responsibilities that such discussions or negotiations should be commenced or such information should be furnished. Ramapo shall promptly communicate to Valley the terms of any proposal, whether written or oral, which it may receive in respect of any such Acquisition Transaction and the fact that it is having discussions or negotiations with a third party about an Acquisition Transaction.

                  5.4. Current Information. During the period from the date of this Agreement to the Effective Time, Ramapo will cause one or more of its designated representatives to confer on a monthly or more frequent basis with representatives of Valley regarding Ramapo's business, operations, properties, assets and financial condition and matters relating to the completion of the transactions contemplated herein. Without limiting the foregoing, Ramapo will send to Valley a monthly list of each new loan or extension of credit, and each renewal of an existing loan or extension of credit, in excess of $100,000, made during such month, and provide Valley with a copy of the loan offering for any such loan, extension of credit, or renewal upon request. As soon as reasonably available, but in no event more than 45 days after the end of each fiscal quarter (other than the last fiscal quarter of each fiscal year) ending after the date of this Agreement, Ramapo will deliver to Valley the Bank's call reports filed with the Department and FDIC and Ramapo's quarterly reports on Form 10-Q as filed with the SEC under the 1934 Act, and Valley will deliver to Ramapo Valley's quarterly reports on Form 10-Q, as filed with the SEC under the 1934 Act, and VNB's call reports filed with the OCC and the FDIC. As soon as reasonably available, but in no event more than 90 days after the end of each fiscal year, Ramapo will deliver to Valley and Valley will deliver to Ramapo their respective audited Annual Reports, in each case as filed on Form 10-K with the SEC under the 1934 Act.

                  5.5.     Access to Properties and Records; Confidentiality.

                  (a) Ramapo and the Bank shall permit Valley and its representatives, and Valley and VNB shall permit Ramapo and its representatives, accompanied by an officer of the respective party, reasonable access to their respective properties, and shall disclose and make available to Valley and its representatives or Ramapo and its representatives as the case may be, all books, papers and records relating to their respective assets, stock ownership, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including the general ledger), tax records, minute books of directors' and stockholders' meetings, organizational documents, bylaws, material contracts and agreements, filings with any regulatory authority, independent auditors' work papers (subject to the receipt by such auditors of a standard access representation letter), litigation files, plans affecting employees, and any other business activities or prospects in which Valley and its representatives or Ramapo and its representatives may have a reasonable interest. Neither party shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of any customer or would contravene any law, rule, regulation, order or judgment. The parties will use their best efforts to obtain waivers of any such restriction and in any event make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. Ramapo acknowledges that Valley may be involved in discussions concerning other potential acquisitions and Valley shall not be obligated to disclose such information to Ramapo except as such information is publicly disclosed by Valley.

                  (b) All information furnished by the parties hereto previously in connection with transactions contemplated by this Agreement or pursuant hereto shall be used solely for the purpose of evaluating the Merger contemplated hereby and shall be treated as the sole property of the party delivering the information until consummation of the Merger contemplated hereby and, if such Merger shall not occur, each party and each party's advisors shall return to the other party all documents or other materials containing, reflecting or referring to such information, will not retain any copies of such information, shall use its best efforts to keep confidential all such information, and shall not directly or indirectly use such information for any competitive or other commercial purposes. In the event that the Merger contemplated hereby is abandoned, all documents, notes and other writings prepared by a party hereto or its advisors based on information furnished by the other party shall be promptly destroyed. The obligation to keep such information confidential shall continue for five years from the date the proposed Merger is abandoned but shall not apply to (i) any information which (A) the party receiving the information can establish by convincing evidence was already in its possession prior to the disclosure thereof to it by the other party; (B) was then generally known to the public; (C) became known to the public through no fault of the party receiving such information; or (D) was disclosed to the party receiving such information by a third party not bound by an obligation of confidentiality; or (ii) disclosures pursuant to a legal requirement or in accordance with an order of a court of competent jurisdiction.

                  (c) Without limiting the rights provided under Section 5.5(a), each of Valley and Ramapo shall have the right to conduct a full and complete acquisition audit and to perform such due diligence as it deems appropriate, using its own officers and employees or third parties, for purposes of determining whether there is a material breach of any representation or warranty hereunder or a material adverse change in the business or financial condition of the other party. Such acquisition audit or due diligence shall not be limited or restricted by virtue of any audit or due diligence performed before the date hereof or for any other reason, but shall not unduly interfere with the business of the other party.

                  (d) Without limiting the foregoing, Valley and VNB, directly or through agents, for a period of 30 calendar days (the "Due Diligence Period") following the date of this Agreement, shall have the right to perform due diligence on Ramapo and the Bank and a complete acquisition audit of Ramapo and the Bank.

                  5.6.     Regulatory Matters.

                  (a) For the purposes of holding the meeting of Ramapo stockholders referred to in Section 5.7 hereof and registering or otherwise qualifying under applicable federal and state securities laws Valley Common Stock to be issued to Record Holders and Optionees in connection with the Merger, the parties hereto shall cooperate in the preparation and filing by Valley of a Registration Statement with the SEC which shall include an appropriate proxy statement and prospectus satisfying all applicable requirements of applicable state and federal laws, including the 1993 Act, the 1934 Act and applicable state securities laws and the rules and regulations thereunder. (Such proxy statement and prospectus in the form mailed by Ramapo to the Ramapo stockholders and Optionees together with any and all amendments or supplements thereto, is herein referred to as the "Proxy Statement/Prospectus" and the various documents to be filed by Valley under the 1933 Act with the SEC to register for sale the Valley Common Stock to be issued to Record Holders and Optionees, including the Proxy Statement/Prospectus, are referred to herein as the "Registration Statement").

                  (b) Valley shall furnish information concerning Valley and VNB as is necessary in order to cause the Proxy Statement/Prospectus, insofar as it relates to Valley and VNB, to comply with Section 5.6(a) hereof. Valley agrees promptly to advise Ramapo if at any time prior to the Ramapo stockholder meeting referred to in Section 5.7 hereof, any information provided by Valley in the Proxy Statement/Prospectus becomes incorrect or incomplete in any material respect and to provide Ramapo with the information needed to correct such inaccuracy or omission. Valley shall furnish Ramapo with such supplemental information as may be necessary in order to cause the Proxy Statement/Prospectus, insofar as it relates to Valley and VNB, to comply with
Section 5.6(a) after the mailing thereof to Ramapo stockholders.

                  (c) Ramapo shall furnish Valley with such information concerning Ramapo and the Bank as is necessary in order to cause the Proxy Statement/Prospectus, insofar as it relates to Ramapo and the Bank, to comply with Section 5.6(a) hereof. Ramapo agrees promptly to advise Valley if, at any time prior to the Ramapo stockholders' meeting referred to in Section 5.6(a) hereof, information provided by Ramapo in the Proxy Statement/Prospectus becomes incorrect or incomplete in any material respect and to provide Valley with the information needed to correct such inaccuracy or omission. Ramapo shall furnish Valley with such supplemental information as may be necessary in order to cause the Proxy Statement/Prospectus, insofar as it relates to Ramapo and the Bank, to comply with Section 5.6(a) after the mailing thereof to Ramapo stockholders.

                  (d)  Valley  shall as  promptly  as  practicable,  at its sole expense, make such filings as are necessary in connection with the offering of the Valley Common Stock with applicable state securities agencies and shall use all reasonable efforts to qualify the offering of the Valley Common Stock under applicable state securities laws at the earliest practicable date. Ramapo shall promptly furnish Valley with such information regarding the Ramapo stockholders as Valley requires to enable it to determine what filings are required hereunder. Ramapo authorizes Valley to utilize in such filings the information concerning Ramapo and the Bank provided to Valley in connection with, or contained in, the Proxy Statement/Prospectus. Valley shall furnish Ramapo with copies of all such filings and keep Ramapo advised of the status thereof. Valley and Ramapo shall as promptly as practicable file the Registration Statement containing the Proxy Statement/Prospectus with the SEC, and each of Valley and Ramapo shall promptly notify the other of all communications, oral or written, with the SEC concerning the Registration Statement and the Proxy Statement/Prospectus.

                  (e) Valley shall cause the Valley Common Stock to be issued in connection with the Merger to be listed on the New York Stock Exchange.

                  (f) The parties hereto will cooperate with each other and use their best efforts to prepare all necessary documentation, to effect all necessary filings and to obtain all necessary permits, consents, waivers, approvals and authorizations of all third parties and governmental bodies necessary to consummate the transactions contemplated by this Agreement as soon as possible, including, without limitation, those required by the OCC, the Department, the FDIC and the FRB. The parties shall each have the right to review in advance (and shall do so promptly) all information relating to the other, as the case may be, and any of their respective subsidiaries, which appears in any filing made with, or written material submitted to, any third party or governmental body in connection with the transactions contemplated by this Agreement. The parties hereto shall use reasonable business efforts to file for approval or waiver by the appropriate bank regulatory agencies within 60 days of the date hereof.

                  (g) Each of the parties will promptly furnish each other with copies of written communications received by them or any of their respective subsidiaries from, or delivered by any of the foregoing to, any governmental body in respect of the transactions contemplated hereby.

                  (h) Ramapo acknowledges that Valley is in or may be in the process of acquiring other banks and financial institutions and that in connection with such acquisitions, information concerning Ramapo may be required to be included in the registration statements, if any, for the sale of securities of Valley or in SEC reports in connection with such acquisitions. Ramapo agrees to provide Valley with any information, certificates, documents or other materials about Ramapo as are reasonably necessary to be included in such other SEC reports or registration statements, including registration statements which may be filed by Valley prior to the Effective Time. Ramapo shall use its reasonable efforts to cause its attorneys and accountants to provide Valley and any underwriters for Valley with any consents, comfort letters, opinion letters, reports or information which are necessary to complete the registration statements and applications for any such acquisition or issuance of securities. Valley shall reimburse Ramapo for reasonable expenses thus incurred by Ramapo should this transaction be terminated for any reason. Valley shall not file with the SEC any registration statement or amendment thereto or supplement thereof containing information regarding Ramapo unless Ramapo shall have consented in writing to such filing, which consent shall not be unreasonably delayed or withheld.

                  (i) Between the date of this Agreement and the Effective Time, Ramapo shall cooperate with Valley to reasonably conform Ramapo's policies and procedures regarding applicable regulatory matters, to those of Valley as Valley may reasonably identify to Ramapo from time to time.

                  5.7. Approval of Stockholders. Ramapo will (a) take all steps necessary duly to call, give notice of, convene and hold a meeting of the stockholders of Ramapo as soon as reasonably practicable for the purpose of securing the approval by such stockholders of this Agreement, (b) recommend to the stockholders of Ramapo the approval of this Agreement and the transactions contemplated hereby and use its best efforts to obtain, as promptly as practicable, such approvals, and (c) cooperate and consult with Valley with respect to each of the foregoing matters. In connection therewith, Ramapo will use reasonable efforts to cause each director of Ramapo to (i) agree to vote in favor of the Merger, and (ii) take such action as is necessary or is reasonably required by Valley to consummate the Merger.

                  5.8. Further Assurances. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to satisfy the conditions to Closing and to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, using reasonable efforts to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement and using its best efforts to prevent the breach of any representation, warranty, covenant or agreement of such party contained or referred to in this Agreement and to promptly remedy the same. Valley will take the necessary actions to cure appropriate tainted treasury shares so that the Merger meets the treasury stock condition for pooling-of-interests accounting. Nothing in this section shall be construed to require any party to participate in any threatened or actual legal, administrative or other proceedings (other than proceedings, actions or investigations to which it is otherwise a party or subject or threatened to be made a party or subject) in connection with consummation of the transactions contemplated by this Agreement unless such party shall consent in advance and in writing to such participation and the other party agrees to reimburse and indemnify such party for and against any and all costs and damages related thereto.

                  5.9. Public Announcements. The parties hereto shall cooperate with each other in the development and distribution of all news releases and other public disclosures with respect to this Agreement or any of the transactions contemplated hereby, except as may be otherwise required by law or regulation or as to which the party releasing such information has used its best efforts to discuss with the other party in advance.

                  5.10. Failure to Fulfill Conditions. In the event that Valley or Ramapo determines that a material condition to its obligation to consummate the transactions contemplated hereby cannot be fulfilled on or prior to September 30, 1999 (the "Cutoff Date") and that it will not waive that condition, it will promptly notify the other party. Except for any acquisition or merger discussions Valley may enter into with other parties, Ramapo and Valley will promptly inform the other of any facts applicable to Ramapo or Valley, respectively, or their respective directors or officers, that would be likely to prevent or materially delay approval of the Merger by any governmental authority or which would otherwise prevent or materially delay completion of the Merger.

                  5.11.    Disclosure Supplements.

                  (a) Ramapo has delivered to Valley as of the date hereof certain items which presently constitute the Ramapo Disclosure Schedule. Ramapo shall have the right to provide supplements, additions and corrections to the Ramapo Disclosure Schedule for a period of 15 calendar days after the date hereof and such supplements and additions or corrections provided within that 15-day period shall be deemed to have been provided on the date hereof and to qualify the representations and warranties of Ramapo as of such date. However, during the Due Diligence Period, Valley shall have the right, as hereafter provided, to exercise its termination right based upon the supplements, additions and corrections so provided.

                  (b) In addition to Ramapo's rights during the first 15-day period under Section 5.11(a) above, from time to time prior to the Effective Time, each party hereto will promptly supplement or amend (by written notice to the other) its respective Disclosure Schedules delivered pursuant hereto with respect to any matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Schedules or which is necessary to correct any information in such Schedules which has been rendered materially inaccurate thereby. For the purpose of determining satisfaction of the conditions set forth in Article VI, no supplement or amendment to such Schedules shall correct or cure any warranty which was untrue when made, but supplements or amendments may be used to disclose subsequent facts or events to maintain the truthfulness of any warranty.

                  5.12     Transaction Expenses of Ramapo.

                  (a) For planning purposes, Ramapo shall, within 30 days from the date hereof, provide Valley with its estimated budget of transaction-related expenses reasonably anticipated to be payable by Ramapo in connection with this transaction based on facts and circumstances currently known, including the fees and expenses of counsel, accountants, investment bankers and other professionals. Ramapo shall promptly notify Valley if or when it determines that it will expect to exceed its budget. Ramapo has previously disclosed to Valley the method by which the fees of its investment bankers and counsel in connection with this transaction are to be determined, and has disclosed to Valley the fees of its counsel in connection with this transaction through a recent date.

                  (b) Promptly, but in any event within 30 days, after the execution of this Agreement, Ramapo shall ask all of its attorneys and other professionals to render current and correct invoices for all unbilled time and disbursements. Ramapo shall accrue and/or pay all of such amounts as soon as possible.

                  (c) Ramapo shall cause its professionals to render monthly invoices within 30 days after the end of each month. Ramapo shall notify Valley monthly of all out-of-pocket expenses which Ramapo has incurred in connection with this transaction.

                  (d) Valley, in reasonable consultation with Ramapo, shall make all arrangements with respect to the printing and mailing of the Proxy Statement/Prospectus.

                  5.13. Closing. The parties hereto shall cooperate and use reasonable efforts to try to cause the Effective Time to occur on or before June 1, 1999.

                  5.14. Indemnification. After the Effective Time, to the extent permitted by applicable law and/or the Certificate of Incorporation or Articles of Association, Valley agrees that it will, or will cause VNB to, provide to the directors and officers of Ramapo and the Bank indemnification with respect to acts or omissions occurring prior to the Effective Time, including without limitation, the authorization of this Agreement and the transactions contemplated hereby, for a period of six years from the Effective Time, or in the case of matters occurring prior to the Effective Time which have not been resolved prior to the sixth anniversary of the Effective Time, until such matters are finally resolved. To the extent permitted by applicable law and/or the Certificate of Incorporation or Articles of Association, Valley or VNB (as applicable) shall advance expenses in connection with the foregoing indemnification.

                  5.15. Employment Matters.

                  (a) Following consummation of the Merger, Valley will honor the existing written employment and severance contracts with officers and employees of Ramapo and the Bank that exist on the date hereof and are included in the Ramapo Disclosure Schedule. Ramapo shall use its best efforts to cause its officers to enter into the arrangements contemplated in Section 5.15 of the Valley Disclosure Schedule.


                  (b) Following the consummation of the Merger and for one year thereafter, VNB shall, to the extent not duplicative of other severance benefits, honor the Bank's severance policy as specified in Section 5.15(b) of the Ramapo Disclosure Schedule to pay one week of severance for each year of service completed while employed by Ramapo and/or the Bank, with a maximum benefit of 26 weeks and a minimum of four (4) weeks.

                  (c) Valley intends, to the extent practical, to continue the employment of all officers and employees of the Bank, at or near the same location, with the same or equivalent salary and benefits. Valley intends, to the extent practical, to have all Ramapo employees participate in the benefits and opportunities available to all Valley employees.

                  5.16. Pooling and Tax-Free Reorganization Treatment. Ramapo shall not intentionally take, fail to take or cause to be taken, any action within its control, whether before or after the Effective Time, which would disqualify the Merger as a "pooling of interests" for accounting purposes or as a "reorganization" within the meaning of Section 368(a) of the Code.

                  5.17. Ramapo Option Plan. From and after the Effective Time, each Ramapo Option which is converted to an option to purchase Valley Common Stock under Section 2.1(b) shall be administered, operated and interpreted by a committee comprised of members of the Board of Directors of Valley appointed by the Board of Directors of Valley. Valley shall reserve for issuance the number of shares of Valley Common Stock necessary to satisfy Valley's obligations. Valley shall also register, if not previously registered pursuant to the 1933 Act, the shares authorized for issuance under the Ramapo Options so converted.

                  5.18.    Affiliates.

                  (a) Promptly, but in any event within 30 days, after the execution and delivery of this Agreement, (i) Ramapo shall deliver to Valley (x) a letter identifying all persons who, to the knowledge of Ramapo, may be deemed to be affiliates of Ramapo under Rule 145 of the 1933 Act, including without limitation all directors and executive officers of Ramapo and (y) a letter identifying all persons who, to the knowledge of Ramapo, may be deemed to be affiliates of Ramapo as that term (affiliate) is used for purposes of qualifying for pooling-of-interests accounting treatment; and (ii) Valley shall identify to Ramapo all persons who, to the knowledge of Valley, may be deemed affiliates of Valley as that term (affiliates) is used for purposes of qualifying for pooling-of-interests accounting treatment.

                  (b) Ramapo shall cause each director of Ramapo to, and Ramapo shall use its best efforts to cause each executive officer of Ramapo and each other person who may be deemed an affiliate of Ramapo (under either Rule 145 of the 1933 Act or the accounting treatment rules) to, execute and deliver to Valley within 30 days after the execution and delivery of this Agreement, a letter substantially in the form of Exhibit 5.18 hereto agreeing to be bound by the restrictions of Rule 145 and agreeing to be bound by the rules which permit the Merger to be treated as a pooling of interests for accounting purposes. In addition, Valley shall cause each director and executive officer of Valley to, and Valley shall use its best efforts to cause each other person who may be deemed an affiliate of Valley (as that term is used for purposes of qualifying for pooling of interests) to, execute and deliver to Valley within 30 days after the execution and delivery of this Agreement, a letter substantially in the form of Exhibit 5.18.1 hereto in which such persons agree to be bound by the rules which permit the Merger to be treated as a pooling of interests for accounting treatment.

                  5.19. Compliance with the Industrial Site Recovery Act. Ramapo, at its sole cost and expense, shall use its best efforts to obtain prior to the Effective Time, with respect to each facility located in New Jersey owned or operated by Ramapo or any Ramapo Subsidiary (each, a "Facility"), either: (a) a Letter of Non-Applicability ("LNA") from the New Jersey Department of Environmental Protection ("NJDEP") stating that the Facility is not an "industrial establishment," as such term is defined under the Industrial Site Recovery Act ("ISRA"); (b) a Remediation Agreement issued by the NJDEP pursuant to ISRA authorizing the consummation of the transactions contemplated by this Agreement; (c) a Negative Declaration approval, Remedial Action Workplan approval, No Further Action letter or other document or documents issued by the NJDEP advising that the requirements of ISRA have been satisfied with respect to the Facility; or (d) an opinion addressed to Valley from New Jersey legal counsel reasonably acceptable to Valley to the effect that ISRA has been complied with, or is inapplicable, with respect to the Facility. In the event Ramapo obtains a Remediation Agreement, Ramapo will post or have posted an appropriate Remediation Funding Source or will have obtained the NJDEP's approval to self-guaranty any Remediation Funding Source required under any such Remediation Agreement.

                  5.20. New Valley Director. As of the Effective Time, Valley shall cause its Board of Directors and the VNB Board of Directors to take action to appoint Richard S. Miller to the Boards of Directors of Valley and VNB, respectively, at the Effective Time.

                                   ARTICLE VI

                               CLOSING CONDITIONS

                  6.1. Conditions of Each Party's Obligations Under this Agreement. The respective obligations of each party under this Agreement to consummate the Merger shall be subject to the satisfaction, or, where permissible under applicable law, waiver at or prior to the Effective Time of the following conditions:

                  (a) Approval of Ramapo Stockholders; SEC Registration. This Agreement and the transactions contemplated hereby shall have been approved by the requisite vote of the stockholders of Ramapo. The Registration Statement shall have been declared effective by the SEC and shall not be subject to a stop order or any threatened stop order, and the issuance of the Valley Common Stock shall have been qualified in every state where such qualification is required under the applicable state securities laws. The Valley Common Stock to be issued in connection with the Merger, including Valley Common Stock to be issued for the Ramapo Options, shall have been approved for listing on the New York Stock Exchange.

                  (b) Regulatory Filings. All necessary regulatory or governmental approvals and consents (including without limitation any required approval of the OCC and any approval or waiver required by the FRB) required to consummate the transactions contemplated hereby shall have been obtained without any term or condition which would materially impair the value of Ramapo and the Bank, taken as a whole, to Valley. All conditions required to be satisfied prior to the Effective Time by the terms of such approvals and consents shall have been satisfied; and all statutory waiting periods in respect thereof shall have expired.

                  (c) Suits and Proceedings. No order, judgment or decree shall be outstanding against a party hereto or a third party that would have the effect of preventing completion of the Merger; no suit, action or other proceeding shall be pending or threatened by any governmental body in which it is sought to restrain or prohibit the Merger or the Bank Merger; and no suit, action or other proceeding shall be pending before any court or governmental agency in which it is sought to restrain or prohibit the Merger or the Bank Merger or obtain other substantial monetary or other relief against one or more parties hereto in connection with this Agreement and which Valley or Ramapo determines in good faith, based upon the advice of their respective counsel, makes it inadvisable to proceed with the Merger because any such suit, action or proceeding has a significant potential to be resolved in such a way as to deprive the party electing not to proceed of any of the material benefits to it of the Merger or the Bank Merger.

                  (d) Tax Free Exchange. Valley and Ramapo shall have received an opinion, satisfactory to Valley and Ramapo, of Pitney, Hardin, Kipp & Szuch, counsel for Valley, to the effect that the transactions contemplated hereby will result in a reorganization (as defined in Section 368(a) of the Code), and accordingly no gain or loss will be recognized for federal income tax purposes to Valley, Ramapo, VNB or the Bank or to the stockholders of Ramapo who exchange their shares of Ramapo for Valley Common Stock (except to the extent that cash is received in lieu of fractional shares of Valley Common Stock).

                  (e) Pooling of Interests. The Merger shall be qualified to be treated by Valley as a pooling-of-interests for accounting purposes and Valley shall have received a letter from KPMG Peat Marwick LLP to the effect that the Merger will qualify for pooling-of-interests accounting treatment if closed and consummated in accordance with the Agreement.

                  6.2. Conditions to the Obligations of Valley Under this Agreement. The obligations of Valley under this Agreement shall be further subject to the satisfaction or waiver, at or prior to the Effective Time, of the following conditions:

                  (a) Representations and Warranties; Performance of Obligations of Ramapo and Bank. The representations and warranties of Ramapo contained in this Agreement shall be true and correct in all material respects on the Closing Date as though made on and as of the Closing Date. Ramapo shall have performed in all material respects the agreements, covenants and obligations necessary to be performed by it prior to the Closing Date. With respect to any representation or warranty which as of the Closing Date has required a supplement or amendment to the Ramapo Disclosure Schedule to render such representation or warranty true and correct as of the Closing Date, the representation and warranty shall be deemed true and correct as of the Closing Date only if (i) the information contained in the supplement or amendment to the Disclosure Schedule related to events occurring following the execution of this Agreement and (ii) the facts disclosed in such supplement or amendment would not either alone, or together with any other supplements or amendments to the Ramapo Disclosure Schedule, materially adversely affect the representation as to which the supplement or amendment relates.

                  (b) Consents. Valley shall have received the written consents of any person whose consent to the transactions contemplated hereby is required under the applicable instrument.

                  (c) Opinion of Counsel. Valley shall have received an opinion of counsel to Ramapo, dated the date of the Closing, in form and substance reasonably satisfactory to Valley, covering the matters set forth on Schedule
6.2 hereto and any other matters reasonably requested by Valley.

                  (d) Bank Action. The Bank shall have taken all necessary corporate action to effectuate the Bank Merger immediately following the Effective Time.

                  (e) Certificates. Ramapo shall have furnished Valley with such certificates of its officers or other documents to evidence fulfillment of the conditions set forth in this Section 6.2 as Valley may reasonably request.

                  (f) Environmental Law Compliance. Ramapo shall have obtained, with respect to each Facility, an LNA, a Remediation Agreement, a Negative Declaration approval, a Remedial Action Workplan approval (in which event Ramapo will post or have posted an appropriate Remediation Funding Source or will have obtained the NJDEP's approval to self-guaranty any Remediation Funding Source required under any such Remediation Agreement), a No Further Action letter or other document or documents issued by the NJDEP advising that the requirements of ISRA have been satisfied with respect to the Facility or an opinion of the type referred to in Section 5.19(d) hereof.

                  6.3. Conditions to the Obligations of Ramapo Under this Agreement. The obligations of Ramapo under this Agreement shall be further subject to the satisfaction or waiver, at or prior to the Effective Time, of the following conditions:

                  (a) Representations and Warranties; Performance of Obligations of Valley. The representations and warranties of Valley contained in this Agreement shall be true and correct in all material respects on the Closing Date as though made on and as of the Closing Date. Valley shall have performed in all material respects, the agreements, covenants and obligations to be performed by it prior to the Closing Date. With respect to any representation or warranty which as of the Closing Date has required a supplement or amendment to the Valley Disclosure Schedule to render such representation or warranty true and correct as of the Closing Date, the representation and warranty shall be deemed true and correct as of the Closing Date only if (i) the information contained in the supplement or amendment to the Disclosure Schedule related to events occurring following the execution of this Agreement and (ii) the facts disclosed in such supplement or amendment would not either alone, or together with any other supplements or amendments to the Valley Disclosure Schedule, materially adversely affect the representation as to which the supplement or amendment relates.

                  (b) Opinion of Counsel to Valley. Ramapo shall have received an opinion of counsel to Valley, dated the date of the Closing, in form and substance reasonably satisfactory to Ramapo, covering the matters set forth on
Schedule 6.3 hereto and any other matter reasonably requested by Ramapo.

                  (c) Fairness Opinion. Ramapo shall have received opinions from Danielson, as of the date of this Agreement and as of the date the Proxy Statement/Prospectus is mailed to Ramapo's stockholders, with respect to the fairness, from a financial point of view, of the Exchange Ratio to the shareholders of Ramapo in the Merger.

                  (d) Certificates. Valley shall have furnished Ramapo with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in this Section 6.3 as Ramapo may reasonably request.

                  (e) VNB Action. VNB shall have taken all necessary corporate action to effectuate the Bank Merger immediately following the Effective Time.


                                   ARTICLE VII

                        TERMINATION, AMENDMENT AND WAIVER

                  7.1. Termination. This Agreement may be terminated prior to the Effective Time, whether before or after approval of this Agreement by the stockholders of Ramapo, based upon any of the following:

                  (a)      By mutual written consent of the parties hereto.

                  (b) By Valley or Ramapo (i) if the Effective Time shall not have occurred on or prior to the Cutoff Date or (ii) if a vote of the stockholders of Ramapo is taken and such stockholders fail to approve this Agreement at the meeting (or any adjournment thereof) held for such purpose, unless in each case the failure of such occurrence shall be due to the failure of the party seeking to terminate this Agreement to perform or observe its agreements set forth herein to be performed or observed by such party (or, in the case of Ramapo, to be performed or observed by the directors of Ramapo) at or before the Effective Time.

                  (c) By Valley or Ramapo upon written notice to the other if any application for regulatory or governmental approval necessary to consummate the Merger and the other transactions contemplated hereby shall have been denied or withdrawn at the request or recommendation of the applicable regulatory agency or governmental authority or by Valley upon written notice to Ramapo if any such application is approved with conditions which materially impair the value of Ramapo and the Bank, taken as a whole, to Valley.

                  (d) By Valley if (i) there shall have occurred a material adverse change in the business, operations, assets, or financial condition of Ramapo or the Bank, taken as a whole, from that disclosed by Ramapo on the date of this Agreement; or (ii) if the net operating income excluding security gains and losses (after tax but excluding expenses related to this Agreement) of Ramapo for any full fiscal quarter after September 30, 1998, is less than $750,000; or (iii) there was a material breach in any representation, warranty, covenant, agreement or obligation of Ramapo hereunder.

                  (e) By Ramapo, if (i) there shall have occurred a material adverse change in the business, operations, assets or financial condition of Valley or VNB from that disclosed by Valley on the date of this Agreement; or
(ii) there was a material breach in any representation, warranty, covenant, agreement or obligation of Valley hereunder.

                  (f) By Valley or Ramapo if any condition to Closing specified under Article VI hereof applicable to such party cannot reasonably be met on or before the Cutoff Date after giving the other party a reasonable opportunity to cure any such condition.

                  (g) By Ramapo if the Average Pre-Closing Price of Valley Common Stock is less than $23.50.

                  (h) By Valley during the Due Diligence Period if the due diligence review by Valley or any Disclosure Schedules provided by Ramapo after the date hereof causes Valley to reasonably reach a conclusion about the financial condition, business, assets or the quality of the representations and warranties of Ramapo, significantly adverse from conclusions about the same matters which Valley's senior executives held at the time Valley executed this Agreement.

                  7.2. Effect of Termination. In the event of the termination and abandonment of this Agreement by either Valley or Ramapo pursuant to Section 7.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party or its officers, directors or stockholders, except that Sections 5.5(b) and 8.1 hereof shall have continuing effect as set forth therein. Nothing contained herein, however, shall relieve any party from any liability for any willful breach of this Agreement.

                  7.3. Amendment. This Agreement may be amended by mutual action taken by the parties hereto at any time before or after adoption of this Agreement by the stockholders of Ramapo but, after any such adoption, no amendment shall be made which reduces or changes the amount or form of the consideration to be delivered to the stockholders of Ramapo without the approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of Valley and Ramapo.

                  7.4. Extension; Waiver. The parties may, at any time prior to the Effective Time of the Merger, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto; (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant thereto; or (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party against which the waiver is sought to be enforced.


                                  ARTICLE VIII

                                  MISCELLANEOUS

                  8.1. Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including legal, accounting and investment banking fees and expenses) shall be borne by the party incurring such costs and expenses, except that the cost of printing and mailing the Proxy Statement/Prospectus shall be borne equally by the parties hereto if the transaction is terminated.

                  8.2. Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by telecopier with confirming copy sent the same day by registered or certified mail, postage prepaid, as follows:

                  (a)      If to Valley, to:

                           Valley National Bancorp
                           1455 Valley Road
                           Wayne, New Jersey  07474-0558
                           Attn.:  Gerald H. Lipkin
                              Chairman and Chief Executive Officer
                           Telecopier No. (973) 305-0024

                           Copy to:

                           Pitney, Hardin, Kipp & Szuch
                           Attn.:  Ronald H. Janis, Esq.
                           Delivery:
                           200 Campus Drive
                           Florham Park, New Jersey  07932
                           Mail:
                           P.O. Box 1945
                           Morristown, New Jersey  07962-1945
                           Telecopier No. (973) 966-1550

                  (b)      If to Ramapo, to:

                           Ramapo Financial Corporation
                           64 Mountain View Boulevard
                           Wayne, New Jersey  07470
                           Attn.:  Mortimer J. O'Shea,
                                    President and Chief Executive Officer
                           Telecopier No. (973) 305-4089

                           Copy to:

                           Williams, Caliri, Miller & Otley
                           Attn.:  Richard S. Miller, Esq.
                           Delivery:
                           1428 Route 23
                           Wayne, New Jersey  07470
                           Mail:
                           P.O. Box 995
                           Wayne, New Jersey 07474-0995
                           Telecopier No. (973) 694-0302

or such other addresses as shall be furnished in writing by any party, and any such notice or communications shall be deemed to have been given as of the date so delivered or telecopied and mailed.

                  8.3. Parties in Interest. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement is intended to confer, expressly or by implication, upon any other person any rights or remedies under or by reason of this Agreement, except for the indemnitees covered by Section 5.14 hereof. No assignment of this Agreement may be made except upon the written consent of the other parties hereto.

                  8.4. Entire Agreement. This Agreement, the Disclosure Schedules hereto and the other documents, agreements and instruments executed and delivered pursuant to or in connection with this Agreement, contains the entire agreement among the parties hereto with respect to the transactions contemplated by this Agreement and supersedes all prior negotiations, arrangements or understandings, written or oral, with respect thereto. If any provision of this Agreement is found invalid, it shall be considered deleted and shall not invalidate the remaining provisions.

                  8.5. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and each of which shall be deemed an original.

                  8.6. Governing Law. This Agreement shall be governed by the laws of the State of New Jersey, without giving effect to the principles of conflicts of laws thereof.

                  8.7. Descriptive Headings. The descriptive headings of this Agreement are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.

                  8.8. Survival. All representations, warranties and, except to the extent specifically provided otherwise herein, agreements and covenants, other than those agreements and covenants set forth in Sections 5.14 which shall survive the Merger, shall terminate as of the Effective Time.

                  8.9. Knowledge. Representations made herein which are qualified by the phrase to the best of Ramapo's knowledge or similar phrases refer as of the date hereof to the best knowledge of the Chief Executive Officer and the Senior Vice President-Lending of Ramapo and thereafter refer to the best knowledge of any senior officer of Ramapo or any Ramapo subsidiary. Representations made herein which are qualified by the phrase to the best of Valley's knowledge or similar phrases refer as of the date hereof to the best knowledge of the President and Chief Executive Officer, the Executive Vice President/Legal and the Chief Financial Officer of Valley and thereafter refer to the best knowledge of any senior officer of Valley or any Valley subsidiary.

                  IN WITNESS WHEREOF, Valley, VNB, the Bank and Ramapo have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

ATTEST:                                              VALLEY NATIONAL BANCORP


PETER CROCITTO                              By:      GERALD H. LIPKIN
________________________________________   _____________________________________
Peter Crocitto, Executive Vice President   Gerald H. Lipkin, Chairman, President
                                                     and Chief Executive Officer


ATTEST:                                         RAMAPO FINANCIAL CORPORATION


ERWIN D. KNAUER                                 By:      MORTIMER J. O'SHEA
______________________________________          ________________________________
Erwin D. Knauer, Senior Vice President            Mortimer J. O'Shea, Chairman
                                                         Chief Executive Officer


ATTEST:                                              VALLEY NATIONAL BANK


PETER CROCITTO                              By:      GERALD H. LIPKIN
________________________________________   _____________________________________
Peter Crocitto, Executive Vice President   Gerald H. Lipkin, Chairman, President
                                                     and Chief Executive Officer



ATTEST:                                         THE RAMAPO BANK


ERWIN D. KNAUER                                 By:      MORTIMER J. O'SHEA
______________________________________          ________________________________
Erwin D. Knauer, Senior Vice President            Mortimer J. O'Shea, Chairman
                                                         Chief Executive Officer

                         CERTIFICATE OF THE DIRECTORS OF
                        RAMAPO FINANCIAL CORPORATION AND
                                 THE RAMAPO BANK

                  Reference is made to the Agreement and Plan of Merger, dated as of December 17, 1998 (the "Agreement"), among Valley National Bancorp, Valley National Bank, Ramapo Bancorp Inc., and The Ramapo Bank Capitalized terms used herein have the meanings given to them in the Agreement.

                  Each of the following persons, being all of the directors of Ramapo and the Bank, express their intention, subject to their fiduciary duties, to vote or cause to be voted all shares of Ramapo Common Stock which are held by such person, or over which such person exercises full voting control (other than shares with respect to which such person exercises control in a fiduciary capacity, as to which no agreement is made hereby), in favor of the Merger.


MORTIMER J. O'SHEA
__________________________________           ___________________________________
MORTIMER J. O'SHEA                           JAMES R. KAPLAN

VICTOR C. OTLEY, JR.                         LOUIS D. MARCH
__________________________________           ___________________________________
VICTOR C. OTLEY, JR.                         LOUIS D. MARCH

ERWIN D. KNAUER                              ARNOLD SPEERT
__________________________________           ___________________________________
ERWIN D. KNAUER                              ARNOLD SPEERT

DONALD W. BARNEY                             SOLOMON W. MASTERS
__________________________________           ___________________________________
DONALD W. BARNEY                             SOLOMON W. MASTERS

RICHARD S. MILLER                            VINCENT R. D'ACCARDI
__________________________________           ___________________________________
RICHARD S. MILLER                            VINCENT R. D'ACCARDI

LOUIS S. MILLER
__________________________________
LOUIS S. MILLER

                                                                      Appendix B


                             STOCK OPTION AGREEMENT


                  THIS STOCK OPTION AGREEMENT ("Agreement") dated December 17, 1998, is by and between Valley National Bancorp, a New Jersey corporation and registered bank holding company ("Valley"), and Ramapo Financial Corporation a New Jersey corporation and registered bank holding company ("Ramapo") for The Ramapo Bank (the "Bank").

                                   BACKGROUND

                  1. Valley, Ramapo, the Bank and Valley National Bank ("Valley Bank"), a wholly-owned subsidiary of Valley, as of the date hereof, are prepared to execute an Agreement and Plan of Merger (the "Merger Agreement") pursuant to which Valley will acquire Ramapo through a merger of Ramapo with and into Valley (the "Merger").

                  2. As an inducement to Valley to enter into the Merger Agreement and in consideration for such entry and negotiation, Ramapo has agreed to grant to Valley the Option.

                                    AGREEMENT

                  In consideration of the foregoing and the mutual covenants and agreements set forth herein and in the Merger Agreement, Valley and Ramapo, intending to be legally bound hereby, agree:

                  1. Grant of Option. Ramapo hereby grants to Valley the option to purchase up to 1,608,159 shares (the "Option Shares") of Ramapo's common stock, $1.00 par value ("Common Stock") at an exercise price of $7.50 per share (the "Option Price"), on the terms and conditions set forth herein (the "Option").

                  2. Exercise of Option. This Option shall not be exercisable until the occurrence of a Triggering Event (as such term is hereinafter defined). Upon or after the occurrence of a Triggering Event (as such term is hereinafter defined), Valley may exercise the Option, in whole or in part, at any time or from time to time subject to the terms and conditions set forth herein.

                  The term "Triggering Event" means the occurrence of any of the following events:

                  A person or group (as such terms are defined in the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations thereunder) other than Valley or an affiliate of Valley:

                  a. acquires beneficial ownership (as such term is defined in Rule 13d-3 as promulgated under the Exchange Act) of at least 15% of the then outstanding shares of Common Stock; provided, however, that the continuing ownership by a person or group which as of the date hereof owns more than 15% of the outstanding Common Stock shall not constitute a Triggering Event;

                  b. enters into a letter of intent or an agreement, whether oral or written, with Ramapo pursuant to which such person or any affiliate of such person would (i) merge or consolidate, or enter into any similar transaction with Ramapo or the Bank, (ii) acquire all or a significant portion of the assets or liabilities of Ramapo or the Bank, or (iii) acquire beneficial ownership of securities representing, or the right to acquire beneficial ownership or to vote securities representing 15% or more of the then outstanding shares of Common Stock;

                  c. makes a filing with any bank or thrift regulatory authorities or publicly announces a bona fide proposal (a "Proposal") for (i) any merger, consolidation or acquisition of all or a significant portion of all the assets or liabilities of Ramapo or any other business combination involving Ramapo or the Bank, or (ii) a transaction involving the transfer of beneficial ownership of securities representing, or the right to acquire beneficial ownership or to vote securities representing, 15% or more of the outstanding shares of Common Stock, and thereafter, if such Proposal has not been Publicly Withdrawn (as such term is hereinafter defined) at least 15 days prior to the meeting of stockholders of Ramapo called to vote on the Merger and Ramapo stockholders fail to approve the Merger by the vote required by applicable law at the meeting of stockholders called for such purpose; or

                  d. makes a bona fide Proposal and thereafter, but before such Proposal has been Publicly Withdrawn, Ramapo (i) willfully takes any action in any manner which would materially interfere with its ability to consummate the Merger or (ii) willfully takes any action in any manner (other than actions taken in the ordinary course of business) which would materially reduce the value of the Merger to Valley .

                  The term "Triggering Event" also means the taking of any direct or indirect action by Ramapo or any of its directors, executive officers, investment bankers or other persons with actual or apparent authority to speak for the Ramapo Board of Directors, inviting, encouraging or soliciting any proposal which has as its purpose a tender offer for the shares of Common Stock, a merger, consolidation, plan of exchange, plan of acquisition or reorganization of Ramapo or the Bank, or a sale of shares of Common Stock or stock of the Bank, or any significant portion of the assets or liabilities of Ramapo or the Bank.

                  The term "significant portion" means 15% of the assets or liabilities of Ramapo.

                  "Publicly Withdrawn", for purposes of clauses (c) and (d) above, shall mean an unconditional bona fide withdrawal of the Proposal coupled with a public announcement of no further interest in pursuing such Proposal or in acquiring any controlling influence over Ramapo or in soliciting or inducing any other person (other than Valley or any affiliate of Valley) to do so.

                  Notwithstanding the foregoing, the Option may not be exercised at any time (i) in the absence of any required governmental or regulatory approval or consent necessary for Ramapo to issue the Option Shares or Valley to exercise the Option or prior to the expiration or termination of any waiting period required by law, or (ii) so long as any injunction or other order, decree or ruling issued by any federal or state court of competent jurisdiction is in effect which prohibits the sale or delivery of the Option Shares.

                  Ramapo shall notify Valley promptly in writing of the occurrence of any Triggering Event known to it, it being understood that the giving of such notice by Ramapo shall not be a condition to the right of Valley to exercise the Option. Ramapo will not take any action which would have the effect of preventing or disabling Ramapo from delivering the Option Shares to Valley upon exercise of the Option or otherwise performing its obligations under this Agreement.

                  In the event Valley wishes to exercise the Option, Valley shall send a written notice to Ramapo (the date of which is hereinafter referred to as the "Notice Date") specifying the total number of Option Shares it wishes to purchase and a place and date for the closing of such a purchase (a "Closing"); provided, however, that a Closing shall not occur prior to two business days nor later than 20 business days after the later of receipt of any necessary regulatory approvals and the expiration of any legally required notice or waiting period, if any.

                  3. Payment and Delivery of Certificates. At any Closing hereunder (a) Valley will make payment to Ramapo of the aggregate price for the Option Shares so purchased by wire transfer of immediately available funds to an account designated by Ramapo, (b) Ramapo will deliver to Valley a stock certificate or certificates representing the number of Option Shares so purchased, free and clear of all liens, claims, charges and encumbrances of any kind or nature whatsoever created by or through Ramapo, registered in the name of Valley or its designee, in such denominations as were specified by Valley in its notice of exercise and bearing a legend as set forth below and (c) Valley shall pay any transfer or other taxes required by reason of the issuance of the Option Shares so purchased.

                  Unless a registration statement is filed and declared effective under Section 4 hereof, a legend will be placed on each stock certificate evidencing Option Shares issued pursuant to this Agreement, which legend will read substantially as follows:

                           "The transfer of shares represented by this certificate is subject to certain provisions of an agreement, dated as of December 17, 1998, between the registered holder hereof and Ramapo and to resale restrictions arising under the Securities Act of 1933, as amended. A copy of such agreement is on file at the principal office of Ramapo and will be provided to the holder hereof without charge upon receipt by Ramapo of a written request therefore."

                  It is understood and agreed that: (i) the reference to the resale restrictions of the Securities Act of 1933, as amended (the "1933 Act") in the above legend shall be removed by delivery of substitute certificate(s) without such reference if Valley shall have delivered to Ramapo a copy of a letter from the staff of the SEC, or an opinion of counsel, in form and substance reasonably satisfactory to Ramapo, to the effect that such legend is not required for purposes of the 1933 Act; (ii) the reference to the provisions of this Agreement in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the shares have been sold or transferred in compliance with the provisions of this Agreement and under circumstances that do not require the retention of such reference in the opinion of counsel to Ramapo; and (iii) the legend shall be removed in its entirety if the conditions in the preceding clauses (i) and (ii) are both satisfied. In addition, such certificates shall bear any other legend as may be required by law.

                  4. Registration Rights. Upon or after the occurrence of a Triggering Event and upon receipt of a written request from Valley, Ramapo shall prepare and file a registration statement with the Securities and Exchange Commission and any state securities bureau, covering the Option and such number of Option Shares as Valley shall specify in its request, and Ramapo shall use its best efforts to cause such registration statement to be declared effective in order to permit the sale or other disposition of the Option and the Option Shares (it being understood and agreed that Valley will use reasonable efforts to effect any such sale or other disposition on a widely distributed basis), provided that Valley shall in no event have the right to have more than one such registration statement become effective and further provided that Ramapo shall have the right to delay for up to six months such registration if the Option Shares can and will be registered in connection with the filing of a Registration Statement on Form S-4 (or a successor form) by any person acquiring Ramapo.

                  In  connection  with such  filing,  Ramapo  shall use its best efforts to cause to be delivered to Valley such certificates, opinions, accountant's letters and other documents as Valley shall reasonably request and as are customarily provided in connection with registrations of securities under the Securities Act of 1933, as amended. All expenses incurred by Ramapo in complying with the provisions of this Section 4, including without limitation, all registration and filing fees, printing expenses, fees and disbursements of counsel for Ramapo and blue sky fees and expenses shall be paid by Ramapo. Underwriting discounts and commissions to brokers and dealers relating to the Option Shares, fees and disbursements of counsel to Valley and any other expenses incurred by Valley in connection with such registration shall be borne by Valley. In connection with such filing, Ramapo shall indemnify and hold harmless Valley against any losses, claims, damages or liabilities, joint or several, to which Valley may become subject, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement with respect to Ramapo or alleged untrue statement with respect to Ramapo of any material fact with respect to Ramapo contained in any preliminary or final registration statement or any amendment or supplement thereto, or arise out of a material fact with respect to Ramapo required to be stated therein or necessary to make the statements therein with respect to Ramapo not misleading; and Ramapo will reimburse Valley for any legal or other expense reasonably incurred by Valley in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that Ramapo will not be liable in any case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in such preliminary or final registration statement or such amendment or supplement thereto in reliance upon and in conformity with written information furnished by or on behalf of Valley specifically for use in the preparation thereof concerning Valley or its plans or intentions. Valley will indemnify and hold harmless Ramapo to the same extent as set forth in the immediately preceding sentence but only with reference to written information specifically furnished by or on behalf of Valley concerning Valley or its plans or intentions for use in the preparation of such preliminary or final registration statement or such amendment or supplement thereto; and Valley will reimburse Ramapo for any legal or other expense reasonably incurred by Ramapo in connection with investigating or defending any such loss, claim, damage, liability or action. Notwithstanding anything to the contrary herein, no indemnifying party shall be liable for any settlement effected without its prior written consent.

                  5. Adjustment Upon Changes in Capitalization. In the event of any change in the Common Stock by reason of stock dividends, split-ups, mergers, recapitalizations, combinations, conversions, exchanges of shares or the like, then the number and kind of Option Shares and the Option Price shall be appropriately adjusted.

                  In the event any capital reorganization or reclassification of the Common Stock, or any consolidation, merger or similar transaction of Ramapo with another entity, or in the event any sale of all or substantially all of the assets of Ramapo shall be effected in such a way that the holders of Common Stock shall be entitled to receive stock, securities or assets with respect to or in exchange for Common Stock, then, as a condition of such reorganization, reclassification, consolidation, merger or sale, lawful and adequate provisions (in form reasonably satisfactory to the holder hereof) shall be made whereby the holder hereof shall thereafter have the right to purchase and receive upon the basis and upon the terms and conditions specified herein and in lieu of the Common Stock immediately theretofore purchasable and receivable upon exercise of the rights represented by this Option, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for the number of shares of Common Stock immediately theretofore purchasable and receivable upon exercise of the rights represented by this Option had such reorganization, reclassification, consolidation, merger or sale not taken place; provided, however, that if such transaction results in the holders of Common Stock receiving only cash, the holder hereof shall be paid the difference between the Option Price and such cash consideration without the need to exercise the Option.

                  6. Filings and Consents. Each of Valley and Ramapo will use its best efforts to make all filings with, and to obtain consents of, all third parties and governmental authorities necessary to the consummation of the transactions contemplated by this Agreement.

                  Exercise of the Option herein provided shall be subject to compliance with all applicable laws including, in the event Valley is the holder hereof, approval of the Board of Governors of the Federal Reserve System and Ramapo agrees to cooperate with and furnish to the holder hereof such information and documents as may be reasonably required to secure such approvals.

                  7. Representations and Warranties of the Parties.

                  a. Ramapo. Ramapo hereby represents and warrants to Valley as follows:

                  i. Due Authorization. Ramapo has full corporate power and authority to execute, deliver and perform this Agreement and all corporate action necessary for execution, delivery and performance of this Agreement has been duly taken by Ramapo.

                  ii. Authorized Shares. Ramapo has taken and, as long as the Option is outstanding, will take all necessary corporate action to authorize and reserve for issuance all shares of Common Stock that may be issued pursuant to any exercise of the Option.

                  iii. No Conflicts. Neither the execution and delivery of this Agreement nor consummation of the transactions contemplated hereby (assuming all appropriate regulatory approvals) will violate or result in any violation or default of or be in conflict with or constitute a default under any term of the certificate of incorporation or by-laws of Ramapo or, to its knowledge, any agreement, instrument, judgment, decree, statute, rule or order applicable to Ramapo.

                  iv. Binding Obligation. This Agreement has been duly and validly executed by Ramapo and represents a valid and binding obligation of Ramapo enforceable against Ramapo in accordance with its terms.

                  b. Valley. Valley hereby represents and warrants to Ramapo as follows:

                  i. Due Authorization. Valley has full corporate power and authority to execute and deliver this Agreement and, subject to any approvals or consents referred to herein, to consummate the transactions contemplated hereby.

                  ii. Requisite Corporate Action. The execution and delivery of this Agreement have been authorized by all requisite corporate action by Valley, and no other corporate proceedings are necessary therefor.

                  iii. Binding Obligation. This Agreement has been duly and validly executed and delivered by Valley and represents a valid and legally binding obligation of Valley, enforceable against Valley in accordance with its terms.

                  8. Specific Performance. The parties hereto acknowledge that damages would be an inadequate remedy for a breach of this Agreement and that the obligations of the parties hereto shall be specifically enforceable. Notwithstanding the foregoing, Valley shall have the right to seek money damages against Ramapo for a breach of this Agreement.

                  9. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof.

                  10. Assignment or Transfer. Valley may not sell, assign or otherwise transfer its rights and obligations hereunder, in whole or in part, to any person or group of persons other than to an affiliate of Valley. Valley represents that it is acquiring the Option for Valley's own account and not with a view to or for sale in connection with any distribution of the Option. Valley is aware that presently neither the Option nor the Option Shares are being offered by a registration statement filed with, and declared effective by, the Securities and Exchange Commission, but instead are being offered in reliance upon the exemption from the registration requirements pursuant to Section 4(2) of the Securities Act of 1933, as amended.

                  11. Amendment of Agreement. By mutual consent of the parties hereto, this Agreement may be amended in writing at any time, for the purpose of facilitating performance hereunder or to comply with any applicable regulation of any governmental authority or any applicable order of any court or for any other purpose.

                  12. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

                  13. Notices. All notices, requests, consents and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered personally, by express service, cable, telegram or telex, or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties as follows:

                           If to Valley, to:

                           Valley National Bancorp
                           1455 Valley Road
                           Wayne, New Jersey  07474
                           Attn.:  Gerald H. Lipkin
                              Chairman and Chief Executive Officer
                           Telecopier No. (973) 305-0024

                           Copy to:

                           Pitney, Hardin, Kipp & Szuch
                           Attn.:  Ronald H. Janis, Esq.
                           Delivery:
                           200 Campus Drive
                           Florham Park, New Jersey  07932
                           Mail:
                           P.O. Box 1945
                           Morristown, New Jersey  07962-1945
                           Telecopier No. (973) 966-1550


                           If to Ramapo, to:

                           Ramapo Financial Corporation
                           64 Mountain View Boulevard
                           Wayne, New Jersey  07470
                           Attn.:  Mortimer J. O'Shea, President
                           Telecopier No. (973) 305-4089

                           Copy to:

                           Williams, Caliri, Miller & Otley
                           Attn.: Richard S. Miller, Esq.
                           Delivery:
                           1428 Route 23
                           Wayne, New Jersey  07470
                           Mail:
                           P.O. Box 995
                           Wayne, New Jersey  07474-0995
                           Telecopier No. (973) 694-0302

or to such other address as the person to whom notice is to be given may have previously furnished to the others in writing in the manner set forth above (provided that notice of any change of address shall be effective only upon receipt thereof).

                  14. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey.

                  15. Captions. The captions in the Agreement are inserted for convenience and reference purposes, and shall not limit or otherwise affect any of the terms or provisions hereof.

                  16. Waivers and Extensions. The parties hereto may, by mutual consent, extend the time for performance of any of the obligations or acts of either party hereto. Each party may waive (i) compliance with any of the covenants of the other party contained in this Agreement and/or (ii) the other party's performance of any of its obligations set forth in this Agreement.

                  17. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement, except as provided in Section 10 permitting Valley to assign its rights and obligations hereunder only to an affiliate of Valley.

                  18. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

                  19. Termination. The Option granted hereby, to the extent not previously exercised, shall terminate upon either the termination of the Merger Agreement as provided therein or the consummation of the transactions contemplated by the Merger Agreement; provided, however, that if termination of the Merger Agreement occurs after the occurrence of a Triggering Event, this Agreement and the Option granted hereby shall not terminate until the later of one month after the consummation of the transaction constituting the Triggering Event or 18 months following the date of the termination of the Merger Agreement.

                  IN WITNESS WHEREOF, each of the parties hereto, pursuant to resolutions adopted by its Board of Directors, has caused this Agreement to be executed by its duly authorized officer, all as of the day and year first above written.

                                     RAMAPO FINANCIAL CORPORATION


                                     By: MORTIMER J. O'SHEA
                                         ____________________________________
                                           Mortimer J. O'Shea,  President and
                                              Chief Executive Officer

                                     VALLEY NATIONAL BANCORP



                                     By: GERALD H. LIPKIN
                                         ____________________________________
                                           Gerald H. Lipkin, Chairman, President
                                              and Chief Executive Officer

                                                                    Appendix C



                                                              March ___, 1999

Board of Directors
Ramapo Financial Corporation
64 Mountain View Blvd.
Wayne, New Jersey  07470

Dear Members of the Board:

         Set forth herein is the updated opinion of Danielson Associates Inc. ("Danielson Associates") as to the "fairness" of the offer by Valley National Bancorp ("Valley") of Wayne, New Jersey to acquire all of the common stock of Ramapo Financial Corporation ("Ramapo") of Wayne, New Jersey. The "fair" sale value is defined as the price at which all of the shares of Ramapo's common stock would change hands between a willing seller and a willing buyer, each having reasonable knowledge of the relevant facts. In opining as to the "fairness" of the offer, it also must be determined if the Valley common stock that is to be exchanged for Ramapo stock is "fairly" valued.

         In preparing the original opinion, Ramapo's market was analyzed and its business and prospects were reviewed. We also conducted such other financial analyses as we deemed appropriate such as comparable company analyses, comparable transactions and pro forma dilution. Any unique characteristics also were considered.

         This opinion was based partly on data supplied to Danielson Associates by Ramapo, but it relied on some public information all of which was believed to be reliable, but neither the completeness nor accuracy of such information could be guaranteed. In particular, the opinion assumed, based on the representation of Ramapo's management, that there were no significant asset quality problems beyond what was stated in recent reports to regulatory agencies and in the monthly report to the directors.

         In determining the "fair" sale value of Ramapo, the primary emphasis was on prices paid relative to earnings for New Jersey and Northeast banks that had similar financial, structural and market characteristics. These prices were then related to assets and equity capital, also referred to as "book."

         The "fair" market value of Valley's common stock to be exchanged for Ramapo stock was determined by a comparison with other similar bank holding companies and included no in person due diligence of Valley. This comparison showed Valley stock to be valued consistent with the comparable banks.

         In the original opinion, based on the analysis of Ramapo's recent performance and its future potential, comparisons with similar transactions and unique characteristics, it was determined that its "fair" sale value was between $90 and $100 million, or $10.34 to $11.52 per share. Thus, Valley's offer of $107.5 million in Valley common stock, or $12.33 per share, was a "fair" offer from a financial point of view for Ramapo and its shareholders.

         There has been no subsequent change in Valley's performance, but its stock price has declined by about 10%, which is consistent with most other regional banks at the time of the offer. The value of the offer, even with the decline in Valley's stock price is still "fair" from a financial point of view to Ramapo and its shareholders.

                                           Respectfully submitted,



                                           Arnold G. Danielson
                                           Chairman
                                           Danielson Associates Inc.

                                     PART II
                   INFORMATION NOT REQUIRED IN THE PROSPECTUS


Item 20.  Indemnification of Directors and Officers.

                  Indemnification. Article VI of the certificate of incorporation of Valley National Bancorp provides that the corporation shall indemnify its present and former officers, directors, employees, and agents and persons serving at its request against expenses, including attorney's fees, judgments, fines or amounts paid in settlement, incurred in connection with any pending or threatened civil or criminal proceeding to the full extent permitted by the New Jersey Business Corporation Act. The Article also provides that such indemnification shall not exclude any other rights to indemnification to which a person may otherwise be entitled, and authorizes the corporation to purchase insurance on behalf of any of the persons enumerated against any liability whether or not the corporation would have the power to indemnify him under the provisions of Article VI.

                  The New Jersey Business Corporation Act empowers a corporation to indemnify a corporate agent against his expenses and liabilities incurred in connection with any proceeding (other than a derivative lawsuit) involving the corporate agent by reason of his being or having been a corporate agent if (a) the agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and (b) with respect to any criminal proceeding, the corporate agent had no reasonable cause to believe his conduct was unlawful. For purposes of the Act, the term "corporate agent" includes any present or former director, officer, employee or agent of the corporation, and a person serving as a "corporate agent" at the request of the corporation for any other enterprise.

                  With respect to any derivative action, the corporation is empowered to indemnify a corporate agent against his expenses (but not his liabilities) incurred in connection with any proceeding involving the corporate agent by reason of his being or having been a corporate agent if the agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. However, only the court in which the proceeding was brought can empower a corporation to indemnify a corporate agent against expenses with respect to any claim, issue or matter as to which the agent was adjudged liable for negligence or misconduct.

                  The corporation may indemnify a corporate agent in a specific case if a determination is made by any of the following that the applicable standard of conduct was met: (i) the Board of Directors, or a committee thereof, acting by a majority vote of a quorum consisting of disinterested directors;
(ii) by independent legal counsel, if there is not a quorum of disinterested directors or if the disinterested quorum empowers counsel to make the determination; or (iii) by the shareholders.

                  A corporate agent is entitled to mandatory indemnification to the extent that the agent is successful on the merits or otherwise in any proceeding, or in defense of any claim, issue or matter in the proceeding. If a corporation fails or refuses to indemnify a corporate agent, whether the indemnification is permissive or mandatory, the agent may apply to a court to grant him the requested indemnification. In advance of the final disposition of a proceeding, the corporation may pay an agent's expenses if the agent agrees to repay the expenses unless it is ultimately determined he is entitled to indemnification.

                  Exculpation. Article VIII of the certificate of incorporation of Valley National Bancorp provides:

                           A director or officer of the Corporation shall not be
                  personally liable to the Corporation or its shareholders for damages for breach of any duty owed to the Corporation or its shareholders, except that this provision shall not relieve a director or officer from liability for any breach of duty based upon an act or omission (i) in breach of such person's duty of loyalty to the Corporation or its shareholders, (ii) not in good faith or involving a knowing violation of law, or
                  (iii) resulting in receipt by such person of an improper personal benefit. If the New Jersey Business Corporation Act is amended after approval by the shareholders of this provision to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director and/or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the New Jersey Business Corporation Act as so amended.

                  Any repeal or modification of the foregoing paragraph by the shareholders of the Corporation or otherwise shall not adversely affect any right or protection of a director or officer of the Corporation existing at the time of such repeal or modification.

The New Jersey Business Corporation Act, as it affects exculpation, has not been changed since the adoption of this provision by Valley National Bancorp in 1987.

Item 21.

A.  Exhibits

Exhibit No.                Description

2(a)* Agreement and Plan of Merger dated as of December 17, 1998 (the "Merger Agreement"), among Valley National Bancorp ("Valley"), Valley National Bank ("VNB"), Ramapo Financial Corporation ("Ramapo"), and Ramapo's subsidiary, The Ramapo Bank ("TRB") attached as Appendix A to the Proxy Statement-Prospectus.

2(b)* Stock Option Agreement, dated as of December 17, 1998, by and between Valley and Ramapo, included as Appendix B to the Proxy Statement-Prospectus.

5 Opinion of Pitney, Hardin, Kipp & Szuch as to the legality of the securities to be registered.

8 Opinion of Pitney, Hardin, Kipp & Szuch as to the tax consequences of the Merger.

23(a)             Consent of KPMG LLP with respect to Valley.

23(b)             Consent of Arthur Andersen LLP with respect to Ramapo.

23(c) Consent of Pitney, Hardin, Kipp & Szuch (included in Exhibits 5 and 8 hereto).

23(d)             Consent of Danielson Associates, Inc. ("Danielson").

99(a) Form of Proxy Card to be utilized by the Board of Directors of Ramapo.

----------------------
*    Included elsewhere in this registration statement.


B.  Financial Schedules

         All financial statement schedules have been omitted because they are not applicable or the required information is included in the financial statements or notes thereto or incorporated by reference therein.


C.   Report, Opinion or Appraisals

         Form of Fairness Opinion of Danielson is included as Appendix C to the Proxy Statement-Prospectus.

Item 22.  Undertakings

1. The undersigned registrant hereby undertakes:

         (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         (b) That for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

4. The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph 2 immediately preceding, or (ii) that purports to meet the requirements of Section 10(a) (3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

5. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

6. The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

7. Subject to appropriate interpretation, the undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it becomes effective.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Wayne, State of New Jersey, on the 16th day of March, 1999.


                                            VALLEY NATIONAL BANCORP



                                         By: GERALD H. LIPKIN
                                             -----------------------------------
                                             Gerald H. Lipkin,
                                             Chairman, President and
                                             Chief Executive Officer

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


                   Signature                                            Title                                Date

GERALD H. LIPKIN                                      Chairman, President and Chief Executive           March 16, 1999
------------------------------------------------------  Officer and Director
Gerald H. Lipkin

PETER SOUTHWAY                                            Vice Chairman (Principal Financial            March 16, 1999
------------------------------------------------------           Officer and Director
Peter Southway

ALAN D. ESKOW                                               Corporate Secretary, Senior Vice            March 16, 1999
------------------------------------------------------         President and Controller
Alan D. Eskow                                               (Principal Accounting Officer)

ANDREW B. ABRAMSON
------------------------------------------------------                 Director                         March 16, 1999
Andrew B. Abramson

PAMELA BRONANDER                                                       Director                         March 16, 1999
-----------------------------------------------------
Pamela Bronander

JOSEPH COCCIA, JR.                                                     Director                         March 16, 1999
-----------------------------------------------------
Joseph Coccia, Jr.
HAROLD P. COOK, III                                                    Director                         March 16, 1999
-----------------------------------------------------
Harold P. Cook, III

AUSTIN C. DRUKKER                                                      Director                         March 16, 1999
-----------------------------------------------------
Austin C. Drukker

WILLARD L. HEDDEN                                                      Director                         March 16, 1999
-----------------------------------------------------
Willard L. Hedden

GRAHAM O. JONES
-----------------------------------------------------                  Director                         March 16, 1999
Graham O. Jones

WALTER H. JONES, III                                                   Director                         March 16, 1999
-----------------------------------------------------
Walter H. Jones, III

GERALD KORDE                                                          Director                          March 16, 1999
-----------------------------------------------------
Gerald Korde

JOLEEN J. MARTIN                                                       Director                         March 16, 1999
-----------------------------------------------------
Joleen J. Martin

ROBERT E. McENTEE                                                      Director                         March 16, 1999
-----------------------------------------------------
Robert E. McEntee

SAM P. PINYUH                                                          Director                         March 16, 1999
-----------------------------------------------------
Sam P. Pinyuh

ROBERT RACHESKY                                                        Director                         March 16, 1999
-----------------------------------------------------
Robert Rachesky

BARNETT RUKIN                                                          Director                         March 16, 1999
-----------------------------------------------------
Barnett Rukin

                                                                       Director                         _____ __, 1999
-----------------------------------------------------
Richard F. Tice

LEONARD J. VORCHEIMER                                                  Director                         March 16, 1999
-----------------------------------------------------
Leonard J. Vorcheimer

JOSEPH L. VOZZA                                                        Director                         March 16, 1999
-----------------------------------------------------
Joseph L. Vozza


                                                  INDEX TO EXHIBITS
A.  Exhibits

Exhibit No.                Description

2(a)* Agreement and Plan of Merger dated as of December 17, 1998 (the "Merger Agreement"), among Valley National Bancorp ("Valley"), Valley National Bank ("VNB"), Ramapo Financial Corporation ("Ramapo"), and Ramapo's subsidiary, The Ramapo Bank ("TRB") attached as Appendix A to the Proxy Statement-Prospectus.

2(b)* Stock Option Agreement, dated as of December 17, 1998, by and between Valley and Ramapo, included as Appendix B to the Proxy Statement-Prospectus.

5 Opinion of Pitney, Hardin, Kipp & Szuch as to the legality of the securities to be registered.

8 Opinion of Pitney, Hardin, Kipp & Szuch as to the tax consequences of the Merger.

23(a)             Consent of KPMG LLP with respect to Valley.

23(b)             Consent of Arthur Andersen LLP with respect to Ramapo.

23(c) Consent of Pitney, Hardin, Kipp & Szuch (included in Exhibits 5 and 8 hereto).

23(d)             Consent of Danielson Associates, Inc. ("Danielson").

99(a) Form of Proxy Card to be utilized by the Board of Directors of Ramapo.

----------------------

*   Included elsewhere in this registration statement.